                                                                    EXHIBIT 10.1

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                                CREDIT AGREEMENT

                                      among

                      ANCHOR GLASS ACQUISITION CORPORATION


                         VARIOUS FINANCIAL INSTITUTIONS,

                             BANKERS TRUST COMPANY,
                                as Issuing Bank,

                           BT COMMERCIAL CORPORATION,
                        as Agent and Co-Syndication Agent

                                       and

                         PNC BANK, NATIONAL ASSOCIATION,
                    as Co-Syndication Agent and Issuing Bank


                          Dated as of February 5, 1997


                                  $110,000,000


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                                TABLE OF CONTENTS


                                                                                 Page
                                                                                 ----
ARTICLE 1.      Definitions.......................................................  1
        1.1     General Definitions...............................................  1
        1.2     Accounting Terms and Determinations............................... 33
        1.3     Other Defined Terms............................................... 33

ARTICLE 2.      Revolving Loans................................................... 34
        2.1     Commitments....................................................... 34
        2.2     Determination of Borrowing Base................................... 34
        2.3     Borrowing Mechanics............................................... 35
        2.4     Settlements Among the Payments Administrator and the Lenders...... 37
        2.5     Mandatory and Voluntary Payments: Mandatory and Voluntary
                   Reduction of Commitments....................................... 40
        2.6     Payments and Computations......................................... 44
        2.7     Maintenance of Account............................................ 45
        2.8     Statement of Account.............................................. 45
        2.9     Taxes............................................................. 46
        2.10    Sharing of Payments............................................... 48

ARTICLE 3.      Letters of Credit................................................. 48
        3.1     Issuance of Letters of Credit..................................... 48
        3.2     Terms of Letters of Credit........................................ 49
        3.3     Lenders' Participation............................................ 49
        3.4     Notice of Issuance................................................ 50
        3.5     Payment of Amount Drawn Under Letters of Credit................... 50
        3.6     Payment by Lenders................................................ 51
        3.7     Nature of Issuing Bank's Duties................................... 51
        3.8     Obligations Absolute.............................................. 52

ARTICLE 4.      Interest, Fees and Expenses....................................... 53
        4.1     Interest on Eurodollar Rate Loans................................. 53
        4.2     Interest on Base Rate Loans....................................... 53
        4.3     Notice of Continuation and Notice of Conversion................... 53
        4.4     Interest After Default............................................ 55
        4.5     Reimbursement of Expenses......................................... 55



                                       (i)

                                                                                 Page
                                                                                 ----
        4.6     Unused Line Fee................................................... 56
        4.7     Letter of Credit Fees............................................. 56
        4.8     Other Fees and Expenses........................................... 57
        4.9     Authorization to Charge Account................................... 57
        4.10    Indemnification in Certain Events................................. 57
        4.11    Calculations...................................................... 58
        4.12    Change of Applicable Lending Office............................... 58

ARTICLE 5.      Conditions Precedent.............................................. 59
        5.1     Conditions to Initial Loans and Letters of Credit................. 59
                (a)Execution of Agreement; Notes.................................. 59
                (b)Officer's Certificate.......................................... 59
                (c)Opinions of Counsel............................................ 59
                (d)Security Agreement............................................. 60
                (e)Collateral Access Agreements................................... 60
                (f)Collection Bank Agreements; Concentration Account
                      Agreement................................................... 60
                (g)Intercreditor Agreement........................................ 61
                (h)Borrowing Base Certificate..................................... 61
                (i)Equity Issuances............................................... 61
                (j)Issuance of Bridge Senior Notes................................ 61
                (k)Acquisition Agreement; Indemnity Agreement; Plant
                      Sales; etc.................................................. 62
                (l)Existing Credit Agreement, etc................................. 63
                (m)   Approvals................................................... 63
                (n)Material Adverse Change, etc................................... 64
                (o)Litigation..................................................... 64
                (p)Corporate Proceedings.......................................... 64
                (q)Plans; Collective Bargaining Agreements; Existing
                      Indebtedness Agreements; Shareholders' Agreements;
                      Management Agreements; Employment Agreements;
                      Tax Sharing Agreements; Affiliate Transaction
                      Agreement................................................... 64
                (r)Solvency Opinion............................................... 66
                (s)Projections; Plant Closures, etc............................... 66
                (t)Insurance Policies............................................. 66
                (u)Consent Letter................................................. 66
                (v)Payment of Fees................................................ 66
                (w)   Collateral Examination...................................... 67
                (x)Environmental Reports.......................................... 67
                (y)Management..................................................... 67


                                      (ii)


                                                                                 Page
                                                                                 ----
                (z)U.S. Holdco Guaranty........................................... 67
                (aa)  O-I Assurance Agreement..................................... 67
                (bb)  Capital Call Agreement...................................... 67
                (cc)  Assignment and Assumption Agreement......................... 67
                (dd)  Pledge Agreement............................................ 68
                (ee)  Closing Expenses............................................ 68

ARTICLE 6.      Representations and Warranties.................................... 69
        6.1     Corporate Status.................................................. 69
        6.2     Corporate Power and Authority..................................... 69
        6.3     No Violation...................................................... 70
        6.4     Litigation........................................................ 70
        6.5     Use of Proceeds................................................... 70
        6.6     Governmental Approvals............................................ 70
        6.7     Investment Company Act............................................ 71
        6.8     Public Utility Holding Company Act................................ 71
        6.9     True and Complete Disclosure...................................... 71
        6.10    Financial Condition; Financial Statements......................... 71
        6.11    Locations of Offices, Records and Inventory....................... 72
        6.12    Fictitious Business Names......................................... 73
        6.13    Security Interests................................................ 73
        6.14    Tax Returns and Payments.......................................... 73
        6.15    Compliance with ERISA............................................. 74
        6.16    Subsidiaries...................................................... 75
        6.17    Patents, etc...................................................... 75
        6.18    Compliance with Statutes, etc..................................... 75
        6.19    Properties........................................................ 77
        6.20    Labor Relations; Collective Bargaining Agreements................. 77
        6.21    Restrictions on Subsidiaries...................................... 77
        6.22    Status of Accounts................................................ 78
        6.23    Material Contracts................................................ 78
        6.24    Existing Indebtedness and Operating Leases........................ 78
        6.25    Tax Sharing Agreements............................................ 78

ARTICLE 7.      Affirmative Covenants............................................. 78
        7.1     Financial Information............................................. 78
        7.2     Inventory Reconciliation.......................................... 82
        7.3     Corporate Franchises.............................................. 82
        7.4     Compliance with Statutes, etc..................................... 82
        7.5     ERISA............................................................. 83
        7.6     Good Repair....................................................... 85



                                      (iii)

                                                                                 Page
                                                                                 ----
        7.7     Books and Records................................................. 85
        7.8     Collateral Records................................................ 86
        7.9     Security Interests................................................ 86
        7.10    Insurance; Casualty Loss.......................................... 86
        7.11    Taxes............................................................. 87
        7.12    End of Fiscal Years; Fiscal Quarters.............................. 88
        7.13    Further Assurances................................................ 88
        7.14    Maintenance of Corporate Separateness............................. 88
        7.15    Interest Rate Agreement........................................... 88
        7.16    Releases and Terminations......................................... 88
        7.17    Perfection of Intellectual Property Security Interests............ 89
        7.18    Payment of Certain Plan Obligations............................... 89
        7.19    Name Change....................................................... 89

ARTICLE 8.      Negative Covenants................................................ 89
        8.1     Consolidation, Merger, Sale or Purchase of Assets, etc............ 89
        8.2     Liens............................................................. 90
        8.3     Indebtedness...................................................... 92
        8.4     Capital Expenditures.............................................. 93
        8.5     Investments....................................................... 95
        8.6     Dividends, etc.................................................... 96
        8.7     Transactions with Affiliates...................................... 98
        8.8     Changes in Business...............................................100
        8.9     Consolidated Net Worth............................................100
        8.10    Working Capital Ratio.............................................101
        8.11    Interest Coverage Ratio...........................................101
        8.12    Pay-in-Kind Interest..............................................102
        8.13    Creation of Subsidiaries..........................................102
        8.14    Additional Negative Pledges.......................................102
        8.15    Limitation on Voluntary Payments and Modifications of
                   Indebtedness; Modifications of Governing Documents,
                   Preferred Stock and Certain Other Agreements; etc..............103
        8.16    Issuance of Stock.................................................104
        8.17    Limitation on Restrictions Affecting Subsidiaries.................104
        8.18    No Additional Bank Accounts.......................................104
        8.19    No Excess Cash....................................................105
        8.20    Operating Leases..................................................105
        8.21    Plant Closing Expenses............................................105
        8.22    Minimum Availability..............................................106
        8.23    Headquarters Lease................................................106
        8.24    Account Terms.....................................................107



                                      (iv)

                                                                                 Page
                                                                                 ----
ARTICLE 9.      Events of Default and Remedies....................................107
        9.1     Events of Default.................................................107
        (a)     Payments..........................................................107
        (b)     Representations, etc..............................................107
        (c)     Covenants.........................................................108
        (d)     Default Under Other Agreements....................................108
        (e)     Bankruptcy, etc...................................................108
        (f)     ERISA.............................................................109
        (g)     Collateral Documents..............................................110
        (h)     Judgments.........................................................110
        (i)     Change of Control.................................................110
        (j)     U.S. Holdco Guaranty..............................................110
        (k)     Technical Assistance and License Agreement........................110
        (l)     Canadian Holdco...................................................111
        (m)     Affiliate Transactions Agreement..................................111
        (n)     Capital Call Agreement............................................111

ARTICLE 10.     The Agent.........................................................112
        10.1    Appointment.......................................................112
        10.2    Nature of Duties of Agent.........................................112
        10.3    Lack of Reliance on Agent.........................................112
        10.4    Certain Rights of the Agent.......................................113
        10.5    Reliance by Agent.................................................113
        10.6    Indemnification of Agent..........................................114
        10.7    The Agent in its Individual Capacity..............................114
        10.8    Holders of Notes..................................................114
        10.9    Successor Agent...................................................114
        10.10   Collateral Matters................................................115
        10.11   Actions with Respect to Defaults..................................116
        10.12   Delivery of Information...........................................117
        10.13   Co-Syndication Agents.............................................117

ARTICLE 11.     Miscellaneous.....................................................117
        11.1    Submission to Jurisdiction; Waivers...............................117
        11.2    Waiver of Jury Trial..............................................118
        11.3    Governing Law.....................................................118
        11.4    Delays: Partial Exercise of Remedies..............................118
        11.5    Notices...........................................................119
        11.6    Benefit of Agreement..............................................119
        11.7    Confidentiality...................................................122
        11.8    Indemnification...................................................123



                                       (v)

                                                                                 Page
        11.9    Entire Agreement; Successors and Assigns..........................124
        11.10   Amendment or Waiver...............................................124
        11.11   Nonliability of Agent and Lenders.................................124
        11.12   Independent Nature of Lenders' Rights.............................125
        11.13   Counterparts......................................................125
        11.14   Effectiveness.....................................................125
        11.15   Headings Descriptive..............................................125
        11.16   Maximum Rate......................................................125
        11.17   Right of Setoff...................................................126



SCHEDULE I          Lenders
SCHEDULE II         Chief Executive Offices, Records Locations and Inventory
                    Locations
SCHEDULE III        Fictitious Business Names
SCHEDULE IV         ERISA Matters
SCHEDULE V          Environmental Matters
SCHEDULE VI         Real Properties
SCHEDULE VII        Collective Bargaining Agreements
SCHEDULE VIII       Material Contracts
SCHEDULE IX         Existing Indebtedness
SCHEDULE X          Insurance
SCHEDULE XI         Existing Liens
SCHEDULE XII        Existing Investments
SCHEDULE XIII       Bank Accounts
SCHEDULE XIV        Large Accounts
SCHEDULE XV         Extended Term Accounts
SCHEDULE XVI        Designated Properties



EXHIBIT A      Form of Revolving Note
EXHIBIT B-1    Form of Notice of Borrowing
EXHIBIT B-2    Form of Letter of Credit Request
EXHIBIT B-3    Form of Notice of Continuation
EXHIBIT B-4    Form of Notice of Conversion
EXHIBIT C-1    Form of Collection Bank Agreement
EXHIBIT C-2    Form of Concentration Account Agreement
EXHIBIT D      Form of Section 2.9(b)(ii) Certificate
EXHIBIT E-1    Form of Opinion of Eckert Seamans Cherin & Mellott and Jones Day
                   Reavis & Pogue, special counsels to the Borrower
EXHIBIT E-2    Form of Opinion of Fraser & Beatty, Special Counsel to Consumers
EXHIBIT E-3    Form of Opinion of White & Case



                                      (vi)


EXHIBIT F      Form of Security Agreement
EXHIBIT G      Form of Collateral Access Agreement
EXHIBIT H      Form of Intercreditor Agreement
EXHIBIT I      Form of Officer's Certificate
EXHIBIT J      Form of Consent Letter
EXHIBIT K      Form of Compliance Certificate
EXHIBIT L      Form of Borrowing Base Certificate
EXHIBIT M1     Form of Assignment and Assumption Agreement
EXHIBIT M2     Form of Notice of Assignment
EXHIBIT N      Form of Confidentiality Agreement
EXHIBIT O      Form of U.S. Holdco Guaranty
EXHIBIT P      Form of O-I Assurance Agreement
EXHIBIT Q      Form of Capital Call Agreement
EXHIBIT R      Form of Pledge Agreement



                                      (vii)

               THIS CREDIT AGREEMENT is entered into as of February 5, 1997, among Anchor Glass Acquisition Corporation, a Delaware corporation (the "Borrower"), each of those financial institutions listed from time to time on
Schedule I hereto (each, a "Lender" and, collectively, the "Lenders"), BANKERS TRUST COMPANY, as an Issuing Bank, BT COMMERCIAL CORPORATION, acting as Co-Syndication Agent and Agent in the manner and to the extent described in
Article 10 hereof and PNC BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent and as an Issuing Bank. Capitalized terms used and not otherwise defined herein have the respective meanings set forth in Section 1.1 hereof.


                              W I T N E S S E T H :


               WHEREAS, the Borrower wishes to obtain a credit facility (i) to make payments in connection with the Transaction, (ii) for the working capital needs and general corporate purposes of the Borrower and (iii) for the ongoing letter of credit requirements of the Borrower; and

               WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facility provided for herein;


               NOW, THEREFORE, the parties hereto hereby agree as follows:


                                   ARTICLE 1.

                                   Definitions

               1.1 General Definitions. As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

               Accounts shall mean, with respect to any Person, all present and future accounts, contract rights and other rights to payment for goods sold or leased (whether or not delivered) or for services rendered which are not evidenced by an instrument or chattel paper, whether or not they have been earned by performance, and any letter of credit, guarantee, security interest or other security issued or granted to secure payment by an account debtor.

               Acquired Business shall mean the assets and liabilities of Old Anchor Glass acquired by the Borrower pursuant to the Acquisition.

               Acquisition shall mean the acquisition of certain assets and liabilities of Old Anchor Glass by the Borrower pursuant to, and in accordance with the terms of, the Acquisition Documents.

               Acquisition Agreement shall mean the Asset Purchase Agreement, dated as of December 18, 1996, among the Borrower, O-I and Old Anchor Glass, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

               Acquisition Documents shall mean the Acquisition Agreement, the Indemnity Agreement and all other agreements and documents relating to the Acquisition as same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

               Adjusted Certificate of Deposit Rate shall mean on any day, the sum (rounded to the nearest 1/100 of 1%) of (1) the rate obtained by dividing
(x) the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System publication entitled "Select Interest Rates," published weekly on Form H.15 as of the date hereof, or if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by BTCo on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing, by (y) a percentage equal to 100% minus the stated maximum rate of all reserve requirements as specified in Regulation D applicable on such day to a three-month certificate of deposit in excess of $100,000 issued by a member bank of the Federal Reserve System with deposits in excess of five billion dollars (including, without limitation, any marginal, emergency, supplemental, special or other reserves), plus (2) the then daily net annual assessment rate as estimated by BTCo for determining the current annual assessment payable by BTCo to the Federal Deposit Insurance Corporation for insuring three month certificates of deposit.

               Adjusted Eurodollar Rate shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate obtained by dividing (i) the Eurodollar Rate for such Interest Period by (ii) a percentage equal to 100% minus the stated maximum rate (stated as a decimal) of all reserves, if any, required by the Board of Governors of the Federal Reserve System to be maintained by a member bank of the Federal Reserve System in New York City with deposits in excess of five billion dollars against "Eurocurrency liabilities" as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

               Affiliate shall mean, with respect to any Person, any entity which directly or indirectly controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person or any Person who is a director or officer of such Person or any Subsidiary of such Person. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or
(ii) direct or cause the direction of management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise and either alone or in conjunction with others or any group. Neither (x) any Lender nor any person controlling any Lender or under common control with such Lender (including BTCo) and (y) any Lender under the Senior Credit Agreement, nor any of their respective Subsidiaries shall be treated as an Affiliate of the Borrower or its Subsidiaries.

               Affiliate Transaction Agreement shall mean the Affiliate Transaction Agreement dated as of the Closing Date, between Consumers, G&G Investments, Inc., Glenshaw Glass Company, Hillsboro Glass Company, Canadian Holdco, U.S. Holdco, I.M.T.E.C. Enterprises Inc., an Oklahoma corporation, the Borrower and the Agent.

               Agent shall mean BTCC in its capacity as Agent for the Lenders hereunder, and shall include any successor thereof as Agent, appointed as such pursuant to Section 10.9.

               Agent Advance shall mean a Revolving Loan made by the Payments Administrator to the Borrower pursuant to Section 2.3(c).

               Agent Advance Period shall have the meaning given to such term in
Section 2.3(c).

               Applicable Lending Office shall mean, with respect to each Lender, such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Loan and such Lender's Domestic Lending Office in the case of a Base Rate Loan.

               Applicable Margin shall mean the applicable percentage set forth below based upon (x) (i) during the period from the Closing Date until the Test Period ended December 31, 1997, Level III, (ii) at any time when any Default or Event of Default is in existence, Level IV and (iii) at any time other than those periods referred to in clauses (i) and (ii) above, the Level for such Quarterly Period and (y) the Outstandings hereunder as a percentage of the Available Borrowing Amount for such Quarterly
Period:

                                                          Outstandings Equal or Exceed
                      Outstandings Do Not Exceed 50%      50% of Available Borrowing
                      of Available Borrowing Amount       Amount
                      -----------------------------       ----------------------------

                      Eurodollar    Base Rate             Eurodollar    Base Rate
        Level         Rate Loan        Loan               Rate Loan        Loan
        -----         ---------        ----               ---------        ----
        Level I         1.50%           .00%               1.75%            0.25%
        Level II        1.75%           .25%               2.00%            0.50%
        Level III       2.00%           .50%               2.25%            0.75%
        Level IV        2.25%           .75%               2.50%            1.00%


The Leverage Ratio and Outstandings shall be determined based on the Financial Statements delivered pursuant to Sections 7.1(a) and (b) for the fiscal quarter ended immediately prior to the relevant Start Date. The Applicable Margin so determined shall apply from the Start Date to the End Date. If no Financial Statements shall have been delivered to the Agent on or prior to the relevant End Date, the Applicable Level shall be Level IV until such Financial Statements are delivered.

               Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by an assigning Lender and an assignee Lender, and accepted by the Agent, in accordance with Section 11.6, substantially in the form of Exhibit M-1.

               Auditors shall mean a nationally-recognized firm of independent public accountants selected by the Borrower and reasonably satisfactory to the Agent. For purposes of this Credit Agreement, the Borrower's current firm of independent public accountants, Deloitte & Touche, L.L.P., or Arthur Andersen, L.L.P., shall be deemed to be satisfactory to the Agent.

               Available Borrowing Amount shall mean, at any time, the lesser of
(x) the Total Commitment then in effect and (y) the Borrowing Base then in effect.

               Average Borrowing Base shall mean, at any time, the average of either (x) all Borrowing Base Certificates delivered for the immediately preceding 12 months, or (y) if prior to the 12 month anniversary of the Closing Date, all Borrowing Base Certificates previously delivered.

               Bankruptcy Code shall have the meaning given such term in Section 9.1(e).

               Bankruptcy Court shall mean the United States Bankruptcy Court of the District of Delaware.

               Base Rate shall mean, at any time, the highest of (i) the Prime Lending Rate, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate then in effect and (iii) 1/2 of 1% in excess of the Adjusted Certificate of Deposit Rate then in effect. If for any reason BTCo shall have determined (which determination shall be final absent manifest error) that it is unable to ascertain the Adjusted Certificate of Deposit Rate, the Base Rate shall be determined without regard to clause (iii), until the circumstance giving rise to such inability shall no longer exist.

               Base Rate Loan shall mean each Revolving Loan bearing interest as provided in Section 4.2.

               Board of Directors shall mean the Board of Directors of the Borrower.

               Borrower shall have the meaning provided in the preamble to this Credit Agreement.

               Borrower Warrants shall mean each of (i) the Common Stock Purchase Warrant dated as of February 5, 1997 issued to BTCo representing the right to purchase shares of common stock of the Borrower and (ii) the Common Stock Purchase Warrant to be issued in connection with the purchase of the Permanent Senior Notes as described in the Bridge Senior Note Documents representing the right to purchase shares of common stock of the Borrower, equal in the aggregate of up to no more than 10% of the fully diluted common equity of the Borrower, in each case, subject to the provisions of Section 2.01(b) of the Warrant Agreement.

               Borrowing shall mean an incurrence of Revolving Loans of the same Type from all the Lenders on the same day (or resulting from Conversion or Continuance on the same date), having, in the case of Eurodollar Rate Loans, the same Interest Period.

               Borrowing Base shall have the meaning given to such term in
Section 2.2.

               Borrowing Base Certificate shall have the meaning given to such term in Section 7.1(e).

               Borrowing Base Deficiency shall mean, at any time, the amount, if any, by which the Outstandings at such time exceeds the Borrowing Base at such time.

               Bridge Loan Conversion Date shall mean the date on which Bridge Senior Notes convert from "Bridge Notes" to "Term Notes" (as defined in the Senior Credit Agreement) in accordance with the terms of the Senior Credit Agreement.

               Bridge Senior Note Documents shall mean and include each of the documents and other agreements entered into relating to the issuance by the Borrower of the Bridge Senior Notes, as in effect on the Closing Date.

               Bridge Senior Notes shall mean the Borrower's Senior Notes, issued pursuant to the Senior Credit Agreement, dated as of the Closing Date, between the Borrower and BTCo, as Agent and the lenders described therein. As used herein, the term "Bridge Senior Notes" shall include any "Term Notes" issued pursuant to the Senior Credit Agreement in exchange for theretofore outstanding Bridge Senior Notes, as contemplated by the Senior Credit Agreement.

               BT Account shall have the meaning given to such term in Section 2.6.

               BTCo shall mean Bankers Trust Company.

               BT Delaware shall have the meaning provided in Section 2.3(b).

               BTCC shall mean BT Commercial Corporation, in its individual capacity.

               Business Day shall mean any day other than a Saturday, Sunday or legal holiday on which commercial banks in New York, New York are authorized to close. When used in connection with Eurodollar Rate Loans, this definition will also exclude any day on which commercial banks are not open for dealing in U.S. Dollar deposits in the New York interbank Eurodollar market.

               Canadian Holdco shall mean 3282392 Canada Inc., a corporation organized under the federal laws of Canada.

               Capital Call Agreement shall have the meaning provided in Section 5.1(cc).

               Capital Expenditures shall mean, as applied to any Person for any period, the aggregate of all expenditures of (whether paid in cash or accrued as liabilities (including Capitalized Lease Obligations)) such Person and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of such Person; provided, that Capital Expenditures shall in any event include the purchase price paid in connection with the acquisition of any Person (including through the purchase of all of the capital stock or other ownership interests of such Person or through merger or consolidation) to the extent allocable to property, plant and equipment.

               Capital Lease, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person or any of its Subsidiaries as lessee which, in conformity with GAAP, is accounted for as a capital lease on the consolidated balance sheet of that Person.

               Capitalized Lease Obligations shall mean the obligations under Capital Leases of the Borrower and its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

               Cash Equivalents means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing not more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P's or Moody's; and (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; (v) shares of any money market mutual fund that (a) has its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's; and (vi) repurchase agreements with respect to, and which are fully secured by a perfected security interest in, obligations of a type described in clause (i) or clause (ii) above and are with any commercial bank described in clause (iv) above.

               Casualty Loss shall have the meaning given to such term in
Section 7.10.

               CERCLA shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.

               Certificates of Designation shall mean the Series A Certificate of Designation and the Series B Certificate of Designation.

               Change of Control shall mean (a) the Permitted Holders either directly or through one or more of their Wholly-Owned Subsidiaries, shall cease to own a majority on a fully diluted basis of the economic and voting interest represented by all of the classes of capital stock of Consumers, (b) Consumers, either directly or through one or more of its Wholly-Owned Subsidiaries, shall cease to own directly a majority on a fully diluted basis of the economic and voting interest in the Borrower's capital stock, (c) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Effective Date), other than the Permitted Holders and Consumers and its Wholly-Owned Subsidiaries, shall have obtained the power (whether or not exercised) to elect a majority of the Borrower's directors, (d) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors, or (e) any "Change of Control" as such term is defined in any Existing Indebtedness Agreement, any Senior Note Document, the Preferred Stock (or the Certificates of Designation therefore) or any successor or similar provision, shall occur. For the foregoing purposes, any Subsidiary of a Permitted Holder shall be deemed to be a Wholly-Owned Subsidiary of such Permitted Holder to the extent 100% of the capital stock of such Subsidiary is owned by one or more Permitted Holders.

               Closing Date shall mean the date on which the Initial Credit Event occurs.

               Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

               Collateral shall mean all of the Collateral as defined in the Collateral Documents.

               Collateral Access Agreements shall have the meaning given to such term in Section 5.1(e).

               Collateral Agent shall mean BTCC acting as collateral agent pursuant to the Collateral Documents.

               Collateral Documents shall mean all contracts, instruments and other documents now or hereafter executed and delivered in connection with this Credit Agreement, pursuant to which liens and security interests are granted to the Collateral Agent in the Collateral for the benefit of the Lenders, including, without limitation, the Security Agreement, the Pledge Agreement, the Concentration Account Agreement and the Collection Bank Agreements.

               Collection Account shall mean the account established at a Collection Bank pursuant to the Collection Bank Agreement, into which funds on deposit in the relevant Sub-Collection Account shall be transferred pursuant to
Section 2.6.

               Collection Bank shall have the meaning given to such term in
Section 2.6.

               Collection Bank Agreements shall have the meaning given to such term in Section 2.6(b)(ii).

               Collective Bargaining Agreements shall have the meaning given to such term in Section 5.1(q)(ii).

               Commitment of any Lender shall mean the amount set forth opposite such Lender's name on Schedule I, as such Schedule may be amended from time to time, under the heading "Commitment," as such amount may be reduced from time to time pursuant to the terms of this Credit Agreement.

               Commodity Hedge Agreement shall mean an agreement entered into for the purpose of hedging risk with respect to potential fluctuation in the price of a commodity including futures contracts, for the purchase, sale or exchange of commodities.

               Common Stock shall mean the Common Stock of the Borrower, par value $0.10.

               Common Stock Financing shall have the meaning given such term in
Section 5.1(i).

               Computation Date shall mean the last Business Day of each month and any other date specified in writing by an Issuing Bank with respect to a Letter of Credit, or any replacement or renewal thereof.

               Concentration Account shall have the meaning given to such term in Section 2.6(c).

               Concentration Account Agreement shall have the meaning given to such term in Section 2.6(c).

               Consolidated Debt shall mean, at any time, all Indebtedness of the Borrower and its Subsidiaries (i) for borrowed money (including, without limitation all Revolving Loans) and (ii) with respect to Capitalized Lease Obligations, in each case determined on a consolidated basis.

               Consolidated Net Income shall mean for any period the consolidated net income of the Borrower and its Subsidiaries for such period as determined in accordance with GAAP.

               Consolidated Net Worth shall mean, as at any date of determination, the excess of the assets of the Borrower and its Subsidiaries over the liabilities of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP; provided that for purposes of determining Consolidated Net Worth, the Series A Preferred Stock shall be considered equity.

               Consumers shall mean Consumers Packaging Inc., a corporation organized under the federal laws of Canada.

               Contingent Obligations shall mean as to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligations shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) guarantees made by a Person of the obligations of a Wholly-Owned Subsidiary of such Person which do not constitute Indebtedness of such Wholly-Owned Subsidiary and are incurred in the ordinary course of business of such Wholly-Owned Subsidiary or (z) obligations of the Borrower under the Headquarters Lease (as defined in the Acquisition Agreement) as in effect on the Closing Date. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

               Continuation and Continuance each shall refer to a continuation of Revolving Loans pursuant to Section 4.3, provided that neither term shall be deemed to constitute the making of a Revolving Loan for purposes of this Credit Agreement.

               Continuing Directors shall mean the directors of the Borrower on the Closing Date and each other director if such director's nomination for the election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

               Convert, Conversion and Converted each shall refer to a conversion of Revolving Loans of one Type into Revolving Loans of another Type pursuant to Section 4.3, provided that each such term shall not constitute the making of a Revolving Loan for purposes of this Credit Agreement.

               Credit Agreement shall mean this Credit Agreement, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time.

               Credit Documents shall mean, collectively, this Credit Agreement, the Revolving Notes, each of the Collateral Documents, the Intercreditor Agreement, the U.S. Holdco Guaranty, the Capital Call Agreement and all other documents, agreements, instruments and certificates now or hereafter executed and delivered in connection herewith or therewith, as the same may be modified, amended, extended, restated or supplemented from time to time.

               Credit Event shall mean the making of a Revolving Loan or the issuance of a Letter of Credit.

               Current Assets shall mean all assets designated as "current" on a consolidated balance sheet of the Borrower prepared in accordance with GAAP.

               Current Liabilities shall mean all liabilities designated as "current" on a consolidated balance sheet of the Borrower prepared in accordance with GAAP (which shall include all Outstandings).

               Default shall mean an event, condition or default which with the giving of notice, the passage of time or both would be an Event of Default.

               Defaulting Lender shall have the meaning given to such term in
Section 2.4(c).

               Designated Asset Sales shall mean a sale or disposition involving all or any portion of the Designated Properties.

               Designated Properties shall mean the plants of the Borrower set forth in Schedule XV.

               Disbursement Account shall have the meaning given to such term in
Section 2.3(b).

               Dividend shall have the meaning given to such term in Section
8.6.

               Dollars and the sign $ shall each mean freely transferable lawful money of the United States.

               Domestic Lending Office shall mean, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I, as such annex may be amended from time to time.

               EBITDA shall mean, in any fiscal period, the Consolidated Net Income (other than extraordinary items and (except as provided in clause (vi) below) non-recurring (as determined by the Agent in its reasonable discretion) items of the Borrower and its Subsidiaries for such period but including any Inventory adjustments), (i) plus the amount of all Interest Expense, income tax expense, depreciation and amortization, including amortization of any goodwill or other intangibles for such period, (ii) less gains and plus losses attributable to any fixed asset sales, (iii) plus or minus (as the case may be) any other non-cash items (other than any reserve established by the Borrower against Accounts and/or Inventory) which have been subtracted or added, as the case may be, in calculating Consolidated Net Income for such period (including, without limitation, foreign exchange translation adjustments and hedging transactions entered into pursuant to Commodities Hedging Agreements permitted by this Agreement), all determined in accordance with GAAP, (iv) plus or minus (as the case may be) any decrease or increase in the amount of deferred taxes as shown on the balance sheet as of the end of such period since the first day of the same period (but without duplication of any taxes included in clause (i) of this definition), (v) plus or minus (as the case may be) any LIFO expense or LIFO income, and (vi) plus all customary non-recurring fees and expenses incurred or paid by the Borrower and its Subsidiaries in connection with the Transaction, all to the extent added or deducted in calculating Consolidated Net Income.

               Eligible Accounts Receivable shall mean Accounts of the Borrower payable in Dollars and deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, the face amount of such Accounts shall be reduced by the amount of all returns, discounts, claims, credits, charges, chargebacks, rebates or other allowances and (but without duplication of any of the foregoing) by the aggregate amount of all reserves, limits and deductions provided for in this definition and elsewhere in this Credit Agreement. Unless otherwise approved in writing by the Agent, no Account shall be deemed to be an Eligible Account Receivable if:

               (a) it arises out of a sale made by the Borrower to an Affiliate; or

               (b) the Account provides for payment on or before the date which is 30 days after the date of the original invoice and is unpaid on the date which is 60 days after the date on which the original invoice provides that such payment is due; or

               (c) the Account provides for payment after the date which is 30 days after the date of the original invoice and is unpaid on the date which is the earlier of (i) 60 days after the date on which the original invoice provides that such payment is due and (ii) 120 days after the date of the original invoice; or

               (d) the Account (other than Accounts listed on Schedule XVI describing the account party and the payment terms, but including any such Account if such Account is unpaid 30 days after the invoice provides for such payment) provides for payment more than 91 days after the date of the original invoice; or

               (e) it is from the same account debtor (or any Subsidiary thereof) and fifty percent (50%) or more, in face amount, of all Accounts from such account debtor (or any Subsidiary thereof) are ineligible pursuant to (b) above; or

               (f) the Account, when aggregated with all other Accounts of such account debtor, exceeds five percent (5%), or in the case of the account debtors listed on Part A of Schedule XV, the percentage set forth opposite such account debtor's name on Part A of Schedule XV (provided, however, that in no event shall such percentage exceed 20% (or 25% in the case of the Accounts relating to Anheuser Busch Brewing Company, Stroh Brewing Company, Bacardi International Limited and its Affiliates and O-I)), in face value of all Accounts of the Borrower then outstanding, to the extent of such excess; provided, however, that Accounts supported or secured by an irrevocable letter of credit in form and substance satisfactory to the Agent, issued by a financial institution satisfactory to the Agent, and duly pledged to the Collateral Agent (together with sufficient documentation to permit direct draws by the Collateral Agent) shall be excluded for purposes of such calculation; or

               (g) (i) the account debtor is also a creditor of the Borrower (other than account debtors which have provided to the Agent a "no-offset" letter in form and substance satisfactory to the Agent), (ii) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to the Borrower, which has not been resolved or (iii) the Account otherwise is or may become subject to any right of setoff by the account debtor; provided, that any Account deemed ineligible pursuant to this clause (f) shall only be ineligible to the extent of the amount owed by the Borrower to the account debtor, the amount of such dispute or claim, or the amount of such setoff, as applicable; or

               (h) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the account debtor has filed a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound up, or shall authorize or commence any action or proceeding for dissolution, winding-up or liquidation, or if the account debtor has failed, suspended business, declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, unless the payment of Accounts from such account debtor is secured in a manner satisfactory to the Agent or, if the Account from such account debtor arises subsequent to a decree or order for relief with respect to such account debtor under the federal bankruptcy laws, as now or hereafter in effect, the Agent shall have determined that the timely payment and collection of such Account will not be impaired; or

               (i) the sale is to an account debtor outside of the United States or Canada (except for Accounts listed on Part B of Schedule XV), unless the account debtor thereon has supplied the Borrower with an irrevocable letter of credit in form and substance satisfactory to the Agent, issued by a financial institution satisfactory to the Agent and which has been duly pledged to the Collateral Agent (together with sufficient documentation to permit direct draws by the Collateral Agent); or

               (j) the sale to the account debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return (other than pursuant to ordinary course of business warranties); or

               (k) the Agent determines in its Permitted Discretion that such Account may not be paid by reason of the account debtor's financial inability to pay; or

               (l) the account debtor is the United States of America or any department, agency or instrumentality thereof, unless the Borrower duly assigns its rights to payment of such Account to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 et seq.); or

               (m) title to the goods giving rise to such Account has not been transferred to the account debtor or the services giving rise to such Account have not been performed by the Borrower and accepted by the account debtor or the Account otherwise does not represent a final sale; or

               (n) the Account does not comply with all applicable legal requirements, including, where applicable, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System, in each case as amended; or

               (o) the amount of such Account relates to charges for pallets; or

               (p) the Collateral Agent does not have a valid and perfected first priority security interest in or Lien on such Account or the Account does not otherwise conform to the representations and warranties contained in the Credit Agreement or the other Credit Documents, except that the value of any Account shall be reduced by the amount of any obligations secured by Permitted Liens which are prior to the Lien in favor of the Collateral Agent.

               Eligible Inventory shall mean Inventory of the Borrower held for sale in the ordinary course of business deemed by the Agent acting in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In any event, Eligible Inventory (i) shall exclude work in process and inventory which is "held ware", (ii) shall account for reserves for goods that are obsolete, slow moving (does not turn at least once per year), rejected or returned, (iii) shall include finished goods and (iv) shall exclude all goods warehoused in facilities holding less than $100,000 in goods. In determining the amount to be so included, the amount of such Inventory shall be valued on a FIFO basis at the lower of cost or market as adjusted from the Borrower's month end balance sheet, less any goods returned or rejected by the Borrower's customers and goods in transit (other than goods to which the Borrower has title), less any reserves otherwise required by the Agent pursuant to Section 2.2(b), and less any Inventory that the Agent determines to be ineligible pursuant to Section 2.2(b). Unless otherwise approved in writing by the Agent, no Inventory shall be deemed Eligible Inventory if:

               (a) the Inventory is not owned solely by the Borrower and with respect to which the Borrower does not have good, valid and marketable title, or is held by a third party for sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis; or

               (b) the Inventory is not stored on property that is either (i) owned or leased by the Borrower or (ii) owned or leased by a warehouseman that has contracted with the Borrower to store Inventory on such warehouseman's property provided that with respect to Inventory stored on property leased by the Borrower, the Borrower shall have delivered in favor of the Collateral Agent a Collateral Access Agreement executed by the lessor of such property, and, with respect to Inventory stored on property owned or leased by a warehouseman, the Borrower shall have delivered to the Collateral Agent a Collateral Access Agreement executed by such warehouseman; or

               (c) the Inventory is not subject to a perfected first priority Lien in favor of the Collateral Agent except, (i) with respect to Eligible Inventory stored at sites described in clause (b) above, for Liens for normal and customary warehouseman charges and (ii) the value of any Inventory shall be reduced by the amount of any obligations secured by Permitted Liens which are prior to the Lien in favor of the Collateral Agent; or

               (d) the Inventory is not located in the United States or at the Inventory location in Ontario Canada set forth on Schedule II; or

               (e) the Inventory is obsolete, has been held by the Borrower for 360 days or more and not reserved, or the Inventory does not otherwise conform to the representations and warranties contained in the Credit Agreement or the other Credit Documents; or

               (f) such Inventory is part of one product line (identified by mold number) as disclosed on the schedules attached to the Borrowing Base Certificate and the amount of such Inventory exceeds 20% of the FIFO stock Inventory at such time (in the amount of such excess); or

               (g) it consists of goods returned or rejected by the Borrower's customers or goods in transit to third parties (other than to warehouse sites covered by a Collateral Access Agreement); or

               (h) whether or not located on property owned or leased by the Borrower, it is not segregated or otherwise separately identifiable from goods of others, if any, stored on the same premises as such Inventory; or

               (i) the Inventory consists of stores, supplies packing, shipping or decorating materials (other than unlabeled cartons and dividers in an amount not to exceed $2,000,000); or

               (j)  the Inventory consists of castings or molds.

               Eligible Transferee shall mean and include a commercial bank, financial institution or other "accredited investor" (as defined in SEC Regulation D).

               Employment Agreements shall have the meaning provided in Section 5.1(q)(vi).

               End Date shall mean the date occurring 45 days (or in the case of the last fiscal quarter of the Borrower, 95 days) after the end of the fiscal quarter in which the previous Start Date occurred.

               Environmental Claims shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries solely in the ordinary course of such Person's business or as required in connection with a financing transaction and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

               Environmental Law shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, written guide, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300F et seq.; the Oil Pollution Act of 1990, 33 U.S.C Section 2701 et seq. and any applicable state and local or foreign counterparts or equivalents.

               Equity Financing shall have the meaning given such term in
Section 5.1(i).

               Equity Financing Documents shall mean all of the agreements and documents entered into in connection with or relating to the Equity Financing, including without limitation, the TD Loan Agreement.

               Equity Investors shall mean (i) Consumers and/or its Affiliates,
(ii) Smith Barney as escrow agent for certain creditors of Old Anchor Glass and
(iii) Anchor Glass Container Corporation Service Retirement Plan, Pension Plan for Hourly Employees, Latchford Glass Company and Associated Companies and Anchor Glass Container Corporation Retirement Plan for Salaried Employees.

               ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued there- under. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

               ERISA Affiliate shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a "single employer" (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

               Eurodollar Lending Office shall mean, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I, as such annex may be amended from time to time (or, if no such office is specified, its Domestic Lending Office), or such other office or Affiliate of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

               Eurodollar Rate shall mean, with respect to an Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of one-sixteenth (1/16) of one percent (1%) per annum, if such rate is not such a multiple) of the offered quotation, if any, to first class banks in the New York interbank Eurodollar market by BTCo for U.S. dollar deposits of amounts in immediately available funds comparable to the principal amount of the Eurodollar Rate Loan of BTCC for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period for which such Eurodollar Rate will apply as of approximately 11:00 A.M. New York City time two (2) Business Days prior to the commencement of such Interest Period.

               Eurodollar Rate Loan shall mean a Revolving Loan bearing interest as provided in Section 4.1.

               Event of Default shall have the meaning provided for in Section
9.1 of this Credit Agreement.

               Existing Credit Agreement shall mean the Credit Agreement among Old Anchor Glass, Foothill Capital Corporation and Congress Financial Corporation, as amended, modified or supplemented to and including the Closing Date.

               Existing Indebtedness shall mean all Indebtedness of the Acquired Business outstanding prior to, and to remain outstanding on and after, the Closing Date, and set forth on Schedule IX, without giving effect to extensions or renewals thereto, except as expressly provided therein.

               Existing Indebtedness Agreements shall have the meaning given to such term in Section 5.1(q)(iii) hereof.

               Existing Liens shall have the meaning set forth in Section
8.2(e).

               Existing Senior Secured Notes shall mean the Series A Senior Secured Notes due July 15, 1998, the Series B Senior Secured Notes due July 15, 1999 and the Series C Senior Secured Notes due July 15, 1999.

               Expenses shall mean all present and future invoiced expenses incurred by or on behalf of the Agent in connection with this Credit Agreement, any other Credit Document or otherwise in its capacity as the Agent under this Credit Agreement, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, the reasonable fees and expenses of attorneys and paralegals, all costs and expenses incurred by the Agent in opening bank accounts, depositing checks, electronically or otherwise receiving and transferring funds, and any charges imposed on the Agent due to insufficient funds of deposited checks and the standard fee of the Agent relating thereto, collateral examination fees and expenses, reasonable fees and expenses of accountants, appraisers or other consultants, experts or advisors employed or retained by the Agent, out of pocket syndication fees and expenses, fees and taxes relative to the filing of financing statements, costs of preparing and recording any other Collateral Documents, all expenses, costs and fees set forth in Article 4 of this Credit Agreement, all other fees and expenses required to be paid pursuant to the Fee Letter and all fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Credit Documents.

               Expiration Date shall mean February 5, 2002.

               Facing Fees shall have the meaning provided in Section 4.7.

               Federal Funds Rate shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Payments Administrator from three Federal Funds brokers of recognized standing selected by it.

               Fee Letter shall mean that certain letter dated as of December 2, 1996 among BTCC and Consumers providing for the payment of certain fees in connection with this Credit Agreement.

               Fees shall mean, collectively, the Unused Line Fee, the Letter of Credit Fees, the Facing Fees, the Issuing Bank Fees and the other fees provided for in the Fee Letter.

               Financial Statements shall mean the consolidated and consolidating balance sheets and statements of operations and consolidated statements of cash flows and statements of changes in shareholder's equity of the Borrower for the period specified prepared in accordance with GAAP, which shall include for purposes of Financial Statements to be delivered pursuant to
Section 7.1(a) plant-by-plant statements of operations.

               GAAP shall mean generally accepted accounting principles in the United States as in effect from time to time subject to Section 1.2.

               Governing Documents shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person.

               Governmental Authority shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               Hazardous Materials shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contained dielectric fluid containing levels of polychlorinated biphenyls;
(b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

               Headquarters Property shall have the meaning provided in Section 8.23.

               Headquarters Reserve shall have the meaning provided in Section 8.23.

               Highest Lawful Rate shall mean, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations owing under this Credit Agreement and any other Credit Document, under the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under New York (or such other jurisdiction's) law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

               Indebtedness of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, but only to the extent of the value of the assets secured by such Lien if such indebtedness has not been assumed,
(v) all Capitalized Lease Obligations of such Person, (vi) the net payment obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all net payment obligations of such Person under Interest Rate Agreements, (viii) Commodity Hedging Agreements, (ix) all reimbursement or other monetary obligations with respect to surety, performance and bid bonds, and (x) all Contingent Obligations of such Person; provided, that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

               Indemnity Agreement shall mean the Indemnity Agreement, dated as of December 18, 1996, among the Borrower, Consumers and Vitro, Socieded Anonima, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

               Independent Financial Advisor shall mean a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Borrower, (ii) which, in the judgment of the Board of Directors of the Borrower, is otherwise independent and qualified to perform the task for which it is to be engaged and (iii) which shall, in the case of machinery and equipment, be a qualified appraiser.

               Initial Credit Event shall mean the making of the initial Revolving Loans or the issuance of the initial Letter of Credit hereunder.

               Intercreditor Agreement shall have the meaning provided in
Section 5.1(g).

               Interest Coverage Ratio shall mean for any period the ratio for such period of (x) the sum of (a) EBITDA and (b) Operating Lease Payments to (y) the sum of (i) Interest Expense and (ii) Operating Lease Payments.

               Interest Expense shall mean the aggregate consolidated interest accrued and/or paid by the Borrower and its Subsidiaries in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including, without limitation, amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation the interest component of any Capital Lease Obligations, net cash costs under any Interest Rate Agreements or Commodity Hedge Agreements, all capitalized interest and interest paid by the Borrower or its Subsidiaries on debt guaranteed by the Borrower or its Subsidiaries.

               Interest Period shall mean for any Eurodollar Rate Loan the period commencing on the date of the Borrowing, Conversion or Continuance thereof and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may, in an appropriate Notice of Borrowing, Notice of Continuation or Notice of Conversion, select; provided, however, that the Borrower may not select any Interest Period that ends after the Expiration Date. Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day. Whenever any Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), such Interest Period shall end on the last Business Day of the applicable calendar month.

               Interest Rate Agreement shall mean any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement under which the Borrower or any of its Subsidiaries is a party or beneficiary.

               Inventory shall mean all of the inventory owned by the Borrower, including without limitation: (i) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in the Borrower's business; (ii) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; and (iii) all goods returned or repossessed by the Borrower.

               Inventory Sublimit shall have the meaning given to such term in
Section 2.2(a).

               Investment shall have the meaning given to such term in Section 8.5.

               Issuing Bank shall mean BTCo, PNC or any Lender that is acceptable to the Agent which has agreed to issue a Letter of Credit for the account of the Borrower under this Credit Agreement.

               Issuing Bank Fees shall have the meaning given to such term in
Section 4.7.

               Lease Reserve Amount shall initially mean zero, and shall be increased and reduced by the amounts and at the times set forth in Section 8.23.

               Lender shall have the meaning given to such term in the preamble to this Credit Agreement.

               Letter of Credit Fees shall have the meaning given to such term in 4.7.

               Letter of Credit Obligations shall mean, at any time, the sum of
(i) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (ii) the aggregate amount of all drawings under Letters of Credit which have not been reimbursed by the Borrower (including through the incurrence of Revolving Loans).

               Letter of Credit Request shall have the meaning given to such term in Section 3.4.

               Letters of Credit shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued for the account of the Borrower pursuant to Article 3 of this Credit Agreement and all amendments, renewals, extensions or replacements thereof.

               Level shall mean and include Level I, Level II, Level III or Level IV, whichever is then in effect.

               Level I shall be in effect at any time Leverage Ratio is less than 2.25 to 1.

               Level II shall be in effect at any time Leverage Ratio is equal to or greater than 2.25 to 1 but less than 2.75 to 1.

               Level III shall be in effect at any time Leverage Ratio is equal to or greater than 2.75 to 1 but less than 3.25 to 1.

               Level IV shall be in effect at any time Leverage Ratio is equal to or greater than 3.25 to 1.

               Leverage Ratio shall mean, at any time, the ratio of Consolidated Debt at such time to EBITDA on the last day of the Test Period.

               Lien(s) shall mean any lien, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing or other preferential arrangement of any other kind and shall include the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

               Management Agreements shall have the meaning given to such term in Section 5.1(q)(v).

               Margin Stock shall have the meaning provided in Regulation U.

               Material Adverse Effect shall mean a material adverse effect on
(i) the business, operations, results of operations, assets, liabilities, financial condition or prospects of the Acquired Business, U.S. Holdco or the Borrower and its Subsidiaries taken as a whole (except as resulting from the bankruptcy proceeding of Old Anchor Glass), (ii) the value of Collateral or the amount which the Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, (iii) U.S. Holdco's and the Borrower's ability to perform its material obligations under the Credit Documents to which it is a party, or
(iv) the material rights and remedies of the Agent, the Issuing Banks or the Lenders under any Credit Document.

               Material Contract shall mean any contract or other arrangement (other than the Credit Documents), whether written or oral, to which the Borrower or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto may be reasonably expected to have a Material Adverse Effect.

               Moody's shall mean Moody's Investors Service, Inc.

               Multiemployer Plan shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

               Net Sale Proceeds shall mean for any sale, lease, transfer or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received by the Borrower or any of its Wholly-Owned Subsidiaries from such sale, lease, transfer or other disposition, net of reasonable transaction costs (including, without limitation, income taxes estimated to be payable as a result of such sale, lease, transfer or other disposition, any underwriting, brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses and reasonable expenses incurred for preparing such assets for sale, associated therewith) and payments of unassumed liabilities relating to the assets sold at the time of, or within 30 days after, the date of such sale, the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than Indebtedness to the Lenders pursuant to this Credit Agreement) which is secured by the respective assets which were sold.

               Notice of Borrowing shall have the meaning given to such term in
Section 2.3(a)(i) and shall include any deemed Notice of Borrowing pursuant to
Section 3.5.

               Notice of Continuation shall have the meaning given to such term in Section 4.3(a).

               Notice of Conversion shall have the meaning given to such term in
Section 4.3(b).

               Obligations shall mean, without duplication, the unpaid principal of and interest on (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Subsidiary of the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Revolving Notes, any reimbursement obligation or indemnity of the Borrower or any Subsidiary of the Borrower on account of Letters of Credit or any accommodation extended with respect to applications for Letters of Credit, the Fees, the Expenses and all other obligations and liabilities of the Borrower or any Subsidiary of the Borrower to the Agent, the Issuing Banks or to the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Credit Agreement, the Revolving Notes, any other Credit Document and any other document made, delivered or given in connection herewith or therewith.

               Old Anchor Glass shall mean Anchor Glass Container Corporation, a Delaware corporation as debtor-in-possession.

               O-I shall mean Owens-Brockway Glass Container, Inc., a Delaware corporation.

               O-I Assurance Agreement shall have the meaning provided in
Section 5.1(aa).

               Operating Lease shall mean as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person other than a Capitalized Lease Obligation.

               Operating Lease Payment shall mean any payment made by the Borrower or any of its Subsidiaries under an Operating Lease.

               Orders shall mean the Sale Order and any other orders of the Bankruptcy Court entered in connection with the Transaction.

               Outstandings shall mean, at any time, the sum of (i) the principal amount of Revolving Loans outstanding at such time plus (ii) the Letter of Credit Obligations at such time.

               Payment Office shall mean 14 Wall Street, New York, New York 10005 or any other office within the continental United States designated by the Payments Administrator to the Borrower from time to time as the office for payment of all amounts required to be paid by the Borrower under this Credit Agreement.

               Payments Administrator shall mean BTCC; provided, however, that if BTCC shall cease to be the Agent hereunder, the Lenders shall have the option to appoint one of the remaining Lenders as the Payments Administrator by written notice to the Borrower.

               PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

               Permanent Senior Note Documents shall mean all purchase agreements, indentures and other instruments evidencing or entered into in connection with the Permanent Senior Notes including, without limitation, the Borrower's Common Stock Purchase Warrants.

               Permanent Senior Notes shall mean senior secured notes of the Borrower, issued pursuant to a private placement, public offering or similar transaction, (x) with terms and conditions substantially as favorable or better to the Borrower (in the reasonable judgment of the Agent) as the Description of Notes delivered to the Lenders prior to the Closing Date.

               Permitted Discretion shall mean, with respect to the Agent, the Agent's judgment exercised in good faith based upon its consideration of any factor which the Agent believes in good faith: (i) will or could adversely affect the value of any Collateral, the enforceability or priority of the Collateral Agent's Liens thereon or the amount which the Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to the Agent by any Person on behalf of the Borrower or any Subsidiary of the Borrower is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving the Borrower or any of the Borrower's Subsidiaries or any of the Collateral; or (iv) creates or reasonably could be expected to create a Default or Event of Default. In exercising such judgment, the Agent may consider such factors already included in or tested by the definition of Eligible Accounts Receivable or Eligible Inventory, as well as any of the following: (i) the financial and business climate of the Borrower's industry; (ii) changes in collection history and dilution with respect to the Accounts; (iii) significant changes in demand for, and pricing of, Inventory; (iv) significant changes in any concentration of risk with respect to Accounts and Inventory; and (v) any other factors that significantly increase the credit risk of lending to the Borrower on the security of the Accounts and Inventory. The Agent shall disclose to the Borrower the basis on which its Permitted Discretion is exercised; however, the burden of establishing lack of good faith hereunder shall be on the Borrower.

               Permitted Holders means (a) John J. Ghaznavi and (b) any Person as to which John J. Ghaznavi either (i) "beneficially" owns (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) on a fully diluted basis all of the economic and voting interest of all of the classes of capital stock of such Person or (ii) is the sole trustee or general partner or otherwise has the sole power to manage the business and affairs of such Person.

               Permitted Liens shall have the meaning given to such term in
Section 8.2.

               Permitted Materials shall have the meaning given to such term in
Section 6.18(c).

               Person shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

               Plan shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute by) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate which is organized under the laws of the United States and is subject to Title I of ERISA, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

               Plant Closures shall mean the closing and discontinuance of operation of plants in the ordinary course of business including Plant Closures previously implemented by Old Anchor Glass and Plant Closures which may be implemented by the Borrower.

               Plant Sales shall mean the sale of (x) the Hayward, California and Antioch, California manufacturing plants of Old Anchor Glass and (y) all of Old Anchor Glass' interest in (1) the partnership arrangement between Old Anchor Glass and Coors Brewing Company and (2) the Supply Agreement, dated as of the 1st day of January, 1995, between Old Anchor Glass and Coors Brewing Company to O-I pursuant to the Acquisition Agreement.

               Plan Termination Agreement shall have the meaning provided in
Section 5.1(k)(C).

               Pledge Agreement shall have the meaning provided in Section 5.1(dd).

               PNC shall mean PNC Bank, National Association.

               PNC Expense Letter shall mean that certain letter dated as of January __, 1997 between PNC and Consumers providing for the payment of certain expenses in connection with this Credit Agreement.

               Preferred Stock shall mean the Series A Preferred Stock and the Series B Preferred Stock.

               Preferred Stock Financing shall have the meaning given such term in Section 5.1(i).

               Prime Lending Rate shall mean the rate which BTCo publicly announces in New York City from time to time as its prime lending rate, as in effect from time to time. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

               Projections shall have the meaning provided in Section 5.1(s).

               Proportionate Share shall mean, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Commitment and the denominator of which shall be the Total Commitments or, if the

Commitments are terminated, a fraction the numerator of which shall be the amount of such Lender's Revolving Loans and the denominator of which shall be the aggregate amount of then outstanding Revolving Loans of all the Lenders.

               Quarterly Period shall mean that period commencing on the relevant Start Date and ending on the relevant End Date.

               RCRA shall mean the Resources Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.

               Real Property of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds.

               Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

               Regulation U shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

               Replaced Lender shall have the meaning provided in Section
11.6(d).

               Replacement Lender shall have the meaning provided in Section 11.6(d).

               Reportable Event shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events to the extent to which the 30-day notice period is waived under subsection .22, .23, .25, .27, .28, .29, .30, .31 or .32(c)(2), (3) or (4) of
PBGC Regulation Section 4043.

               Required Lenders shall mean, at any time, those Lenders then owed or holding in the aggregate more than 50% of the sum of the then existing aggregate unpaid principal amount of the Revolving Loans and the then existing aggregate undrawn amount of the Total Commitments.

               Requirement of Law shall mean, as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

               Revolving Loans shall have the meaning given to such term in
Section 2.1.

               Revolving Note shall mean a promissory note of the Borrower payable to the order of a Lender, in the form of Exhibit A, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Revolving Loans made by such Lender or acquired by such Lender pursuant to
Section 11.6.

               S&P shall mean Standard & Poor's Rating Services.

               Sale Order shall have the meaning provided in Section 5.1(k)(E).

               Section 2.9(b)(ii) Certificate shall have the meaning given such term in Section 2.9(b)(ii).

               Security Agreement shall have the meaning given such term in
Section 5.1(d).

               Senior Credit Agreement shall mean that Credit Agreement dated as of February 5, 1997 among Anchor Glass Acquisition Corporation, the Guarantors named therein, the Lenders named therein and Bankers Trust Company as Agent.

               Senior Note Documents shall mean the Bridge Senior Note Documents and the Permanent Senior Note Documents.

               Senior Notes shall mean the Bridge Senior Notes and the Permanent Senior Notes.

               Series A Certificate of Designation shall mean the Certificate of Designation, Preferences and Relative, Participating, Optional or other Rights, and the Qualifications, Limitations or Restrictions thereof, of the Series A 10% Cumulative Convertible Preferred Stock of the Borrower.

               Series A Preferred Stock shall mean the Series A 10% Cumulative Convertible Preferred Stock of the Borrower described in the Series A Certificate of Designation.

               Series B Certificate of Designation shall mean the Certificate of Designation, Preferences and Relative, Participating, Optional or other Rights, and the Qualifications, Limitations or Restrictions thereof, of the Series B 8% Cumulative Convertible Preferred Stock of the Borrower.

               Series B Preferred Stock shall mean the Series B 8% Cumulative Convertible Preferred Stock of the Borrower described in the Series B Certificate of Designation.

               Settlement Date shall have the meaning given to such term in
Section 2.4(b)(i).

               Shared Collateral shall have the meaning provided in the Intercreditor Agreement.

               Shareholders' Agreements shall have the meaning given to such term in Section 5.1(q)(iv).

               Start Date shall mean the date occurring 45 days (or in the case of the last fiscal quarter of the Borrower, 95 days) after the end of each fiscal quarter of the Borrower.

               Stroh's Payments shall mean payments of up to $6.0 million in 1997 and $7.0 million in 1998 to The Stroh Brewing Company pursuant to the Agreement dated June 17, 1996 between The Stroh Brewing Company and Old Anchor as in effect on the date hereof.

               Sub-Collection Account shall have the meaning given to such term in Section 2.6(b)(i).

               Subsidiary shall mean as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

               Syndication Agents shall mean BTCC and PNC, together with their affiliates acting as co-syndication agents under this Agreement.

               Syndication Date shall mean the earlier of (x) the date which is 90 days after the Closing Date and (y) the date upon which the Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and the resulting addition of institutions as Lenders pursuant to Section 11.6) has been completed, notice of which shall be promptly given to the Borrower.

               Tax Sharing Agreements shall have the meaning given to such term in Section 5.1(q)(vii).

               Taxes shall have the meaning given to such term in Section 2.9.

               Technical Assistance and License Agreement shall mean the Technical Assistance and License Agreement dated as of December 18, 1996 between O-I and Consumers with respect to which the Borrower has rights as a member of the "License Group" (as defined therein).

               Test Period shall mean, at any time, the four consecutive fiscal quarters of the Borrower then last ended (taken as a whole).

               TD Loan Agreement shall mean that amended and restated loan agreement dated as of January 31, 1997 among Consumers and Toronto-Dominion, Canadian Imperial Bank of Commerce and of the financial institutions from time to time admitted as Lenders thereunder.

               Toronto-Dominion shall mean Toronto-Dominion Bank.

               Total Commitments shall mean the aggregate of the Commitments of all the Lenders.

               Transaction shall mean, collectively, (i) the Equity Financing,
(ii) the issuance of the Bridge Senior Notes, (iii) the Plant Sales, (iv) the Acquisition and (v) the occurrence of the Initial Credit Event on the Closing Date.

               Transaction Documents shall mean, collectively, (i) the Bridge Senior Note Documents, (ii) the Credit Documents, (iii) the Equity Financing Documents and (iv) the Acquisition Documents.

               Type shall mean, with respect to any Revolving Loan, whether such Revolving Loan is a Eurodollar Rate Loan or a Base Rate Loan.

               UCC shall mean the Uniform Commercial Code.

               Unfunded Current Liability of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with actuarial assumptions at such time consistent with Statement of Financial Accounting Standards No. 87, exceeds the market value of the assets allocable thereto.

               Unused Line Fee shall have the meaning given to such term in
Section 4.6.

               U.S. Holdco shall mean Consumers U.S., Inc., a Delaware corporation.

               U.S. Holdco Guaranty shall have the meaning provided in Section 5.1(z).

               Vitro shall mean Vitro, Sociedad Anonima, a corporation organized under the laws of the United Mexican States.

               Wholly-Owned Subsidiary of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' qualifying shares, is owned directly or indirectly by such Person or a Wholly-Owned Subsidiary thereof.

               Working Capital Ratio shall mean, at any time, the ratio of Current Assets divided by Current Liabilities.

               1.2 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used herein shall have the meanings customarily given in accordance with GAAP, and all financial computations to be made under this Credit Agreement shall, unless otherwise specifically provided herein, be made in accordance with GAAP in effect on the Closing Date (including the fresh start financial reporting of the Borrower previously described to the Agent). All accounting determinations for purposes of determining compliance with Sections 8.9 through 8.12 hereof shall be made in accordance with GAAP as in effect on the Closing Date (including the fresh start financial reporting of the Borrower previously described to the Agent) and shall exclude in any event the effects, if any, of the adoption and continuing implementation of statements 106 and 109 of the Financial Accounting Standards Board. The Financial Statements required to be delivered hereunder from and after the Closing Date and all financial records shall be maintained in accordance with GAAP as in effect on the Closing Date (including the fresh start financial reporting of the Borrower previously described to the Agent). If GAAP shall change after the Closing Date, the certificates required to be delivered pursuant to Section 7.1 demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how the Borrower is in compliance with the financial covenants based upon GAAP as utilized on the Closing Date (including the fresh start financial reporting of the Borrower previously described to the Agent). If, after the Closing Date, the Borrower shall change its method of inventory accounting from the first-in-first-out method to the last-in-first-out method, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed. Any reference herein to a fiscal quarter shall mean a fiscal quarter consisting of 63 Business Days, except in the case of 366-day year, in which case one fiscal quarter may contain an additional Business Day. Any reference herein to a fiscal month shall mean a fiscal month consisting of 21 Business Days.

               1.3 Other Defined Terms. Terms not otherwise defined herein which are defined in the UCC as in effect on the date hereof in the State of New York shall have the meanings given them in such UCC. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and references to Article, Section, Schedule, Exhibit and like references are references to this Credit Agreement unless otherwise specified. An Event of Default shall "continue" or be "continuing" until such Event of Default has been cured or waived in accordance with Section 11.10 hereof.


                                   ARTICLE 2.

                                 Revolving Loans

               2.1 Commitments. Subject to the terms and conditions set forth in this Credit Agreement, on and after the Closing Date and to and excluding the Expiration Date, each of the Lenders severally agrees to make loans and advances to the Borrower hereunder (the "Revolving Loans"). The Borrower hereby agrees to execute and deliver to each Lender a Revolving Note in the form of Exhibit A to evidence the Revolving Loans made by such Lender.

               2.2 Determination of Borrowing Base. (a) Subject to Section 2.2(b) and Section 2.3(c), Revolving Loans shall not in aggregate principal amount exceed the lesser of:

               (i) the Total Commitments then in effect minus the Letter of Credit Obligations; and

               (ii) the amount then equal to:

                    (A) Eighty-five percent (85%) of the Eligible Accounts
               Receivable, plus

                    (B) Fifty-five percent (55%) of the Eligible Inventory, and minus

                    (C) the Lease Reserve Amount, if any, and minus

                    (D) the Letter of Credit Obligations.

The sum of the amounts calculated in accordance with clause (ii)(A), (B) and (C) above is hereinafter referred to as the "Borrowing Base." In addition, eighty-five percent (85%) of the Eligible Accounts Receivable shall at least be thirty-five percent (35%) of Outstandings (the "Inventory Sublimit").

               (b) The Agent shall (x) at any time be entitled to (i) establish and increase or decrease reserves against Eligible Accounts Receivable and Eligible Inventory, and (ii) impose additional restrictions (or eliminate the same) to the standards of "Eligible Accounts Receivable" and "Eligible Inventory" and (y) upon not less than ten (10) days' prior notice to the Borrower reduce the advance rates under Section 2.2(a)(ii)(A) or (B) or the Inventory Sublimit or restore such advance rates to any level equal to or below the advance rates stated in Section 2.2(a)(ii)(A) or (B) or the Inventory Sublimit, and "Eligible Inventory," in the exercise of its Permitted Discretion. The Agent may but shall not be required to rely on each Borrowing Base Certificate and any other schedules or reports delivered to it in connection herewith in determining the then eligibility of Accounts and Inventory. Reliance thereon by the Agent from time to time shall not be deemed to limit the right of the Agent to revise advance rates or standards of eligibility as provided in this Section 2.2(b).

               (c) The Borrowing Base will be computed weekly (or, if requested by the Agent in the exercise of its Permitted Discretion, more frequently as so requested) and a Borrowing Base Certificate presenting its computation will be delivered promptly to the Agent as set forth in Section 7.1(e). Notwithstanding anything to the contrary contained herein, the Agent shall be satisfied that (based on the final collateral examination report delivered pursuant to Section 5.1(w) below), on the Closing Date and after giving effect to the consummation of the Transaction, the Borrower shall be able to incur additional Outstandings, after giving effect to the Outstandings on the Closing Date of $50,000,000 or more in compliance with the Borrowing Base and Inventory Sublimits restrictions.

               2.3 Borrowing Mechanics. (a) Except as provided in Section 2.3(b), Borrowings shall be made on notice from the Borrower to the Payments Administrator, given not later than 1:00 P.M. New York City time on the date on which the proposed Borrowing consisting of Base Rate Loans is requested to be made and on the third Business Day prior to the date on which any proposed Borrowing consisting of Eurodollar Rate Loans is requested to be made.

                (i) Each Notice of Borrowing shall be given by either telephone, telecopy, telex, facsimile or cable, and, if by telephone, confirmed in writing, substantially in the form of Exhibit B-1 (the "Notice of Borrowing"). Each Notice of Borrowing shall be irrevocable by and binding on the Borrower.

               (ii) The Borrower shall notify the Payments Administrator in writing of the names of the officers authorized to request Revolving Loans on behalf of Borrower, and shall provide the Payments Administrator with a specimen signature of each such officer. The Payments Administrator shall be entitled to rely conclusively on such officers' authority to request Revolving Loans on behalf of the Borrower until the Payments Administrator receives written notice to the contrary. The Payments Administrator shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing or other writing delivered pursuant to this Section 2.3(a) and, with respect to an oral request for Revolving Loans, the Payments Administrator shall have no duty to verify the identity of any individual representing himself as one of the officers authorized to make such request on behalf of the Borrower. Neither the Payments Administrator nor any of the Lenders shall incur any liability to the Borrower as a result of acting upon any telephonic notice referred to in this Section 2.3(a) which notice the Payments Administrator believes in good faith to have been given by a duly authorized officer or other individual authorized to request Revolving Loans on behalf of the Borrower or for otherwise acting reasonably and in good faith under this Section 2.3(a) and, upon the funding of Revolving Loans by the Lenders in accordance with this Credit Agreement, pursuant to any such telephonic notice, the Borrower shall be deemed to have made a Borrowing of Revolving Loans hereunder.

              (iii) In a Notice of Borrowing, the Borrower may request one or more Borrowings on a single day. Each such Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Loans of the same Type and shall be in an aggregate amount for all Lenders of not less than $1,000,000 in the case of Eurodollar Rate Loans or $500,000 in the case of Base Rate Loans. Unless otherwise requested in the applicable Notice of Borrowing, all Revolving Loans shall be Base Rate Loans. The right of the Borrower to choose Eurodollar Rate Loans is subject to the provisions of Section 4.3(c).

               (iv) Notwithstanding the foregoing, the Borrower may not incur Eurodollar Rate Loans prior to the Syndication Date, except that the Borrower may incur (to the extent it has not elected to Convert Base Rate Loans into such Eurodollar Rate Loans) one Borrowing of Eurodollar Rate Loans with one month Interest Period on or prior to the fifth day following the Closing Date.

               (b) The Borrower has informed the Agent that it has decided to open a checking account (the "Disbursement Account") with Bankers Trust (Delaware) ("BT Delaware") for general corporate purposes, including the purpose of paying trade payables and other operating expenses. The Lenders hereby authorize the Payments Administrator, and so long as the conditions for Borrowing in Article 5 remain satisfied, the Payments Administrator on behalf of the Lenders may but shall not be obligated to make Revolving Loans to cover the amount of checks presented for payment and other disbursements from the Disbursement Account. Advice from BT Delaware of amounts required to cover such amounts will be deemed a sufficient Notice of Borrowing. Such Borrowings shall be of Base Rate Loans only and will not be subject to the minimum amount requirement of Section 2.3(a)(iii).

               (c) In the event the Borrower is unable to comply with (i) the Borrowing Base limitations set forth in Section 2.2(a) or the Inventory Sublimit or (ii) the conditions precedent to the making of a Revolving Loan or the issuance of a Letter of Credit set forth in Section 5.2, the Lenders authorize the Payments Administrator, for the account of the Lenders, to make Agent Advances to the Borrower for a period commencing on the date the Payments Administrator first receives a Notice of Borrowing requesting an Agent Advance until the earlier of (i) the fifteenth Business Day after such date, (ii) the date the Borrower is again able to comply with the Borrowing Base limitations, the Inventory Sublimit, and the conditions precedent to the making of Revolving Loans and issuance of Letters of Credit, or obtains an amendment or waiver with respect thereto, or (iii) the date the Required Lenders instruct the Payments Administrator to cease making Agent Advances (in each case, the "Agent Advance Period"). The Payments Administrator shall not make any Agent Advance to the extent that at such time the amount of such Agent Advance when added to the aggregate outstanding amount of other Agent Advances would exceed the lesser of
(A) the remainder of (i) the Total Commitments at such time less (ii) the Outstandings at such time and (B) the lesser of (x) $10,000,000 or (y) 10% of the Outstandings at such time.

               2.4 Settlements Among the Payments Administrator and the Lenders.
(a) Except as provided in Section 2.4(b), the Payments Administrator shall give to each Lender prompt notice of each Notice of Borrowing by telecopy, telex, facsimile or cable. No later than 12:00 Noon New York City time on the date of each Borrowing representing the incurrence of Revolving Loans (unless the Closing Date is the date of such incurrence, in which case no later than 11:00 A.M. New York City time on the Closing Date), each Lender will make available for the account of its Applicable Lending Office, to the Payments Administrator at its Payment Office, in immediately available funds, its Proportionate Share of such Borrowing. Unless the Payments Administrator shall have been notified by any Lender prior to the date of such Borrowing that such Lender does not intend to make available to the Payments Administrator its portion of such Borrowing to be made on such date, the Payments Administrator may assume that such Lender will make such amount available to the Payments Administrator at its Payment Office on such date of Borrowing, or, if applicable, the Settlement Date (as defined below) and the Payments Administrator, in reliance upon such assumption, may but shall not be obligated to make available the amount of the Borrowing to be provided by such Lender. Except as provided in Section 2.4(b) and subject to
Section 2.4(e), promptly after its receipt of payments from or on behalf of the Borrower (other than amounts payable to the Agent to reimburse the Agent and any Issuing Bank for fees and expenses payable solely to them), the Payments Administrator will cause such payments to be distributed ratably to the Lenders. The Lenders will apply such payments in accordance with Section 2.6(d).

               (b) Unless the Required Lenders have instructed the Payments Administrator to the contrary, the Payments Administrator on behalf of the Lenders may but shall not be obligated to make Base Rate Loans under Section 2.3 without prior notice of the proposed Borrowing to the Lenders, as follows:

                (i) The amount of each Lender's Proportionate Share of Revolving Loans shall be computed weekly (or more frequently in the Payment Administrator's discretion) and shall be adjusted upward or downward on the basis of the amount of outstanding Revolving Loans as of 5:00 P.M. New York City time on the last Business Day of the period specified by the Payments Administrator (such date, the "Settlement Date"). The Payments Administrator shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans for such period. The Lenders shall transfer to the Payments Administrator, or, subject to Section 2.4(e), the Payments Administrator shall transfer to the Lenders, such amounts as are necessary so that (after giving effect to all such transfers) the amount of Revolving Loans made by each Lender shall be equal to such Lender's Proportionate Share of the aggregate amount of Revolving Loans outstanding as of such Settlement Date. If the summary statement is received by the Lenders prior to 12:00 Noon New York City time on any Business Day, each Lender shall make the transfers described above in immediately available funds no later than 3:00 P.M. New York City time on the day such summary statement was received; and if such summary statement is received by the Lenders after 12:00 Noon New York City time on such day, each Lender shall make such transfers no later than 3:00 P.M. New York City time on the next succeeding Business Day. The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to or warranty by the Payments Administrator. Each of the Payments Administrator and the Lenders agree to mark their respective books and records on the Settlement Date to show at all times the dollar amount of their respective Proportionate Shares of the outstanding Revolving Loans.

               (ii) To the extent that the settlement described above shall not yet have occurred, upon repayment of Revolving Loans by the Borrower, the Payments Administrator may apply such amounts repaid directly to the amounts made available by the Payments Administrator pursuant to this
        Section 2.4(b).

              (iii) Because the Payments Administrator on behalf of the Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when the Lenders will actually advance and/or be repaid Revolving Loans, interest with respect to Revolving Loans shall be allocated by the Payments Administrator to each Lender and the Payments Administrator in accordance with the amount of Revolving Loans actually advanced by and repaid to each Lender and the Payments Administrator and shall accrue from and including the date such Revolving Loans are so advanced to but excluding the date such Revolving Loans are either repaid by the Borrower in accordance with Section 2.5 or actually settled by the applicable Lender as described in this Section 2.4(b).

               (c) If any amount described in this Section 2.4 is not made available to the Payments Administrator by a Lender (such Lender being hereinafter referred to as a "Defaulting Lender") and the Payments Administrator has made such amount available to the Borrower, the Payments Administrator shall be entitled to recover such amount on demand from such Defaulting Lender. If such Defaulting Lender does not pay such amount forthwith upon the Payments Administrator's demand therefor, the Payments Administrator shall promptly notify the Borrower and the Borrower shall promptly (but in any event no later than five Business Days after such demand) pay such amount to the Payments Administrator. The Payments Administrator shall also be entitled to recover from such Defaulting Lender and the Borrower, (x) interest on such amount in respect of each day from the date such corresponding amount was made available by the Payments Administrator to the Borrower to the date such amount is recovered by the Payments Administrator, at a rate per annum equal to either (i) if paid by such Defaulting Lender, the overnight Federal Funds Rate or (ii) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with
Section 4.1 or Section 4.2 hereof, plus (y) in each case, an amount equal to any costs (including legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Credit Agreement; provided, however, that the Payments Administrator shall not be entitled to demand payment by the Borrower of any amount under clause (y) above unless demand therefor has been made of the Defaulting Lender and not paid within five Business Days of such demand. Nothing herein shall be deemed to relieve any Lender from its duty to fulfill its obligations hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of the Borrower to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrower under clause (y) above on account of such Defaulting Lender's default.

               (d) The failure of any Lender to make the Revolving Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any Borrowing.

               (e) Notwithstanding anything contained herein to the contrary, so long as any Lender is a Defaulting Lender or has rejected or repudiated its Commitment, the Payments Administrator shall not be obligated to transfer to such Lender any payments made by the Borrower to the Payments Administrator for the benefit of such Lender; and, such Lender shall not be entitled to the sharing of any payments pursuant to Section 2.10. Amounts payable to such Lender under Section 2.10 shall instead be paid to the Payments

Administrator. The Payments Administrator may hold and, in its discretion, re-lend to the Borrower the amount of all such payments received by it for such Lender. For purposes of voting or consenting to matters with respect to the Credit Documents and determining Proportionate Share, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (0). This Section 2.4(e) shall remain effective with respect to such Defaulting Lender until (x) the Obligations under this Agreement shall have been paid in full to the Payments Administrator and/or the Lenders other than the Defaulting Lender or (y) the Required Lenders, the Payments Administrator and the Borrower shall have waived such Defaulting Lender's default in writing. No Commitment of any Lender shall be increased or otherwise affected, and performance by the Borrower shall not be excused, by the operation of this Section 2.4(e).

               2.5 Mandatory and Voluntary Payments: Mandatory and Voluntary Reduction of Commitments. (a) Revolving Loans shall be due and payable without any demand at any time that (A) the aggregate balance of Revolving Loans and all Letter of Credit Obligations outstanding at such time exceeds the Borrowing Base or the Total Commitments, in the amount of such excess and (B) the Inventory Sublimit is exceeded, in the amount of such excess, provided, that (i) no such payment shall be required pursuant to the foregoing clauses (A) and (B) as a result of a Borrowing Base Deficiency during an Agent Advance Period and (ii) if the then aggregate outstanding principal amount of Revolving Loans is less than either such excess (after giving effect to the foregoing clause (i)), Letters of Credit will be required to be cash collateralized (to the satisfaction of the Collateral Agent) in the amount of such difference.

               (b) On the Expiration Date, the Total Commitments (and the Commitment of each Lender) shall automatically reduce to zero and all outstanding Revolving Loans shall be repaid in full.

               (c) The Borrower shall have the right to prepay the Revolving Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Agent prior to 12:00 Noon (New York City time) (x) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (y) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Rate Loans, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Rate Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Agent shall promptly transmit to each of the Lenders; and (ii) prepayments of Eurodollar Rate Loans made pursuant to this Section 2.5(c) may only be made on the last day of an Interest Period applicable thereto.

               (d) With respect to each repayment of Revolving Loans pursuant to this Section 2.5, the Borrower may designate the Types of Loans which are to be repaid and the specific Borrowing(s) pursuant to which made; provided, that (i) Eurodollar Rate Loans may be designated for repayment as a result of Section 2.5(a) only on the last day of an Interest Period applicable thereto unless all Eurodollar Rate Loans with Interest Periods ending on such date of required prepayment and all Base Rate Loans have been paid in full; (ii) if any partial prepayment of Eurodollar Rate Loans made pursuant to any Borrowing shall reduce the outstanding Eurodollar Rate Loans made pursuant to such Borrowing to an amount less than $1,000,000, then such Borrowing may not be continued as a Borrowing of Eurodollar Rate Loans and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; and (iii) each repayment of any Revolving Loans made pursuant to a Borrowing shall, except as provided in Section 2.4(e), be applied pro rata among the Lenders which made such Revolving Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs.

               (e) The Borrower may reduce or terminate the unutilized Total Commitments at any time and from time to time in whole or in part upon at least three (3) Business Days' prior written notice to the Agent; provided, however, that each such reduction must be in an amount not less than $1,000,000 (and in increments of $100,000 thereafter); and provided further, that (i) if the Borrower seeks to reduce the Total Commitments to an amount less than $5,000,000, then the Total Commitments shall be reduced to zero and the Credit Agreement shall be terminated and (ii) once reduced, the amount of any such reductions in the Total Commitments may not be reinstated.

               (f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.5, on each date after the Closing Date upon which the Borrower receives any proceeds from any sale or issuance of its equity (other than any issuance pursuant to the Borrower Warrants) or any contribution to its capital, an amount equal to 100% of the cash proceeds of the respective sale, issuance or contribution ((i) net of all reasonable costs associated therewith, including, without limitation, all due diligence costs and expenses paid for, or reimbursed by, the Borrower, underwriting or similar fees, discounts and commissions, attorneys' fees and expenses paid for, or reimbursed by, the Borrower and other direct costs associated therewith, (ii) excluding any amount of such cash proceeds which are applied to repay Bridge Senior Notes and
(iii) excluding cash proceeds utilized as described in clause (k)(ii) below) shall be applied as a mandatory reduction to the Total Commitments. Notwithstanding the foregoing, after the occurrence, if any, of the Bridge Loan Conversion Date and so long as Term Notes remain outstanding, the reduction to the Total Commitments above shall be effected, such that the amount of such reduction shall be allocated with repayments of the Bridge Senior Notes on a pro rata basis (determined on the ratio of the Average Borrowing Base to the sum of (x) the Average Borrowing Base and (y) aggregate outstanding Bridge Senior Notes).

               (g) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.5, on the date of the receipt thereof by the Borrower, an amount equal to 100% of the proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) of the incurrence of Indebtedness by the Borrower (other than (i) Indebtedness permitted to be incurred by Section 8.3 (other than amounts described in Section 2.5(j)) or (ii) any other Indebtedness incurred with the consent of the Required Lenders, the proceeds of which are applied to repay Bridge Senior Notes) shall be applied as a mandatory reduction to the Total Commitments. Notwithstanding the foregoing, after the occurrence, if any, of the Bridge Loan Conversion Date and so long as Term Notes remain outstanding, the reduction to Total Commitments above shall be effected, such that the amount of such reduction shall be allocated with repayments of the Bridge Senior Notes on a pro rata basis (determined on the ratio of the Average Borrowing Base to the sum of (x) the Average Borrowing Base and (y) the aggregate outstanding Bridge Senior Notes).

               (h) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.5, on each date after the Closing Date upon which the Borrower receives Net Sale Proceeds from any sale of assets (including capital stock and securities held thereby, but excluding (i) sales of Inventory in the ordinary course of business, (ii) sales or other dispositions of assets which do not constitute Collateral and the proceeds of which are applied to repay Senior Notes, (iii) sales or other dispositions of obsolete or uneconomic equipment in the ordinary course of business to the extent that the Borrower has delivered a certificate to the Agent on or prior to such date stating that it intends to reinvest the Net Sale Proceeds therefrom in replacement equipment within 180 days after the respective date of sale or disposition or, in lieu thereof, commit to so invest such Net Sale Proceeds within 180 days after such date of sale and actually expend the funds pursuant to such commitment within 365 days after such date of sale or disposition and
(iv) proceeds of sales of assets pursuant to Section 8.1(d)) an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied as a mandatory reduction of the Total Commitments excluding any amount of such Net Sale Proceeds which is applied to repay Bridge Senior Notes; provided, however, that to the extent any Net Sale Proceeds are not required to be applied pursuant to this Section 2.5(h) as a result of clause (iii) contained in the parenthetical above, then (x) on the 180th day after the date of the respective sale or disposition, the Net Sale Proceeds of the respective sale or disposition shall be applied as otherwise required by this Section 2.5(h) to the extent not actually used or committed to be used as contemplated by said clause (iii) by such 180th day and (y) on the 365th day after the date of the respective sale or disposition, any Net Sale Proceeds of the respective sale or disposition shall be applied as otherwise required by this Section 2.5(h) to the extent same were committed to be used within 180 days after the respective date of sale or other disposition but were not in fact used by such 365th day as contemplated by said clause (iii). Notwithstanding the foregoing, in the event of an asset sale involving Shared Collateral, the reduction to Total Commitments above shall be effected, such that the amount of such reduction shall be allocated with repayments of the Bridge Senior Notes on a pro rata basis (determined on the ratio of the Average Borrowing Base to the sum of (x) the Average Borrowing Base and (y) the aggregate outstanding Bridge Senior Notes).

               (i) Upon the occurrence of a Change of Control, unless the Required Lenders otherwise consent, the Total Commitments shall automatically be reduced to zero.

               (j) In addition to any mandatory repayments or commitment reductions pursuant to this Section 2.5, on the date of the receipt thereof by the Borrower, an amount equal to the amount of proceeds received by the Borrower pursuant to the issuance of the Permanent Senior Notes that are not used to repay Bridge Senior Notes shall be used to prepay the Revolving Loans to the extent Revolving Loans are outstanding (without any reduction to the Total Commitment at such time).

               (k) In addition to any mandatory repayments or commitment reductions pursuant to this Section 2.5, if the Permanent Senior Notes are outstanding, and the Borrower receives any cash proceeds from any sale or issuance of equity (other than any issuance pursuant to the Borrower Warrants) or contribution to its capital, net of all reasonable costs associated therewith (including without limitation all due diligence costs and expenses paid for, or reimbursed by, the Borrower, underwriting or similar fees, discounts and commissions, attorneys' fees and expenses paid for, or reimbursed by, the Borrower, and other direct costs associated therewith), the Borrower shall apply all such proceeds to repay Revolving Loans (without any reduction to the Total Commitment at such time). On the Business Day after such repayment, the Borrower shall elect, by written notice to the Agent to either (i) reduce the Total Commitment (which shall automatically reduce upon such election or upon the failure by the Borrower to make any election pursuant to this sentence) or (ii) redeem Permanent Senior Notes in accordance with the "equity clawback" provisions set forth in the Permanent Senior Note Documents, in which case the Borrower shall, if no Default or Event of Default shall exist or arise therefrom, be permitted to redeem Permanent Senior Notes in accordance with the Permanent Senior Note Documents in an amount not to exceed the lesser of (x) 35% of the aggregate principal amount of Permanent Senior Notes originally issued and (y) 50% of the proceeds so received.

               (l) In addition to any mandatory repayments or commitment reductions pursuant to this Section 2.5, on the date of the receipt thereof by the Borrower, an amount equal to the amount of proceeds received by the Borrower pursuant to the Capital Contribution (as defined in the Capital Call Agreement) shall be used to prepay the

Revolving Loans to the extent Revolving Loans are outstanding (without any reduction to the Total Commitment at such time).

               (m) Any reduction to the Total Commitments pursuant to this
Section 2.5 shall reduce the Commitment of each of the Lenders pro rata.

               2.6 Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Revolving Notes not later than 3:00 P.M. New York City time on the day when due in Dollars to the Payments Administrator at its Payment Office in immediately available funds. The Borrower's obligations to the Lenders with respect to such payments shall be discharged by making such payments to the Payments Administrator pursuant to this Section 2.6 or, if such payments are not received prior to the foregoing deadline, by the Payments Administrator's adding such payments to the principal amount of the Revolving Loans outstanding by charging such payments to the Borrower's Revolving Loan account (which charge shall constitute an incurrence of Revolving Loans (that are Base Rate Loans) in an aggregate principal amount equal to the amount so charged).

               (b)(i) The Borrower shall have established and shall maintain one or more accounts for the collection of payments made in respect of Accounts (each, a "Sub- Collection Account") and shall instruct all account debtors on the Accounts of the Borrower to remit all payments to its Sub-Collection Account. All amounts received by the Borrower from any account debtor, in addition to all other cash received from any other source, shall, subject to the requirements of Section 8.19, upon receipt be deposited into a Sub-Collection Account.

               (ii) The Borrower, the Collateral Agent and financial institutions selected by the Borrower and acceptable to the Agent, which shall include PNC so long as PNC is a Lender, (the "Collection Banks") shall enter into agreements substantially in the form of Exhibit C-1 (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof the "Collection Bank Agreements"), providing, among other things, for all receipts received in respect of Accounts to be transferred at the end of each day from each Sub-Collection Account to the appropriate Collection Account.

               (iii) The Borrower may close Sub-Collection Accounts and/or open new Sub-Collection Accounts with the prior written consent of the Collateral Agent and subject to prior execution and delivery to the Collateral Agent of Collection Bank Agreements consistent with the provisions of this Section 2.6 and in form and substance satisfactory to the Agent.

               (c) Upon the terms and subject to the conditions set forth in the Collection Bank Agreements, all available amounts held in the Collection Accounts shall be wired each Business Day into an account (the "Concentration Account") established pursuant to a con-centration account agreement entered into among the Borrower, the Collateral Agent and BTCo substantially in the form of Exhibit C-2 (the "Concentration Account Agreement"). Subject to the terms and conditions of the Concentration Account Agreement, all available funds in the Concentration Account shall be transferred on every Business Day to an account (the "BT Account") maintained by the Collateral Agent at BTCo.

               (d) All available amounts held in the BT Account shall be distributed and applied on a daily basis in the following order: first, to the payment of any Fees, Expenses or other Obligations due and payable to the Agent under any of the Credit Documents, including amounts advanced by the Payments Administrator on behalf of the Lenders pursuant to Section 2.3(b), 2.3(c) or 2.4(b) for which invoices have been presented in accordance with Section 4.5(a) hereof; second, to the payment of any Fees, Expenses or other Obligations due and payable to any Issuing Bank under any of the Credit Documents; third, to the ratable payment of any Fees, Expenses or other Obligations due and payable to the Lenders under any of the Credit Documents other than those Obligations specifically referred to in this Section 2.6(d); fourth, if required by the Agent in its Permitted Discretion, to the ratable payment of interest due on the Revolving Loans; and, fifth, to the ratable payment of principal on the Revolving Loans. Any payment received hereunder as a distribution in any proceeding referred to in Section 9.1(e) shall, unless paid with respect to amounts specifically owing to the Agent or any Issuing Bank, be distributed and applied by the Collateral Agent to the payment of the amounts due hereunder and under the Revolving Notes ratably in accordance with such amounts (or, if a court of competent jurisdiction shall otherwise specify, as specified by such court).

               2.7 Maintenance of Account. The Payments Administrator shall maintain an account on its books in the name of the Borrower in which the Borrower will be charged with all loans and advances made by the Lenders to the Borrower or for the Borrower's account, including the Revolving Loans, the Letter of Credit Obligations, the Fees, the Expenses and any other Obligations. The Borrower will be credited, in accordance with Section 2.6 above, with all amounts received by the Lenders from the Borrower or from others for the Borrower's account, including, as set forth above, all amounts received by the Payments Administrator in payment of Accounts and applied to the Obligations. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Payments Administrator's right to demand payment of any Obligation upon its maturity. Further, the Payments Administrator shall have no obligation whatsoever to perform in any respect any of the Borrower's contracts or obligations relating to the Accounts.

               2.8 Statement of Account. After the end of each month the Payments Administrator shall send the Borrower a statement accounting for the charges, loans, advances and other transactions occurring among and between the Agent, the Lenders, the Issuing Banks and the Borrower during that month. The monthly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Borrower.

               2.9 Taxes. (a) All payments made by the Borrower hereunder, under any Revolving Note, or under any other Credit Document will be made without setoff, counterclaim or other defense. Except as provided in Section 2.9(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which such Lender is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due hereunder, under any Revolving Note, or under any other Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Revolving Note or such other Credit Document. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or incorporated or in which the principal office or Applicable Lending Office of such Lender is located or of any political subdivision or taxing authority thereof or therein and for any withholding of income or similar taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to this or the preceding sentence. The Borrower will furnish to the Payments Administrator within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Agent and each Lender, and reimburse the Agent or such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by such Lender.

               (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal Income Tax purposes agrees to deliver to the Borrower and the Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 11.6 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender,

(i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Revolving Note, or
(ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 2.9(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Revolving Note. In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 2.9(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Revolving Note, or it shall immediately notify the Borrower and the Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 2.9(b). Notwithstanding anything to the contrary contained in Section 2.9(a), but subject to Section 11.6 and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.9(a) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States (I) if such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.9(b) or (II) in the case of a payment, other than interest, to a Lender described in clause
(ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.9 and except as set forth in Section 11.6, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.9(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date (or, if later, the date such Lender became party to this Agreement) in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

               2.10 Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Revolving Loans made by it or its participation in Letters of Credit in excess of its Proportionate Share of payments on account of the Revolving Loans or Letters of Credit obtained by all the Lenders (other than any Lender that has waived its Proportionate Share in writing), such Lender shall forthwith purchase from the other Lenders such participation in the Revolving Loans made by them or in their participation in Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.


                                   ARTICLE 3.

                                Letters of Credit

               3.1 Issuance of Letters of Credit. Subject to the terms and conditions of this Credit Agreement and in reliance upon the representations and warranties of the Borrower set forth herein, upon the request of the Borrower pursuant to Section 3.4, one or more Issuing Banks selected by the Borrower shall issue Letters of Credit hereunder and for the Borrower's account, as more specifically described below. No Issuing Bank shall be obligated to issue any Letter of Credit for the account of the Borrower if at the time of such requested issuance:

               (a) The face amount of such requested Letter of Credit when added to the Letter of Credit Obligations then outstanding, would (i) cause the Letter of Credit Obligations to exceed $15,000,000 or (ii) when added to the aggregate amount of Revolving Loans then outstanding would exceed (x) the lesser of (A) the Total

        Commitments and (B) the Borrowing Base then in effect or (y) the Inventory Sublimit;

               (b) Any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request such Issuing Bank to refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect as of the Closing Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Bank as of the Closing Date and which such Issuing Bank deems in good faith to be material to it; or

               (c) A default of any Lender's obligations to fund under Section
        3.6 exists, or such Lender is a Defaulting Lender under Section 2.4(c), or any Lender has rejected or repudiated its obligations in respect of Letters of Credit, unless the Agent and the Issuing Banks have entered into satisfactory arrangements with the Borrower to eliminate such Issuing Bank's risk with respect to such Lender, including cash collateralization of such Lender's Proportionate Share of the Letter of Credit Obligations.

               3.2 Terms of Letters of Credit. The Letters of Credit shall be in a form customarily issued by the respective Issuing Bank or in such other form as has been approved by such Issuing Bank. Each Letter of Credit shall be denominated in Dollars. At the time of issuance, the amount and the terms and conditions of each Letter of Credit, and the form of any drafts or acceptances thereunder, shall be subject to approval by the Agent and the Borrower. In no event may the term of any standby Letter of Credit issued hereunder exceed 12 months (except that such Letters of Credit may provide for annual renewal) nor the term of any documentary Letter of Credit exceed 180 days, and all Letters of Credit issued hereunder shall expire no later than the date that is five Business Days prior to the Expiration Date. Any Letter of Credit containing an automatic renewal provision shall also contain a provision pursuant to which, notwithstanding any other provisions thereof, it shall expire no later than the date that is five Business Days prior to the Expiration Date.

               3.3 Lenders' Participation. Immediately upon the issuance or amendment by any Issuing Bank of any Letter of Credit in accordance with the procedures set forth in Section 3.1, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Proportionate Share (based upon its Commitment) of the liability with respect to such Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto, other than amounts owing to such Issuing Bank consisting of Issuing Bank Fees or Facing Fees) and any security therefor or guaranty pertaining thereto.

               3.4 Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Payments Administrator and the respective Issuing Bank a written notice no later than 1:00 P.M. New York City time at least three Business Days (or such shorter period as may be agreed to by such Issuing Bank) in advance of the proposed date of issuance of a letter of credit request in substantially the form attached as Exhibit B-2 (a "Letter of Credit Request"). The Payments Administrator shall promptly transmit copies of each Letter of Credit Request to each Lender. The transmittal by the Borrower of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of
Section 3.1 or 5.2. A Letter of Credit Request may be given in writing or electronically with prompt confirmation in writing.

               3.5 Payment of Amount Drawn Under Letters of Credit. In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, the respective Issuing Bank shall notify the Payments Administrator, which shall notify the Borrower of such request, not later than 11:00 A.M. on the Business Day immediately prior to the date on which such Issuing Bank intends to honor such drawing. The Borrower shall give notice to be received by the Payments Administrator and the Issuing Bank not later than 1:00 P.M. on such Business Day if it intends to reimburse such Issuing Bank for the amount of such drawing with funds other than the proceeds of Revolving Loans. Such notice from the Borrower shall be irrevocable and, if given, the Borrower shall reimburse such Issuing Bank not later than the close of business New York City time on the day on which such drawing is honored in an amount in same day funds equal to the amount of such drawing. If the Payments Administrator shall not have timely received such notice (i) the Borrower shall be deemed to have timely given a Notice of Borrowing to the Payments Administrator to incur Revolving Loans on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) subject to satisfaction or waiver of the conditions specified in Section 5.2 hereof and the other terms and conditions of Borrowings contained herein, the Lenders shall, on the date of such drawing, make Revolving Loans in the amount of such drawing, the proceeds of which shall be applied directly by the Payments Administrator to reimburse such Issuing Bank for the amount of such drawing or payment. Borrowings pursuant to this Section 3.5 shall not be subject to the minimum amount requirement of Section 2.3(a)(iii). If for any reason, proceeds of Revolving Loans are not received by such Issuing Bank on such date in an amount equal to the amount of such drawing, the Borrower shall be obligated to and shall reimburse such

Issuing Bank, on the Business Day immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 4.2; provided, however, that any such payments shall not prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender in funding such Revolving Loans, as provided in the final sentence of
Section 2.4(c).

               3.6 Payment by Lenders. (a) In the event that the Borrower does not reimburse an Issuing Bank for the amount of any drawing pursuant to Section
3.5 and the proceeds of Revolving Loans incurred for such purpose are insufficient for such purpose, the Payments Administrator shall promptly notify each Lender of the unreimbursed amount and of such Lender's respective participation therein. Each Lender shall make available to such Issuing Bank an amount equal to its respective participation in same day funds, at the office of such Issuing Bank specified in such notice, not later than 1:00 P.M. New York City time on the Business Day after the date notified by the Payments Administrator. In the event that any Lender fails to make available to the Issuing Bank the amount of such Lender's participation in such Letter of Credit as provided in this Section 3.6, such Issuing Bank shall be entitled to recover such amount on demand from such Lender, together with interest at the Federal Funds Rate.

               (b) The Payments Administrator or any Issuing Bank, as the case may be, shall distribute to each Lender which has paid all amounts payable by it under this Section 3.6 with respect to any Letter of Credit such Lender's Proportionate Share of all payments subsequently received by the Payments Administrator or the respective Issuing Bank, as the case may be, from the Borrower in reimbursement of drawings honored under such Letter of Credit when such payments are received.

               3.7 Nature of Issuing Bank's Duties. In determining whether to pay under any Letter of Credit, each Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they substantially comply on their face with the requirements of that Letter of Credit. As between the Borrower, an Issuing Bank and each other Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letter of Credit issued by each Issuing Bank by, the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the foregoing, no Issuing Bank nor any of the other Lenders shall be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, facsimile or otherwise, whether or not they be in cipher, (iv) for errors in interpretation of technical terms, (v) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vi) for the misapplication by the beneficiary of such Letter of Credit of the proceeds of any drawing honored under such Letter of Credit, and (vii) for any consequences arising from actions or omissions taken or omitted in good faith or from causes beyond the control of such Issuing Bank or the other Lenders; provided, however that nothing in this sentence shall relieve an Issuing Bank of liability for its own gross negligence or willful misconduct.

               3.8 Obligations Absolute. The obligations of the Borrower to reimburse an Issuing Bank for drawings honored under a Letter of Credit issued by it and the obligations of the Lenders under Section 3.6 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances including, without limitation, the following circumstances:

               (a) any lack of validity or enforceability of any Letter of Credit;

               (b) the existence of any claim, set-off, defense or other right which the Borrower or any Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), such Issuing Bank, any Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated herein or any unrelated transaction, provided, however, that nothing contained herein shall preclude the Borrower from asserting any such claim, defense or counterclaim in a separate judicial proceeding or by compulsory counterclaim;

               (c) any draft, demand, certificate or any other documents presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (d) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

               (e) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or

               (f) the fact that a Default or Event of Default shall have occurred and be continuing;

provided, however, that the Borrower shall have no obligation to reimburse an Issuing Bank and the Lenders shall have no obligation under Section 3.6 in the event of such Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms of such Letter of Credit or with respect to any other express obligation an Issuing Bank may have under this Credit Agreement in making any payment pursuant to any Letter of Credit.


                                   ARTICLE 4.

                           Interest, Fees and Expenses

               4.1 Interest on Eurodollar Rate Loans. Subject to the provisions of Section 4.4 hereof, interest on Eurodollar Rate Loans shall be payable on the last day of each Interest Period with respect to such Eurodollar Rate Loans (and, if earlier, the date three months after the date of the incurrence, Conversion or Continuance thereof), at the date of any Conversion thereof (or portion thereof) to a Base Rate Loan, upon any prepayment (on the amount prepaid) and at maturity at an interest rate per annum equal during each Interest Period for such Eurodollar Rate Loan to the Adjusted Eurodollar Rate in effect for such Interest Period in effect for such Eurodollar Rate Loan plus the relevant Applicable Margin. The Payments Administrator upon determining the Adjusted Eurodollar Rate for any Interest Period shall promptly notify the Borrower and the Lenders thereof. Each determination by the Payments Administrator of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

               4.2 Interest on Base Rate Loans. Subject to the provisions of
Section 4.4 hereof, interest on Base Rate Loans shall be payable monthly as of the end of each month, and at maturity at an interest rate per annum equal to the Base Rate plus the relevant Applicable Margin. Each determination by the Payments Administrator of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

               4.3 Notice of Continuation and Notice of Conversion. (a) With respect to any Borrowing consisting of Eurodollar Rate Loans, the Borrower may, subject to the provisions of Section 4.3(c) and the condition that no Default or Event of Default then exists, elect to maintain such Borrowing or any portion thereof equal to at least $1,000,000 as Eurodollar Rate Loans by selecting a new Interest Period for such Borrowing (or portion thereof), which new Interest Period shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period (a "Continuation") shall be made by notice given not later than 12:00 P.M. New York City time on the third Business Day prior to the date of any such Continuation, by the Borrower to the Payments Administrator. Such notice (a "Notice of Continuation") shall be by telephone, telecopy, telex, facsimile or cable, confirmed immediately in writing if by telephone, in substantially the form of Exhibit B-3, which shall be completed in such manner as is necessary to comply with all limitations on Revolving Loans outstanding hereunder. If the Borrower shall fail to, or does not have the right to, select a new Interest Period for any Borrowing consisting of Eurodollar Rate Loans in accordance with this Section 4.3(a), such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

               (b) The Borrower may on any Business Day occurring on or after the Syndication Date (provided that no Default or Event of Default has occurred and is continuing), upon notice (each such notice, a "Notice of Conversion") given to the Payments Administrator, and subject to the provisions of Section 4.3(c), Convert the entire amount of or a portion of Revolving Loans of one Type into a Borrowing of Revolving Loans of the other Type; provided, however, that any Conversion of any Eurodollar Rate Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Loans; provided further, however, the Borrower may elect (to the extent it has not elected to make a Borrowing of such Eurodollar Rate Loans) make one Conversion of Base Rate Loans into Eurodollar Rate Loans having a one month Interest Period on or prior to the fifth day following the Closing Date. Each such Notice of Conversion shall be given not later than 12:00 P.M. New York City time on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into Eurodollar Rate Loans. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone, telecopy, telex, facsimile or cable, confirmed immediately in writing if by telephone, in substantially the form of Exhibit B-4. Each Conversion shall be in an aggregate amount for the Revolving Loans of all Lenders of not less than $1,000,000.

               (c) Notwithstanding anything contained in Section 2.3 or Sections 4.3(a) and (b) above to the contrary,

                (i) if the Payments Administrator is unable to determine the Adjusted Eurodollar Rate for Eurodollar Rate Loans comprising any requested Borrowing, Continuation or Conversion, the right of the Borrower to select or maintain Eurodollar Rate Loans for such Borrowing or any subsequent Borrowing shall be suspended until the Payments Administrator shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Revolving Loan comprising such Borrowing shall be made as, or Converted into, a Base Rate Loan;

               (ii) if the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, Continuation or Conversion, notify the Payments Administrator that the Adjusted Eurodollar Rate for Revolving Loans comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Revolving Loans for such Borrowing, the right of the Borrower to select Eurodollar Rate Loans for such Borrowing shall be suspended until the Payments Administrator shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Revolving Loan comprising such Borrowing shall be made as, or Converted into, a Base Rate Loan; and

              (iii) there shall not be at any one time more than five (5) Interest Periods in effect with respect to Eurodollar Rate Loans.

               (d) Each Notice of Continuation and Notice of Conversion shall be irrevocable by and binding on the Borrower. In the case of any Borrowing, Continuation or Conversion that the related Notice of Borrowing, Notice of Continuation or Notice of Conversion specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date for such Borrowing, Continuation or Conversion specified in such Notice of Borrowing, Notice of Continuation or Notice of Conversion, the applicable conditions set forth in Article 5, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Loan to be made by such Lender as part of such Borrowing, Continuation or Conversion.

               4.4 Interest After Default. Interest on any amount of matured principal of the Revolving Loans, and interest on the amount of principal of the Revolving Loans outstanding as of the date an Event of Default under Section 9.1(a) or (c)(i) occurs, and at all times thereafter until the earlier of the date upon which (i) all Obligations have been paid and satisfied in full or (ii) such Event of Default shall have been cured or waived, shall be payable on demand at a rate equal to the rate at which the Revolving Loans are bearing interest pursuant to Sections 4.1 or 4.2 above plus 2%, or, if higher, the Base Rate in effect from time to time plus the sum of (x) the Applicable Margin for Base Rate Loans then in effect and (y) 2%.

               4.5 Reimbursement of Expenses. (a) From and after the Closing Date, the Borrower shall promptly reimburse the Agent for all Expenses of the Agent as the same are incurred by the Agent and upon receipt of invoices therefor and, if requested by the Borrower, such reasonable backup materials and information (other than backup materials and information relating to the calculation of breakage costs) as the Borrower shall reasonably request.

               (b) If any payment of principal of, or any Conversion of, any Eurodollar Rate Loan is made other than on the last day of an Interest Period applicable thereto for any reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Payments Administrator), pay to the Payments Administrator for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Rate Loan.

               4.6 Unused Line Fee. The Borrower shall pay to the Payments Administrator for the benefit of each of the Lenders (other than a Defaulting Lender for so long as such Lender is a Defaulting Lender) a non-refundable fee (the "Unused Line Fee") equal to one-half of one percent (.50%) per annum on the unused portion of such Lender's Commitment, which fee shall (i) accrue from the date this Credit Agreement becomes effective pursuant to Section 11.14 until the Expiration Date and (ii) be due and payable quarterly in arrears on the last Business Day of March, June, September and December, and on the Expiration Date or any earlier date on which the Total Commitment is terminated.

               4.7 Letter of Credit Fees. (a) The Payments Administrator shall be entitled to charge to the account of the Borrower (i) for the ratable benefit of the Lenders, a fee (the "Letter of Credit Fee"), in an amount equal to the Applicable Margin for Eurodollar Rate Loans per annum of the daily weighted average amount of outstanding Letter of Credit Obligations during the immediately preceding quarter, due and payable quarterly in arrears on the last Business Day of March, June, September and December, and on the Expiration Date or any earlier date on which all Letters of Credit have been terminated, (ii) for the account of each Issuing Bank, a fee (the "Facing Fee"), in an amount equal to one quarter of one percent (.25%) per annum of the daily weighted average amount of Letters of Credit issued by it during the immediately proceeding quarter, due and payable quarterly in arrears on the last Business Day of March, June, September and December, and on the Expiration Date or any earlier date on which the Letters of Credit have been terminated and (iii) as and when incurred by the Payments Administrator or any Lender, any charges, fees, costs and expenses charged to the Payments Administrator or any Lender for the Borrower's account by any Issuing Bank (other than any fees charged to the Payments Administrator or any Lender which would be duplicative of the Letter of Credit Fee paid to the Payments Administrator for the benefit of the Lenders) (the "Issuing Bank Fees") in connection with the issuance of any Letters of Credit by any Issuing Bank. Each determination by the Payments Administrator of Letter of Credit Fees hereunder shall be conclusive and binding for all purposes, absent manifest error.

               (b) Letter of Credit Fees payable in respect of Letter of Credit Obligations outstanding as of the date an Event of Default under Section 9.1(a) or (c) occurs, and at all times thereafter until the earlier of the date upon which (i) all Obligations have been paid and satisfied in full or (ii) such Event of Default shall have been cured or waived, shall be payable on demand at a rate equal to the rate at which the Letter of Credit Fees are charged pursuant to Section 4.7(a) above, plus 2%.

               4.8 Other Fees and Expenses. The Borrower agrees to pay (i) fees to BTCC in the amounts and at the times set forth in the Fee Letter, (ii) expenses to PNC in the amounts and at the times set forth in the PNC Expense Letter and (iii) shall be obligated to reimburse the Agent's Expenses promptly upon demand.

               4.9 Authorization to Charge Account. The Borrower hereby authorizes the Payments Administrator, subject to prior notice to the Borrower, to charge the Borrower's Revolving Loan account with the amount of all Fees, Expenses and other payments to be paid hereunder, under the Fee Letter and under the other Credit Documents as and when such payments become due. The Borrower confirms that any charges which the Payments Administrator may so make to the Borrower's Revolving Loan account as herein provided will be made as an accommodation to the Borrower and solely at the Payments Administrator's discretion.

               4.10 Indemnification in Certain Events. (a) If after the Closing Date, either (i) any change in or in the interpretation of any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to the Agent, any Issuing Bank or any of the Lenders (or, in the case of a Lender which is not a banking institution, any Affiliate of such Lender funding such Lender ("Funding Affiliate")), or (ii) the Agent, any Issuing Bank, or any of the Lenders (or, in the case of a Lender which is not a banking institution, any Funding Affiliate) complies with any future guideline or request from any central bank or other Governmental Authority or
(iii) the Agent, any Issuing Bank, or any of the Lenders (or, in the case of a Lender which is not a banking institution, any Funding Affiliate) reasonably determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or the Agent, any Issuing Bank, or any of the Lenders (or, in the case of a Lender which is not a banking institution, any Funding Affiliate) complies with any future request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of such Person's (or any Funding Affiliate's) capital as a consequence of its obligations hereunder to a level below that which such Person could have achieved but for such adoption, change or compliance (taking into consideration such Person's (or any Funding Affiliate's) policies with respect to capital adequacy) by an amount deemed by such Person to be material, and any of the foregoing events described in clauses (i), (ii) or (iii) increases the cost to the

Agent, any Issuing Bank or any of the Lenders of (A) funding or maintaining its Commitment or (B) issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or reduces the amount receivable in respect thereof by the Agent, any Issuing Bank or any Lender, then the Borrower shall within 10 days after demand by the Agent, pay to the Payments Administrator, for the account of each applicable Lender or Issuing Bank, as the case may be, additional amounts sufficient to indemnify the Agent, the Lenders or Issuing Banks against such increase in cost or reduction in amount receivable allocable to the Agent's, such Lenders' or Issuing Banks', as the case may be, funding or maintaining its Commitment or issuing, making or maintaining any Letter of Credit or purchasing or maintaining any participation therein. A certificate as to the amount of such increased cost and setting forth in reasonable detail the calculation thereof shall be submitted to the Borrower by the Agent, or the applicable Lender or Issuing Bank, as the case may be, and shall be conclusive absent manifest error.

               (b) Each Lender, Issuing Bank or the Agent will notify the Borrower and the Payments Administrator of any event occurring after the Closing Date which will entitle such Lender, Issuing Bank or Agent to payment pursuant to Section 4.10(a) as promptly as practicable after it obtains knowledge thereof, specifying the event giving rise to such claim and setting out in reasonable detail an estimate of the basis and computation of such claim. Upon receipt of such notice, the Borrower shall compensate such Lender, Issuing Bank or Agent in accordance with Section 4.10(a) from the date such costs are incurred (including, without limitation, where such costs are retroactively applied); provided, however, that the Borrower shall not be required to compensate a Lender, Issuing Bank or Agent for costs incurred earlier than 150 days prior to the date of the notice required to be delivered to the Borrower pursuant to this Section 4.10(b).

               4.11 Calculations. All calculations of (i) interest hereunder and
(ii) Fees, including, without limitation, Unused Line Fees, Letter of Credit Fee and Facing Fees, shall be made by the Payments Administrator, on the basis of a year of 360 days, or, if such computation would cause the interest and Fees chargeable hereunder to exceed the Highest Lawful Rate, 365/366 days, in each case for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable. Each determination by the Payments Administrator of an interest rate or payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

               4.12 Change of Applicable Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Sections 2.9 or
4.10 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Sections. Nothing in this Section
4.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.9 or 4.10.


                                   ARTICLE 5.

                              Conditions Precedent

               5.1 Conditions to Initial Loans and Letters of Credit. The obligation of each Lender to make Revolving Loans hereunder and the obligation of any Issuing Bank to issue Letters of Credit, in each case constituting the Initial Credit Event, is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Revolving Loans or the issuance of such Letters of Credit on the Closing Date, the following conditions precedent:

               (a) Execution of Agreement; Notes. On or prior to the Closing Date, this Credit Agreement shall have become effective as provided in
        Section 11.14 and there shall have been delivered to the Payments Administrator for the account of each Lender the appropriate Revolving
        Note in the amount, maturity and as otherwise provided herein.

               (b) Officer's Certificate. On the Closing Date, the Agent shall have received a certificate from each of the Borrower, Canadian Holdco and U.S. Holdco dated such date signed by an appropriate officer of the Borrower, Canadian Holdco or U.S. Holdco, as the case may be stating that all of the applicable conditions set forth in Sections 5.1(i), (j),
        (k), (l), (m), (n) and (o) and 5.2(a), (b), (c) and (d) exist as of such date.

               (c) Opinions of Counsel. On the Closing Date, the Agent shall have received opinions, addressed to the Agent, the Collateral Agent and each of the Lenders and dated the Closing Date, (i) from Eckert Seamans Cherin & Mellott and Jones Day Reavis & Pogue, special counsels to the Borrower, which opinions shall cover the matters contained in Exhibit E-1 and such other matters incident to the transactions contemplated herein as the Agent may reasonably request, (ii) from Fraser & Beatty, special counsel to Consumers which opinion shall cover the matters contained in Exhibit E-2 and such other matters incident to the transactions contemplated herein as the Agent may reasonably request,
        (iii) from White & Case, special counsel to the Lender, which opinion shall cover the matters contained in Exhibit E-3 and (iv) from local counsel reasonably satisfactory to the Agent, opinions each of which shall be in form and substance reasonably satisfactory to the

        Agent and shall cover the perfection of the security interest granted pursuant to the Security Agreement and such other matters incident to the transaction contemplated herein as the Agent may reasonably request.

               (d) Security Agreement. On the Closing Date, the Borrower shall have duly authorized, executed and delivered a Security Agreement in the form of Exhibit F (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Security Agreement") together with:

                      (A) executed copies of Financing Statements (Form UCC-1)
               in appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement;

                      (B) certified copies of Requests for Information or Copies
               (Form UCC-11), or equivalent reports, each of recent date listing all effective financing statements that name the Borrower as debtor and that are filed in the jurisdictions referred to in clause (A), together with copies of such financing statements (none of which shall cover the Collateral except those with respect to which appropriate termination statements executed by the secured lender thereunder have been delivered to the Agent);

                      (C) evidence of the completion of all other filings of, or with respect to, the Security Agreement as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Security Agreement; and

                      (D) evidence that all other actions necessary or, in the
               reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken.

               (e) Collateral Access Agreements. On the Closing Date, the Agent shall have received Collateral Access Agreements substantially in the form of Exhibit G (as modified, amended, or supplemented from time to time in accordance with the terms hereof and thereof, the "Collateral Access Agreements" with respect to Inventory locations as may be requested by the Agent or PNC, which Collateral Access Agreements shall be in full force and effect.

               (f) Collection Bank Agreements; Concentration Account Agreement. On the Closing Date, the Agent shall have received fully executed copies of the

        Collection Bank Agreements and the Concentration Account Agreement, each of which shall be in Full Force and effect.

               (g) Intercreditor Agreement. On the Closing Date, the Agent on behalf of the Lenders, BTCo on behalf of the holders of Bridge Senior Notes and the Borrower shall have entered into an Intercreditor Agreement in the form of Exhibit H (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Intercreditor Agreement"), which shall be in full force and effect.

               (h) Borrowing Base Certificate. On the Closing Date, the Borrower shall have delivered to the Agent a Borrowing Base Certificate meeting the requirements of Section 7.1(e) and which Borrowing Base shall indicate (in a manner satisfactory to the Agent) that on such date and after giving effect to the consummation of the Transaction, the Borrower shall be able to incur additional Outstandings, after giving effect to the Outstandings on the Closing Date, of $50,000,000 or more in compliance with the Borrowing Base and Inventory Sublimits restrictions.

               (i) Equity Issuances. The Borrower shall have (x) issued at least $3.4 million of Common Stock to the Equity Investors (the "Common Stock Financing") and (y) issued $140 million of Preferred Stock to the Equity Investors, the "Preferred Stock Financing" together with the Common Stock Financing, the "Equity Financing"), in each case, pursuant to documentation (including without limitation the TD Loan Agreement) in form and substance satisfactory to the Agent and the Required Lenders; provided that the Borrower shall have received at least $85 million of net cash proceeds from the Equity Financing, which shall be provided by Consumers or its Affiliates. All terms and conditions of the Preferred Stock issued in connection with the Preferred Financing and of the Common Stock issued pursuant to the Common Stock Financing shall be reasonably satisfactory to the Agent and the Required Lenders. The Borrower shall have used all net cash proceeds received from the Equity Financing to make payments owing in connection with the Transaction prior to or concurrently with the utilization of the Revolving Loans for such purpose.

               (j) Issuance of Bridge Senior Notes. The Borrower shall have received gross cash proceeds of $130 million from the issuance of a like principal amount of Bridge Senior Notes. All terms and conditions of the Bridge Senior Notes shall be reasonably satisfactory to the Agent and PNC. The Borrower shall have used all net cash proceeds received from the issuance of the Bridge Senior Notes to make payments owing in connection with the Transaction prior to or concurrently with the utilization of Revolving Loans for such purpose.

               (k) Acquisition Agreement; Indemnity Agreement; Plant Sales; etc.
        (A) All terms of, and the documentation for the Acquisition and the Plant Sales (including the Acquisition Agreement, the Indemnity Agreement and all documentation relating thereto), shall be satisfactory to the Agent and the Required Lenders. All conditions precedent to the consummation of the Acquisition and the Plant Sales as set forth in the documentation relating thereto (including all conditions precedent in the Acquisition Agreement and the Indemnity Agreement) shall have been satisfied, and not waived except with the consent (which will not be unreasonably withheld) of the Agent and the Required Lenders, to the reasonable satisfaction of the Agent and PNC. The Transaction shall have been consummated in accordance with the documentation therefor, the Orders, the Projections and all applicable laws.

                      (B) On the Closing Date, O-I shall have performed its
               obligations under the Acquisition Agreement and consummated the Plant Sales in accordance with the terms thereof. O-I and the Borrower (as successor in interest to Consumers) shall be party to that certain Technical Assistance and License Agreement, relating to certain licensing matters, which shall be in full force and effect.

                      (C) The Agent and Required Lenders shall be reasonably
               satisfied through the execution and delivery of a Plan Termination Agreement, dated as of the Closing Date and in form and substance satisfactory to the Agent (the "Plan Termination Agreement") that the PBGC is satisfied with the Borrower's intention to pay certain pension obligations of Old Anchor Glass which are part of the Acquired Business with $9.0 million of Preferred Stock and $9.1 million of cash on the Closing Date, and that no event or condition has occurred which may give rise to liability under Title IV of ERISA, other than premiums under
               Section 4006 of ERISA.

                      (D) The Agent shall have received reports, consents and
               other information in form and substance reasonably satisfactory to the Agent concerning the supply agreement with the Bacardi Company.

                      (E) The order (the "Sale Order") which was entered by the
               Bankruptcy Court on December 20, 1996 authorizing (x) Old Anchor Glass to perform its obligations under the Acquisition Agreement and related documents and (y) the transfer of the assets contemplated thereunder to the Borrower free and clear of liens, claims, and interests, shall (i) have been delivered to the Agent and the Lenders, and (ii) not have been appealed or if appeal shall have been taken therefrom, no stay pending appeal shall have been issued and the Sale Order shall be in full force and effect.

               (l) Existing Credit Agreement, etc. (i) On the Closing Date and concurrently with the Initial Credit Event, the creditors under the Existing Credit Agreement and the Existing Senior Secured Notes shall have terminated and released all security interests in and Liens on the assets owned by Old Anchor Glass and its respective Subsidiaries, and the Agent shall have received all such releases as may have been requested by the Agent, which releases shall be in form and substance reasonably satisfactory to the Agent.

                      (ii) On the Closing Date and after giving effect to the
               Transaction and the Revolving Loans incurred on the Closing Date, neither the Borrower nor any of its Subsidiaries shall have any preferred stock or Indebtedness outstanding except for (i) the Revolving Loans, (ii) the Bridge Senior Notes, (iii) the Existing Indebtedness and (iv) the Preferred Stock. On and as of the Closing Date, all of the Existing Indebtedness shall remain outstanding after giving effect to the Transaction and the other transactions contemplated hereby without any default or events of default existing there- under or arising as a result of the Transaction and the other transactions contemplated hereby (except to the extent amended or waived by the parties thereto on terms and conditions satisfactory to the Agent and PNC), and there shall not be any amendments or modifications to the Existing Indebtedness Agreements other than as requested or approved by the Agent or PNC. On and as of the Closing Date, the Agent and PNC shall be satisfied with the amount of and the terms and conditions of all Existing Indebtedness.

               (m) Approvals. All necessary governmental (domestic and foreign) and material third party approvals and/or consents (including the Orders) in connection with the Transaction, the transactions contemplated by the Transaction Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Transaction, the making of any Revolving Loans or the issuance of any Letters of Credit or the other transactions contemplated hereby. There shall not have been any statute, rule regulation, injunction or order applicable to the Transaction, or the financing thereof, promulgated, enacted, entered or enforced by any state or federal government or governmental or regulatory authority or agency or by any federal or state court or tribunal, nor shall there be pending any action or proceeding by or before any such authority, court or tribunal, involving a substantial likelihood of an order, that would prohibit, restrict, delay or otherwise materially adversely affect the Transaction or the financing thereof.

               (n) Material Adverse Change, etc. Since December 2, 1996, nothing shall have occurred (and neither the Agent nor the Lenders shall have become aware of any facts or conditions not previously known) which the Agent or PNC shall determine could be reasonably likely to have a Material Adverse Effect.

               (o) Litigation. On the Closing Date, there shall be no actions, suits, investigations or proceedings pending or threatened (a) with respect to this Credit Agreement or any other Credit Document or (b) which the Agent or PNC shall determine is reasonably likely to have a Material Adverse Effect.

               (p) Corporate Proceedings. (i) On the Closing Date, the Agent shall have received from each of the Borrower, Canadian Holdco and U.S. Holdco a certificate, dated the Closing Date, signed by the secretary or any assistant secretary of the Borrower, Canadian Holdco or U.S. Holdco, as the case may be, in the form of Exhibit I with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws, or other organizational documents of the Borrower, Canadian Holdco or U.S. Holdco, as the case may be, and the resolutions of the Borrower, Canadian Holdco or U.S. Holdco, as the case may be, referred to in such certificate and all of the foregoing (including each such Certificate of Incorporation and By-Laws) shall be reasonably satisfactory to the Agent.

                      (ii) On the Closing Date, all corporate and legal
               proceedings and all instruments and agreements in connection with the transactions contemplated by this Credit Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

               (q) Plans; Collective Bargaining Agreements; Existing Indebtedness Agreements; Shareholders' Agreements; Management Agreements; Employment Agreements; Tax Sharing Agreements; Affiliate Transaction Agreement. On or prior to the Closing Date, there shall have been delivered to the Agent copies, certified as true and correct by an appropriate officer of the Borrower making such delivery, of:

                       (i) all Plans (and for each Plan that is required to file
               an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a "single- employer plan," as defined in
               Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other "employee benefit plans," as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of the Company or any of its Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any "multi-employer plan," as defined in 4001(a)(3) of ERISA, only to the extent that any document described therein is in the possession of the Company or any Subsidiary of the Company or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such plan), and any recent actuarial analysis prepared in connection with any of the foregoing;

                      (ii) to the extent requested by the Agent prior to the
               date of this Credit Agreement, any collective bargaining agreements or any other similar agreement or arrangements covering the employees of the Borrower (collectively, the "Collective Bargaining Agreements");

                     (iii) all agreements evidencing or relating to the
               Existing Indebtedness (collectively, the "Existing Indebtedness Agreements");

                      (iv) all agreements entered into by Borrower or any
               Subsidiary of Borrower (x) governing the terms and relative rights of its capital stock or (y) with any shareholders relating to such entity with respect to their capital stock (collectively, the "Shareholders' Agreements");

                       (v) any material agreements (or the forms thereof) with
               members of, or with respect to the, management of Borrower or any Subsidiary of Borrower (collectively the "Management Agreements");

                      (vi) any employment agreements (or the forms thereof
               together with a list of employees who are parties to such agreements) entered into by Borrower or any Subsidiary of Borrower (collectively, the "Employment Agreements");

                     (vii) any tax sharing, tax allocation and other similar
               agreement entered into by Borrower or any Subsidiary of Borrower (collectively, the "Tax Sharing Agreements"); and

                    (viii) the Affiliate Transaction Agreement;

        all of which documents relating to the Plans, Collective Bargaining Agreements, Existing Indebtedness Agreements, Shareholders' Agreements, Management Agreements, Employment Agreements, Tax Sharing Agreements and the Affiliate Transaction Agreement shall be in the form delivered to counsel to the Agent on or prior to the date hereof or otherwise in form and substance reasonably satisfactory to the Agent and PNC and shall be in full force and effect on the Closing Date.

               (r) Solvency Opinion. On the Closing Date, the Lenders shall have received an opinion from American Appraisal Associates, Inc. in each case, in form and substance reasonably satisfactory to the Agent stating the conclusions that, after giving effect to the Transaction and the incurrence of all the financing contemplated thereby, the Borrower is not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, and will not be left with unreasonably small capital with which to engage in its business and it will not have incurred debts beyond its ability to pay such debts as they mature.

               (s) Projections; Plant Closures, etc. On the Closing Date, the Lenders shall have received detailed annual five-year financial projections (monthly for the first year, quarterly for the second year and annually thereafter) (including details as to volume, price and cost assumptions and corresponding balance sheets, statements of operations and cash flow and changes in shareholders' equity), and one year financial projections describing on a monthly basis plant-by-plant and customer-by- customer grossage and sales of the Borrower after giving effect to the Transaction in form and substance reasonably satisfactory to the Agent and PNC and the Agent and PNC shall be reasonably satisfied with the accounting practices and procedures to be utilized by the Borrower following the Transaction (together with those projections heretofore provided to the Lenders, the "Projections").

               (t) Insurance Policies. On the Closing Date, the Agent shall have received evidence (including, without limitation, certificates of insurance; showing compliance with the requirements of Section 7.10 for the business and properties of the Borrower and its Subsidiaries), in form and substance reasonably satisfactory to the Agent.

               (u) Consent Letter. On the Closing Date, the Agent shall have received a letter from CT Corporation System, substantially in the form of Exhibit J hereto, indicating its consent to its appointment by the Borrower, Canadian Holdco and U.S. Holdco as its agent to receive service of process as specified in Section 11.1 of this Credit Agreement.

               (v) Payment of Fees. On the Closing Date, all costs, fees and expenses, and all other compensation contemplated by this Credit Agreement or the PNC

        Expense Letter, due to the Agent, PNC or the Lenders (including, without limitation, legal fees and expenses) that have been invoiced in accordance with Section 4.5(a) hereof shall have been paid to the extent due.

               (w) Collateral Examination. On the Closing Date, the Lenders shall have received a final pre-closing collateral examination report concerning all accounts receivables and inventory of the Acquired Business, the form and substance of which are not materially different from the collateral examination report heretofore received by the Lenders, all in form and substance reasonably satisfactory to the Agent and PNC.

               (x) Environmental Reports. On or prior to the Closing Date, the Lenders shall have received final environmental reports from Environ International Corporation, together with the Phase I report contemplated therein, the results of which are reasonably satisfactory to the Agent and PNC.

               (y) Management. On the Closing Date, the identity of the initial Board of Directors of the Borrower and the management of the Borrower shall have been disclosed to the Lenders and they shall be satisfied therewith.

               (z) U.S. Holdco Guaranty. On the Closing Date, U.S. Holdco shall have duly authorized, executed and delivered the U.S. Holdco Guaranty in the form of Exhibit O (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "U.S. Holdco Guaranty").

               (aa) O-I Assurance Agreement. On the Closing Date, the Borrower shall have duly authorized, executed and delivered a O-I Assurance Agreement in the form of Exhibit P (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "O-I Assurance Agreement").

               (bb) Capital Call Agreement. On the Closing Date, (i) Consumers shall have duly authorized, executed and delivered the Capital Call Agreement in the form of Exhibit R (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Capital Call Agreement") and (ii) the Agent shall have received an acknowledgment and agreement from Toronto-Dominion in form and substance satisfactory to the Agent with respect to the Capital Call Agreement.

               (cc) Assignment and Assumption Agreement. On the Closing Date, Consumers shall have duly authorized, executed and delivered the Assignment and Assumption dated the Closing Date between the Borrower and Consumers.

               (dd) Pledge Agreement. On the Closing Date, U.S. Holdco shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit S (as modified, amended or supplemented from time to time, the "Pledge Agreement") and shall have delivered all pledged securities purported to be pledged thereunder to BTCo, as pledgee thereunder for the benefit of the secured creditors described therein.

               (ee) Closing Expenses. The Agent shall be satisfied, based on a schedule provided to it on the Closing Date, that the total expenses for the Transaction shall not exceed $21,000,000, and Consumers shall pay at least $6,000,000 of such expenses.

               5.2 Conditions to Each Revolving Loan and Letter of Credit. On the date of the making of any Revolving Loan or the issuance of any Letter of Credit, both immediately before and after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true to the satisfaction of the Agent (and each delivery or deemed delivery of each Notice of Borrowing and a Letter of Credit Request, and the acceptance by the Borrower of the proceeds of such Revolving Loans or issuance of such Letter of Credit, shall constitute a representation and warranty by the Borrower that on the date of such Revolving Loans or issuance of such Letter of Credit immediately before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

               (a) The representations and warranties contained in this Credit Agreement and in each other Credit Document are true and correct in all material respects on and as of the date of such Revolving Loans or issuance of such Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

               (b) No event has occurred and is continuing, or would result from such Revolving Loans or the issuance of any Letter of Credit or the application of the proceeds thereof, which would constitute a Default or an Event of Default;

               (c) No change or development which in any such case has had or is reasonably expected to have a Material Adverse Effect, shall have occurred and be continuing; and

               (d) With respect to the issuance of any Letter of Credit, none of the events set forth in Section 3.1 hereof has occurred and is continuing or would result from the issuance of such Letter of Credit.

               The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Lenders that all of the applicable conditions specified above exist as of the date of such Credit Event. All of the certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Agent at its address specified in Section 11.5 hereof for the account of each of the Lenders and, except for the Revolving Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance as specified herein or otherwise satisfactory to the Agent.


                                   ARTICLE 6.

                         Representations and Warranties

               To induce the Lenders to enter into this Credit Agreement and to make Revolving Loans and issue and/or participate in the Letters of Credit provided for herein, the Borrower makes the following representations, warranties and agreements, as to itself and as to each of its Subsidiaries, all of which shall survive the execution and delivery of this Credit Agreement, the making of the Revolving Loans and the issuance of the Letters of Credit (with the occurrence of each Credit Event being deemed to constitute a representation and warranty that the matters specified in this Article 6 are true and correct in all material respects on and as of the date of each such Credit Event, unless stated to relate to a specific earlier date, in which case they will be true and correct as of such earlier date):

               6.1 Corporate Status. The Borrower (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would be reasonably likely to have a Material Adverse Effect.

               6.2 Corporate Power and Authority. The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. The Borrower has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors and

(ii) federal securities or other laws or regulations or public policy insofar as they may restrict the enforceability of rights to indemnification.

               6.3 No Violation. Neither the execution, delivery and performance by the Borrower of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or violate or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Collateral Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of any Governing Document of the Borrower or any of the Borrower's Subsidiaries, except, in the case of clauses (i) and (ii) any immaterial contravention, conflict, inconsistency, breach or default which are not reasonably likely to adversely affect any Lender or to have a Material Adverse Effect.

               6.4 Litigation. There are no actions, suits or proceedings pending or threatened with respect to (i) any Credit Document or (ii) the Borrower or any of the Borrower's Subsidiaries that, after giving effect to expected insurance proceeds and indemnity payments, are reasonably likely to have a Material Adverse Effect.

               6.5 Use of Proceeds. (a) The proceeds of all Revolving Loans shall be utilized to (i) effect the Transaction, (ii) to pay certain fees and expenses relating thereto and (iii) for general corporate and working capital purposes of the Borrower and its Subsidiaries; provided that proceeds of Revolving Loans incurred on the Closing Date shall not exceed the lesser of (x) $45 million and (y) the Borrowing Base on the Closing Date minus $50 million.

               (b) No part of the proceeds of any Revolving Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Revolving Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System.

               6.6 Governmental Approvals. Except for the filing of financing statements and continuation statements as required under the Collateral Documents, and the entry of the Orders, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance by the Borrower of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document as against the Borrower.

               6.7 Investment Company Act. Neither the Borrower nor any of the Borrower's Subsidiaries is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

               6.8 Public Utility Holding Company Act. Neither the Borrower nor any of the Borrower's Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

               6.9 True and Complete Disclosure. (a) All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Agent or any Lender does not, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Agent or any Lender will not, as of the date as of which such information is dated or certified, contain any untrue statement of a material fact or omit to state any material fact necessary to make such information (taken as a whole) not misleading as of such time, in each case in light of the circumstances under which such information was provided, it being understood and agreed that for the purposes of this Section 6.9, such factual information shall not include the Projections and pro forma financial information.

               (b) The Projections and pro forma financial information contained in the factual information referred to in clause (a) above are based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and necessarily were based upon numerous assumptions with respect to industry performance, general business and economic and competitive conditions and uncertainties, taxes and other matters which are beyond the control of the Borrower and the Borrower's Subsidiaries, such that there can be no assurance that such projections will be realized and actual results may differ materially from the projected results.

               6.10 Financial Condition; Financial Statements. (a) On and as of the Closing Date on a pro forma basis after giving effect to the Transaction and all Indebtedness incurred, and to be incurred, and Liens created and to be created, by the Borrower in connection with this Credit Agreement and the Bridge Senior Notes, (x) the sum of the assets, at a fair valuation, of the Borrower will exceed its debts,
(y) the Borrower will not have incurred nor intend to, or believe that it will, incur debts beyond its ability to pay such debts as such debts mature and (z) the Borrower does not have unreasonably small capital with which to conduct its businesses. For purposes of this Section 6.10(a), "debt" means any reasonably expected liability on a claim, and "claim" means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

               (b) The Borrower has furnished to the Lenders the following financial statements, which have been prepared in accordance with GAAP (except for the valuation of goodwill and, in the case of the unaudited financial statements referred to below, for the omission of footnotes and ordinary year end adjustments) consistently applied throughout the periods involved: (i) Old Anchor's consolidated balance sheet as of, and statements of operations, shareholder's equity and cash flows for the fiscal year ended, December 31, 1995, audited by independent certified public accountants, and accompanied by an unqualified opinion thereof and (ii) an unaudited consolidated balance sheet of Old Anchor as of, and unaudited statements of operations, shareholder's equity and cash flows for (x) the nine-month period ending September 30, 1996 and (y) the months of October and November 1996. Since September 30, 1996 nothing has occurred which would be reasonably likely to result in a Material Adverse Effect.

               (c) The pro forma balance sheet of Old Anchor as of December 31, 1995 and September 30, 1996 and the related statement of operations of Old Anchor for the year ended December 31, 1995 and the 9-month period ended September 30, 1996, a copy of which has heretofore been furnished to the Agent, fairly present the pro forma financial condition of Old Anchor assuming that the Transactions had occurred as of January 1, 1995. The pro forma adjustments made in such pro forma financial statements have been properly applied to the historical amounts in the compilation thereof; the assumptions used in preparing such pro forma financial statements provide a reasonable basis for presenting the significant direct effects of the Transactions and such pro forma adjustments give appropriate effect to those assumptions.

               6.11 Locations of Offices, Records and Inventory. The address of the principal place of business and chief executive office of the Borrower as of the date hereof and as of the Closing Date is set forth on Schedule II. The books and records of the Borrower, and all its chattel paper and records of Accounts, are maintained exclusively at the locations listed on Schedule II. As of the Closing Date, there is no jurisdiction in which the Borrower has any chattel paper, records of Account and Inventory (except for Inventory in transit) other than those jurisdictions identified on Schedule II. Schedule II also contains a complete list of the legal names and addresses of each facility or warehouse at which Inventory is stored as of the date hereof and as of the Closing Date. None of the receipts received by the Borrower from any warehouseman states that the goods covered thereby are to be delivered to bearer or to the order of a named person other than the Borrower or to a named person and such named person's assigns.

               6.12 Fictitious Business Names. Except as set forth in Schedule III, the Borrower has not used any corporate or fictitious name since January 3, 1997, other than the corporate name shown on its Governing Documents.

               6.13 Security Interests. On and after the Closing Date, each of the Collateral Documents create, as security for the Obligations, a valid and enforceable perfected security interest in and Lien on all of the Collateral, superior to and prior to the rights of all third persons and subject to no other Liens, other than as otherwise permitted under the Collateral Documents. At all times on or after the Closing Date, the respective grantor under each Collateral Document shall have good and marketable title to all the Collateral subject thereto free and clear of all Liens other than Liens permitted under Section
8.2. No filings or recordings are required in order to perfect the security interests created under any Collateral Document except for filings or recordings required pursuant to the terms of any such Collateral Document.

               6.14 Tax Returns and Payments. The Borrower and each of the Borrower's Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority, all federal returns and all other material returns, statements, forms and reports for taxes required to be filed by or with respect to the income, properties or operations of the Borrower and/or any of the Borrower's Subsidiaries. Such returns accurately reflect all liability for taxes of the Borrower and the Borrower's Subsidiaries for the periods covered thereby. The Borrower and each of the Borrower's Subsidiaries has paid all material taxes payable by it other than taxes which are not established, and other than those contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles. There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Borrower, threatened by any authority regarding any taxes relating to the Borrower or any of the Borrower's Subsidiaries. As of the Closing Date, neither the Borrower nor any of the Borrower's Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of the Borrower's Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of the Borrower's Subsidiaries not to be subject to the normally applicable statute of limitations. None of the Borrower or any of the Borrower's Subsidiaries have provided, with respect to themselves or property held by them, any consent under Section 341 of the Code. Neither the Borrower nor any of the Borrower's Subsidiaries has incurred, or will incur, any material tax liability with respect to the Transaction and the other transactions contemplated hereby.

               6.15 Compliance with ERISA. (i) Schedule IV identifies each Plan. Except as set forth on Schedule IV; (A) each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; (B) each Plan (and each related trust, if any) which is intended to be qualified under
Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; (C) no Reportable Event has occurred; (D) no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; (E) no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds (1) in the case of all Plans of the Borrower and its Subsidiaries $77,000,000, before giving effect to contributions contemplated by
Section 5.1(k)(C) and (2) in the case of ERISA Affiliates other than the Borrower and its Subsidiaries $4,700,000; (F) no Plan which is subject to
Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; (G) all contributions required to be made with respect to a Plan have been timely made; (H) neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of
the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; (I) no condition exists which presents a material risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; (J) no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; (K) no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; (L) using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $360,000; (M) each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; (N) no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and (O) the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement.

               6.16 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries.

               6.17 Patents, etc. Except as otherwise described in the Security Agreement, the Borrower and each of the Borrower's Subsidiaries have obtained all material patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted.

               6.18 Compliance with Statutes, etc. (a) The Borrower and each of the Borrower's Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non- compliances as are not likely to, in the aggregate, have a Material Adverse Effect.

               (b) The Borrower and each of the Borrower's Subsidiaries is in compliance with all applicable Environmental Laws governing its business for which failure to comply is likely to have a Material Adverse Effect and neither the Borrower nor any of the Borrower's Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing in the manner set forth above. All material licenses, permits, registrations or approvals required for the business of the Borrower and each of the Borrower's Subsidiaries, as conducted as of the Closing Date, under any Environmental Law either (i) have been secured and the Borrower and each of the Borrower's Subsidiaries is in material compliance therewith or (ii) appropriate filings have been made to secure such licenses, permits, registrations and approvals and the Borrower is not aware of any circumstance where (A) the same will not be secured in due course or (B) the failure to secure the same prior to the Closing Date will have a Material Adverse Effect. Neither the Borrower nor any of the Borrower's Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Subsidiary is a party and which would materially and adversely affect the ability of the Borrower or such Subsidiary to operate its business or other Real

Property and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder. There are as of the Closing Date no Environmental Claims pending or, to the best knowledge of the Borrower, threatened, which question the validity, term or entitlement of the Borrower or any of the Borrower's Subsidiaries for any permit, license, order or registration required for the operation of any facility which the Borrower or any of the Borrower's Subsidiaries currently operates and which could reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences in connection with the past or present operations of or business of the Borrower or any of the Borrower's Subsidiaries on any Real Property of the Borrower or any of the Borrower's Subsidiaries or on any property adjoining or adjacent to any such Real Property, that (a) are reasonably expected (i) to form the basis of an Environmental Claim against the Borrower any of the Borrower's Subsidiaries or any Real Property of the Borrower or any of the Borrower's Subsidiaries, or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law and (b) which could reasonably be expected to have a Material Adverse Effect.

               (c) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, by the Borrower or any of the Borrower's Subsidiaries, any Real Property of the Borrower or any of the Borrower's Subsidiaries, except Hazardous Materials generated, used, treated or stored on, or transported to or from, any Real Property of the Borrower or any of the Borrower's Subsidiaries in the ordinary course of business and either (A) in compliance with Environmental Laws or (B) if not in compliance, where such non-compliance would not reasonably be expected to have a Material Adverse Effect ("Permitted Materials") or (ii) released or disposed of (not including the sale of inventory) on any such Real Property other than where such release or disposals would not reasonably be expected to have a Material Adverse Effect.

               (d) Schedule V sets forth all instances known to the Borrower of:
(i) noncompliance by the Borrower and each of its Subsidiaries with applicable Environmental Laws; (ii) pending or threatened Environmental Claims which question the validity, term or entitlement of the Borrower or any of its Subsidiaries of or to any permit, license, order or registration required for the operation of any facility which the Borrower or any of its Subsidiaries currently operates; (iii) facts, circumstances, conditions or occurrences on any Real Property of the Borrower or any of its Subsidiaries that are reasonably expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries, or to cause any Real Property of the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law; and (iv) the generation, use, treatment or storage of Hazardous Materials on, or transportation of Hazardous Materials to or from, the Real Property of the

Borrower or any of its Subsidiaries other than in the ordinary course of business in material compliance with Environmental Laws, and the release or disposal of Hazardous Materials on any Real Property of the Borrower or any of its Subsidiaries. Schedule V is provided for informational purposes only. None of the facts, circumstances, conditions or occurrences set forth on Schedule V, individually or on the aggregate could reasonably be expected to have a Material Adverse Affect.

               6.19 Properties. Borrower and each of Borrower's Subsidiaries has good title to all material properties owned by it free and clear of all Liens, other than as permitted by Section 8.2. Schedule VI contains a true and complete list of each Real Property owned, if any, and each Real Property leased by the Borrower on the Closing Date and the type of interest therein held by the Borrower.

               6.20 Labor Relations; Collective Bargaining Agreements. (a) Set forth on Schedule VII hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to the Borrower or any of its Subsidiaries and any union, labor organization or other bargaining agent in respect of the employees of the Borrower and/or any of its Subsidiaries on the Closing Date.

               (b) Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that is likely to have a Material Adverse Effect. There is (i) no significant unfair labor practice complaint pending against the Borrower or any of the Borrower's Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the Closing Date against the Borrower or any of the Borrower's Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage is pending against the Borrower or any of the Borrower's Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of the Borrower's Subsidiaries, except (with respect to any matter specified in clause (i) and (ii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

               6.21 Restrictions on Subsidiaries. Except for restrictions contained in the Credit Documents, the Senior Note Documents and in agreements with respect to the Existing Indebtedness, as of the Closing Date there are no contractual or consensual restrictions on the Borrower or any of its Subsidiaries which prohibit or otherwise restrict (i) the transfer of cash or other assets (x) between the Borrower and any of its Subsidiaries or (y) between any Subsidiaries of the Borrower or (ii) the ability of the Borrower or any of its Subsidiaries to grant security interests to the Lenders in the Collateral.

               6.22 Status of Accounts. Each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by the Borrower or, to the knowledge of the Borrower, Old Anchor in the ordinary course of its business; the goods and inventory being sold and the Accounts created are its exclusive property and are not and shall not be subject to any Lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever other than the Liens created pursuant to the Collateral Documents and Permitted Liens, and, except as otherwise reported or reserved against on the Borrower's or its Subsidiaries books and records, the Borrower's customers have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense, or counterclaim.

               6.23 Material Contracts. (a) Schedule VIII sets forth a true and complete list of each Material Contract.

               (b) Neither the Borrower nor any of its Subsidiaries is in breach of or in default under any Material Contract.

               6.24 Existing Indebtedness and Operating Leases. Schedule IX sets forth a true and complete list of all Existing Indebtedness and Operating Leases of the Borrower and its Subsidiaries as of the Closing Date, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

               6.25 Tax Sharing Agreements. As of the Closing Date, the Borrower is not party to any Tax Sharing Agreements.


                                   ARTICLE 7.

                              Affirmative Covenants

               The Borrower hereby covenants and agrees that on the Closing Date and thereafter, for so long as this Credit Agreement is in effect and until the Total Commitments have terminated, no Letters of Credit or Revolving Notes are outstanding and the Revolving Loans and Letter of Credit Obligations, together with interest, Fees, Expenses and all other Obligations (other than any indemnities described in Section 11.8 hereof which are not then due and payable) incurred hereunder, are paid in full:

               7.1 Financial Information. The Borrower shall furnish to the Lenders the following information within the following time periods, it being understood that comparisons to prior periods shall only be required where Financial Statements for such prior period have been prepared:

               (a) as soon as available and in any event within 95 days after the end of each fiscal year of the Borrower (other than the Management Letter referred to in clause (B) below), (i) audited Financial Statements as of the close of the fiscal year and for the fiscal year, together with a comparison to the Financial Statements for the prior year, in each case accompanied by (A) a report thereon of the Auditors thereof unqualified as to scope, which report shall state that such consolidated financial statements fairly present the consolidated financial position of the Borrower and its consolidated Subsidiaries as at the date indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP (except as otherwise stated therein) and that the examination by such Auditors has been made in accordance with generally accepted auditing standards, (B) such Auditors' "Management Letter" to the Borrower as soon as available, (C) a written statement signed by such Auditors stating that in the course of the annual audit of the business of the Borrower, which audit was conducted by such Auditors in accordance with generally accepted auditing standards, such Auditors (x) have not obtained any knowledge of the existence of any Default or Event of Default under any provision of Sections 8.4, 8.9, 8.10, 8.11, 8.12, 8.13 and 8.14 of this Credit
        Agreement, or, if such Auditors shall have obtained from such examination any such knowledge, they shall disclose in such written statement the existence of the Default or Event of Default and the nature thereof and (y) have examined information necessary to verify compliance with Section 8.7 and the Affiliate Transactions Agreement (as relating to the Borrower and its Subsdiaires), and that the Borrower and its Subsidiaries are in compliance with the terms thereof, or if not so in compliance, the Auditor shall disclose in such written statement the scope and nature of such noncompliance, it being understood that such Auditors shall not be required hereunder to perform any special audit procedures and shall have no liability, directly or indirectly, to anyone for failure to obtain knowledge of any such Default or Event of Default and (ii) a compliance certificate substantially in the form of Exhibit K along with a schedule in form satisfactory to the Agent of the calculations used in determining, as of the end of such fiscal year, whether the Borrower was in compliance with the covenants set forth in Articles 7 and 8 of this Credit Agreement for such year. To the extent that the Borrower's annual report on Form 10-K contains any of the foregoing items, the Lenders will accept the Borrower's report on Form 10-K in lieu of such items;

               (b) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower (except the last fiscal quarter of any fiscal year) (i) Financial Statements as at the end of such period and for the fiscal year to date, together with a comparison to the Financial Statements for the same periods in the prior year, all in reasonable detail and duly certified (subject to the addition of footnotes and audit and normal year-end adjustments) by the chief executive officer or chief financial officer of the Borrower as having been prepared substantially in accordance with GAAP and (ii) a compliance certificate substantially in the form of Exhibit K along with a schedule in form satisfactory to the Agent of the calculations used in determining, as of the end of such fiscal quarter, whether the Borrower was in compliance with the covenants set forth in Articles 7 and 8 of this Credit Agreement for such quarter. To the extent that the Borrower's quarterly report on Form 10-Q contains any of the foregoing items, the Lenders will accept the Borrower's report on Form 10-Q in lieu of such items;

               (c) as soon as available and in any event within 35 days after the end of each month (except the last month of any fiscal quarter, with respect to which such reports shall be delivered within 45 days after the end of the month (other than the last quarter of the fiscal year with respect to which such reports shall be delivered within 95 days after the end of the month)), a consolidated and consolidating balance sheet for the Borrower as at the end of such month and for the fiscal year to date and consolidated statements of operations and cash flows for such month and for the fiscal year to date, together with a comparison to the balance sheet, statement of operations and statement of cash flows for the same periods in the prior year, all in reasonable detail and duly certified (subject to the addition of footnotes and audit and normal year-end adjustments) by the chief executive officer or chief financial officer of the Borrower as having been prepared substantially in accordance with GAAP;

               (d) not later than 30 days before the end of each fiscal year commencing with the fiscal year ending December 31, 1997, monthly projections including customer-by-customer and plant-by-plant grossage and sales and plant-by-plant Capital Expenditures (in substantially the same form as the Projections) for the Borrower and its Subsidiaries for the following fiscal year and annual projections for each subsequent fiscal year through and including the fiscal year in which the Expiration Date occurs;

               (e) upon request by the Agent at any time if a Default or Event of Default shall exist and in any event not later than 12:00 Noon New York time on the third Business Day of each week (or more frequently if requested by the Agent in the exercise of its Permitted Discretion), and within five Business Days after the last Business Day of each month, a Borrowing Base certificate (the "Borrowing Base Certificate") in substantially the form of Exhibit L, duly completed, as of Friday of the immediately preceding week and as of the last day of such month, as applicable (or such other date as the Agent may specify in such request), and certified by the Borrower's chief executive officer, chief financial officer or treasurer and subject only to adjustment upon completion of the normal year-end audit and confirmation based upon cycle counting verification. In addition, each Borrowing Base Certificate shall have attached to it such additional schedules and/or other information, including monthly aging reports, as the Agent may reasonably request;

               (f) promptly and in any event within five Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of the chief executive officer or chief financial officer of the Borrower specifying the nature thereof and the Borrower's proposed response thereto, each in reasonable detail;

               (g) within 35 days after the end of each month (except the last month of any fiscal quarter, with respect to which such reports shall be delivered within 45 days after the end of the month (other than the last quarter of the fiscal year with respect to which such reports shall be delivered within 95 days after the end of the month)), a comparison of consolidated actual results of operations, cash flow and capital expenditures for the Borrower and the Borrower's Subsidiaries for such month and for the period from the beginning of the current fiscal year through the end of such month (i) with amounts projected for such month and for the period from the beginning of the current fiscal year through the end of such month pursuant to Section 7.1(d) above and (ii) with actual results of operations, cash flow and capital expenditures for the Borrower and the Borrower's Subsidiaries for the same periods of the prior fiscal year, in each case, together with management discussion and analysis relating to such results;

               (h) promptly upon the earlier of the mailing or filing thereof, copies of all 10-Ks, 10-Qs, 8-Ks, proxy statements, annual reports, quarterly reports, registration statements and any other filings or other communications made by the Borrower to holders of its publicly traded securities or the Securities Exchange Commission from time to time pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended;

               (i) promptly and in any event after becoming aware of the occurrence of any of the following events:

                      (i) any Material Contract of the Borrower or any of its
               Subsidiaries is terminated or amended or any new Material Contract is entered into which is reasonably likely to have an adverse effect on the Lenders (in which event the Borrower shall provide the Agent with a copy of such Material Contract); or

                     (ii) any of the material terms (other than price) upon
               which material suppliers of the Borrower or any of its Subsidiaries do business with the Borrower or such Subsidiary are changed or amended the results of which are reasonably likely to have an adverse effect on the Lenders; or

                    (iii) any order, judgment or decree in excess of $2,500,000
               (after reasonably expected insurance and indemnity recovery) shall have been entered against the Borrower or any of its Subsidiaries or any of their respective properties or assets; or

                     (iv) any notification of violation of any Requirement of
               Law shall have been received by the Borrower or any of its Subsidiaries from any Governmental Authority the results of which are likely to have a Material Adverse Effect; and

               (j) from time to time, such further information, including customer address list, regarding the Collateral, business affairs and financial condition of the Borrower and/or each of the Borrower's Subsidiaries as the Agent may reasonably request.

               7.2 Inventory Reconciliation. The Borrower shall make available when complete the results of any physical inventory count or reconciliation of perpetual inventory to the general ledger.

               7.3 Corporate Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material rights and authority to do business, provided that any transaction permitted by Section 8.1 will not constitute a breach of this Section 7.3, and provided further that the Borrower shall not be required to preserve, with respect to itself, any material right or authority to do business and with respect to any of its Subsidiaries, any such existence, material right or authority to do business if the Borrower shall reasonably determine that such preservation is no longer desirable in the ordinary course of business, and the loss thereof shall not be reasonably likely to have a Material Adverse Effect.

               7.4 Compliance with Statutes, etc. (a) The Borrower will, and will cause each of the Borrower's Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable Environmental
Laws) other than those the non-compliance with which (individually or in the aggregate) would not have a Material Adverse Effect. Neither Borrower nor any of Borrower's Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any of its Real Property, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for quantities used or stored at, and transferred to or from, such Real Properties in material compliance with all applicable Environmental Laws and required in connection with the normal operation, use and maintenance of such Real Property or the operation of the business of the Borrower and its Subsidiaries. If required to do so under any applicable Environmental Law, the Borrower agrees to undertake, and agrees to cause each of its Subsidiaries to undertake, any cleanup, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property in accordance with the requirements of all such applicable Environmental Laws and in accordance with orders and directives of all governmental authorities; provided that neither Borrower nor any of Borrower's Subsidiaries shall be required to take any such action where same is being contested by appropriate legal proceedings in good faith by Borrower or such Subsidiary.

               (b) At the request of the Agent or the Required Lenders at any time and from time to time, but in any event no more frequently than once a year, the Borrower will provide, at the Borrower's sole cost and expense, an environmental site assessment report or update concerning any Real Property of the Borrower or any Subsidiary, prepared by an environmental consulting firm reasonably acceptable to by the Agent, indicating the presence or release of Hazardous Materials and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Real Property; provided, however, no such request may be made unless the Agent or the Required Lenders reasonably believe that (i) the Borrower or any of its Subsidiaries is in material noncompliance with any Environmental Law with respect to such Real Property and such noncompliance is reasonably likely to result in a liability of the Borrower in excess of $2,500,000 (after expected insurance and indemnity recovery) in the aggregate or (ii) an Event of Default is in existence. If the Borrower fails to provide the same after sixty (60) days' written notice, the Agent may order the same, and the Borrower shall grant and hereby grants to the Agent and the Lenders and their agents access to such Real Property at all reasonable times and without unreasonably interfering with the Borrower's operations and specifically grants the Agent and the Lenders an irrevocable nonexclusive license, subject to the rights of tenants, to undertake such an assessment all at the Borrower's sole expense.

               7.5 ERISA. As soon as possible and, in any event, within ten (10) days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to the Agent a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA

Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 (other than to the extent to which the 30-day notice period is waived pursuant to subsection .62, .63, .64 and .65, other than on event referred to in subsection .65 which would be described in subsection
 .32(c)(1) of such Regulation if it had already occurred) is reasonably expected to occur with respect to such Plan within the following thirty (30) days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred after the Closing Date or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Closing Date by $81,700,000; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to
Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or
Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under
Section 4980B of the Code; or that the Borrower or any Subsidiary of the Borrower may incur, while any Obligation is outstanding, any material liability not existing on the Closing Date pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan. The Borrower will deliver to each of the Banks (i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan shall be delivered to the Banks no later than ten (10) days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or such notice has been received by the Borrower, such Subsidiary or the ERISA Affiliate, as applicable.

               7.6 Good Repair. The Borrower will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to provide that its material properties and equipment used or useful in its business in whomsoever's possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted and, subject to Section 8.4, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.

               7.7 Books and Records. The Borrower agrees to maintain, and to cause each of its Subsidiaries to maintain, books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice, and agrees that such books and records will reflect the Lenders' interest in its Accounts. The Borrower agrees that the Collateral Agent or its agents may enter upon the premises of Borrower or any of Borrower's Subsidiaries at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all during the continuance of an Event of Default, for the purposes of (i) inspecting the Collateral, (ii) inspecting and/or copying (at the Borrower's expense) any and all records pertaining thereto, (iii) discussing the affairs, finances and business of the Borrower with any officers, employees and directors of the Borrower or with Auditors (it being understood that the Borrower shall be entitled to have a representative present at any such discussions) and (iv) verifying Eligible Accounts Receivable and/or Eligible Inventory. The Borrower shall give the Collateral Agent fifteen days prior written notice of any change in the location of any facility owned or leased by the Borrower or any of its Subsidiaries where Collateral is located or in the location of its chief executive office or place of business from the locations specified in Schedule II, and to execute in advance of such change, cause to be filed and/or delivered to the Collateral Agent any financing statements, Collateral Access Agreements or other documents required by the Agent, all in form and substance satisfactory to the Agent. The Borrower agrees to advise the Agent promptly, in sufficient detail, of any substantial change relating to the type, quantity or quality of the Collateral, or any event (other than a change in price) which could have an adverse effect on the value of the Collateral or on the security interests granted to the Collateral Agent, on behalf of the Lenders therein.

               7.8 Collateral Records. The Borrower agrees to execute and deliver, and to cause each of its Subsidiaries to execute and deliver, to the Collateral Agent, from time to time, solely for the Agent's convenience in maintaining a record of the Collateral, such written statements and schedules as the Collateral Agent may reasonably require, including, without limitation, those described in Section 7.1 of this Credit Agreement, designating, identifying or describing the Collateral pledged or granted to the Lenders under the Collateral Documents. The failure by the Borrower or any of its Subsidiaries, however, to promptly give the Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Lenders' security interests in the Collateral.

               7.9 Security Interests. The Borrower shall, and shall cause each of its Subsidiaries to, defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. The Borrower shall comply with the requirements of all state and federal laws in order to grant to the Lenders valid and perfected first priority security interests in the Collateral, subject to Existing Liens and to any other Permitted Liens arising after the date hereof pursuant to operation of law and which pursuant to operation of law are prior to the perfected security interests created hereunder. The Collateral Agent is hereby authorized by the Borrower to file any UCC financing statements covering the Collateral whether or not the signatures of the Borrower appear thereon. The Borrower shall do whatever the Collateral Agent may reasonably request, from time to time, to effect the purposes of this Credit Agreement and the other Credit Documents, including, without limitation, filing notices of liens, UCC financing statements and amendments, renewals and continuations thereof; cooperating with the Collateral Agent's representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgagees; and, paying claims which might, if unpaid, become a Lien on the Collateral other than a Permitted Lien.

               7.10 Insurance; Casualty Loss. Schedule X hereto sets forth a true and complete listing of all insurance maintained by the Borrower and each of its Subsidiaries as of the Closing Date. The Borrower agrees to maintain, and to cause each of its Subsidiaries to maintain, public liability insurance, third party property damage insurance and replacement value (or such higher coverage as the Borrower may obtain) insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks in at least such amounts and against at least such risks as are described on Schedule X, or as are at all times satisfactory to the Agent in its commercially reasonable judgment. All policies covering the Collateral are to name the Collateral Agent as an additional insured and the Collateral Agent as loss payee in case of loss, as its interests may appear, and are to contain such other provisions as the Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. The Borrower shall provide written notice to the Agent of the occurrence of any of the following events within ten Business Days after the occurrence of such event: any Collateral is (i) damaged or destroyed, or suffers any other loss, or (ii) condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such Collateral or to materially diminish its marketability, and in either case the amount of the damage, destruction, loss or diminution in value is in excess of $2,000,000 (collectively, a "Casualty Loss"). The Borrower and/or the respective Subsidiary shall diligently file and prosecute their claim or claims for any award or payment in connection with a Casualty Loss. In the event of a Casualty Loss, the Borrower shall pay to the Collateral Agent, promptly upon receipt thereof, any and all net insurance proceeds and payments received by the Borrower or any Subsidiary on account of damage, destruction, loss, condemnation or eminent domain proceedings, whereupon the Collateral Agent shall, at the election of the Required Lenders, in their sole discretion, either (a) apply the proceeds realized from Casualty Losses to payment of accrued and unpaid interest or outstanding principal under the Revolving Loans or (b) pay such proceeds to the Borrower to be used to repair or replace the Collateral that was the subject of the Casualty Loss. After the occurrence and during the continuance of an Event of Default, (i) no settlement on account of any such Casualty Loss shall be made without the consent of the Collateral Agent and (ii) the Collateral Agent may participate in any such proceedings and the Borrower shall deliver to the Collateral Agent such documents as may be requested by the Collateral Agent to permit such participation and shall consult with the Collateral Agent, its attorneys and agents in the making and prosecution of such claim or claims. The Borrower hereby irrevocably authorizes and appoints the Collateral Agent its attorney-in-fact, after the occurrence and during the continuance of an Event of Default, to collect and receive for any such award or payment and to file and prosecute such claim or claims, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, and the Borrower shall, upon demand of the Collateral Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or payment to the Collateral Agent for the benefit of the Lenders, free and clear of any encumbrances of any kind or nature whatsoever, other than the right of the Borrower to any insurance proceeds remaining after application thereof by the Collateral Agent as provided in this Section 7.10.

               7.11 Taxes. Borrower will, and will cause each of Borrower's Subsidiaries to, pay and discharge all federal income and other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, or payable by it pursuant to the Tax Sharing Agreements, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Borrower or of any of Borrower's Subsidiaries; provided, that neither Borrower nor any of Borrower's Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of such Person) with respect thereto in accordance with GAAP.

               7.12 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries', fiscal years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries', fiscal quarters to end on March 31, June 30, September 30 and December 31.

               7.13 Further Assurances. The Borrower shall take, and shall cause each of the Borrower's Subsidiaries to take, all such further actions and execute all such further documents and instruments as the Collateral Agent may at any time reasonably determine to be necessary or desirable to further carry out and consummate the transactions contemplated by the Credit Documents, to cause the execution, delivery and performance of the Credit Documents to be duly authorized and to perfect or protect the Liens (and the priority status thereof) of the Collateral Agent on the Collateral. Furthermore, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 7.13 has been complied with.

               7.14 Maintenance of Corporate Separateness. The Borrower will, and will cause each of the Borrower's Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors' and shareholders' meetings and the maintenance of corporate offices and records, and will not permit its financial information to be provided to creditors of Consumers or its other Affiliates without indicating that the assets and financial performance of the Borrower and its Subsidiaries are separate from Consumers and its other Affiliates and will not provide financial support or assurances to such creditors.

               7.15 Interest Rate Agreement. On the date which is 180 days after the Closing Date if the Bridge Senior Notes are outstanding, the Borrower will enter into an Interest Rate Agreement mutually satisfactory to the Agent and the Borrower capping the maximum rate of interest with respect to a portion of the Revolving Loans, such portion to be determined by, at a rate to be determined by, and on terms and conditions satisfactory to, the Agent.

               7.16 Releases and Terminations. (a) On or prior to the 45th day following the Closing Date, the Borrower shall have caused Old Anchor to execute and file releases and terminations of any and all Liens, other than Existing Liens, encumbering all assets purchased by the Borrower pursuant to the Acquisition Documents necessary to satisfy paragraph 31 of the Sale Order.

               (b) On or prior to the 60th day following the Closing Date, the Borrower shall deliver to the Agent (at the Borrower's own cost) copies of Request for Information or Copies (form UCC-11), or equivalent reports verifying that all the releases and terminations described in Section 7.16(a) shall have been properly recorded and filed.

               7.17 Perfection of Intellectual Property Security Interests. On or prior to the 60th day following the Closing Date, the Borrower shall have executed and delivered Assignments of Security Interests in Trademarks, Patents and Copyrights (as such terms are defined in the Security Agreement) covering all right, title and interest in each United States Mark, Patent and Copyright (as such terms are defined in the Security Agreement) of the Borrower (other than right, title and interest retained by O-I pursuant to by the Technical Assistance and License Agreement).

               7.18 Payment of Certain Plan Obligations. (a) The Borrower shall make timely contributions to the Anchor Glass Container Corporation Service Retirement Plan, the Anchor Glass Container Corporation Retirement Plan for Salaried Employees and the Retirement Plan for Hourly Employees of Latchford Glass Company and Associated Companies which are required to be made (x) pursuant to the Plan Termination Agreement and (y) for fiscal years 1997, 1998 and 1999 pursuant to Sections 412 and 302 of ERISA and which, for fiscal year 1997, in the aggregate are estimated as of the Closing Date to be $29,300,000.

               (b) Any payments required to be made to "top-up" the value of Series A Preferred Stock received on the Closing Date in respect of the Plans described above shall be made in the form of (x) no more than $250,000 in cash and (y) additional shares of Series A Preferred Stock.

               7.19 Name Change. On or prior to the fifth day following the Closing Date, the Borrower shall have changed its name to Anchor Glass Container Corporation and shall have notified the Agent of the same.


                                   ARTICLE 8.

                               Negative Covenants

               The Borrower hereby covenants and agrees that as of the Closing Date, and thereafter, for so long as this Credit Agreement is in effect and until the Total Commitments have terminated, no Letter of Credit or Revolving Notes are outstanding and the Revolving Loans and Letter of Credit Obligations, together with interest, Fees, Expenses and all other Obligations (other than any indemnities described in Section 11.8 hereof which are not then due and payable) incurred hereunder, are paid in full:

               8.1 Consolidation, Merger, Sale or Purchase of Assets, etc. The Borrower will not, and will not permit any of the Borrower's Subsidiaries to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of its property or assets (other than inventory, obsolete equipment, excess equipment no longer needed in the conduct of business or equipment being replaced with other equipment, in each case in the ordinary course of business) or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or any part of the property or assets of any Person (other than (i) to replace obsolete property or assets disposed of in compliance with this Section and (ii) purchases, leases or other acquisitions of goods, inventory and equipment, operating leases of property, in each case, in the ordinary course of business) or agree to do any of the foregoing at any future time, except that the following shall also be permitted:

               (a) Capital Expenditures to the extent within the limitations set forth in Section 8.4;

               (b) the investments, acquisitions and transfers or dispositions of properties permitted pursuant to Section 8.5;

               (c) any Subsidiary of the Borrower may be merged or consolidated with or into, or be liquidated into, the Borrower or any other Subsidiary of the Borrower (so long as the Borrower or any other Subsidiary of the Borrower is the surviving corporation), or all or any part of the business, properties and assets of any Subsidiary may be conveyed, leased, sold or transferred to the Borrower or any other Subsidiary of the Borrower;

               (d) Designated Property Sales; and

               (e) the Borrower and its Subsidiaries may sell or otherwise dispose of assets the Net Sale Proceeds of which do not exceed in the aggregate $3,000,000 in any fiscal year of the Borrower.

To the extent the Required Lenders waive the provisions of this Section 8.1 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 8.1, such Collateral in each case shall be sold free and clear of the Liens in favor of the Collateral Agent created by the Collateral Documents and the Collateral Agent shall take such actions as it deems appropriate in connection therewith or may be reasonably requested by the Borrower to evidence such Lien release, in each case at the Borrower's expense.

               8.2 Liens. Borrower will not, and will not permit any of Borrower's Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Borrower or any of Borrower's Subsidiaries) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute (other than precautionary filings covering leases of equipment), except Liens described below (herein referred to as "Permitted Liens"):

               (a) Liens for taxes not yet due and payable or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established;

               (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law or which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods, and other similar Liens arising in the ordinary course of business, and (x) which, if any such property or asset is material, do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

               (c) Liens created by or pursuant to this Credit Agreement or the other Credit Documents;

               (d) Liens securing the Senior Notes pursuant to the Senior Note Documents;

               (e) Liens existing on the Closing Date and listed on Schedule XI hereto without giving effect to any subsequent extensions, renewals or replacements thereof ("Existing Liens");

               (f) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (x) in connection with liability insurance, workers' compensation, unemployment insurance and other types of social security, or (y) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business, in an aggregate amount (in the case of this clause (y)) not to exceed $2,500,000 (exclusive of obligations (i) in respect of borrowed money or (ii) in respect of which a Letter of Credit has been issued);

               (g) leases or subleases granted to third Persons not interfering with the ordinary course of business of Borrower or any of its Subsidiaries;

               (h) Capital Leases to the extent permitted under Section 8.3(b);

               (i) Liens (x) arising pursuant to purchase money mortgages securing Indebtedness representing the purchase price (or financing of the purchase price within 180 days after the respective purchase) of property or other assets acquired by the Borrower, provided that (i) any such Liens attach only to the assets so purchased, (ii) the Indebtedness secured by any such Lien does not exceed 100% of the purchase price of the assets being purchased and (iii) the Indebtedness secured thereby or any refinancing thereof is permitted by Section 8.3(b); or (y) existing on specific tangible assets at the time acquired by the Borrower or on assets of a Person at the time such Person first becomes a Subsidiary; provided, that (i) any such Liens were not created at the time of or in contemplation of the acquisition of such assets or Person by the Borrower, (ii) in the case of any such acquisition of a Person, any such Lien attaches only to specific tangible assets of such Person and not assets of such Person generally and (iii) the Indebtedness secured thereby or any refinancing thereof is permitted by Section 8.3(b);

               (j) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries;

               (k) Liens created under ERISA and under Environmental Laws that are being contested in good faith and as to which adequate reserves have been established to the extent required by GAAP and secure obligations not in excess of $2,500,000 in the aggregate; and

               (l) Liens not encumbering Collateral other than those described in the preceding clauses (a) through (k) with respect to obligations not in excess of $5,000,000 in the aggregate.

               8.3 Indebtedness. Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

               (a) Indebtedness incurred pursuant to this Credit Agreement and the other Credit Documents;

               (b) Capitalized Lease Obligations and Indebtedness of the Borrower secured by Liens permitted by Section 8.2(i) in an aggregate amount not to exceed $10,000,000 in any fiscal year;

               (c) Existing Indebtedness;

               (d) Indebtedness of the Borrower evidenced by (x) the Bridge Senior Notes in aggregate principal amount not to exceed $130,000,000 (less the amount of principal repayments thereof effected after the Closing Date, except as provided in clause (y) below and plus the amount of additional Bridge Senior Notes issued as pay-in-kind interest in lieu of cash interest) and (y) the Permanent Senior Notes in an aggregate principal amount not to exceed $150,000,000, so long as (i) the proceeds thereof are used to repay in full the Bridge Senior Notes and (ii) the holders thereof are subject to the Intercreditor Agreement (or any Intercreditor Agreement substantially similar thereto and satisfactory to the Agent);

               (e) Indebtedness of the Borrower or any of its Wholly-Owned Subsidiaries owing to the Borrower or any of its Wholly-Owned Subsidiaries, in each case to the extent making such loan was permitted in Section 8.5;

               (f) Indebtedness of the Borrower or any of the Borrower's Subsidiaries evidenced by guarantees, performance bonds and surety bonds incurred in the ordinary course of business for purposes of insuring the performance of the Borrower or such Subsidiary;

               (g) Indebtedness under Interest Rate Agreements entered into in accordance with Section 7.15;

               (h) Indebtedness under Commodity Hedge Agreements entered into by the Borrower or any Subsidiary in the ordinary course of business in connection with operational needs and not for speculative purposes;

               (i) Indebtedness of the Borrower or any of the Borrower's Subsidiaries, in addition to other Indebtedness permitted under clauses
        (a) through (g) above, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

               (j) Indebtedness of the Borrower or any of the Borrower's Subsidiaries incurred to refinance any Indebtedness described in Sections 8.3(b) through 8.3(h).

               8.4 Capital Expenditures. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that during any fiscal year set forth below, the Borrower and its Subsidiaries may make Capital Expenditures, so long as the aggregate amount of such Capital Expenditures (other than with proceeds of Indebtedness received by the Borrower and its Subsidiaries pursuant to Section 8.3(b)) does not exceed in any fiscal year set forth below the amount set forth opposite such fiscal year below:

            Fiscal Year Ending                                     Amount
            ------------------                                     ------
             December 31, 1997                                   $37,000,000
             December 31, 1998                                   $32,400,000
             December 31, 1999                                   $29,800,000
             December 31, 2000                                   $33,000,000
             December 31, 2001                                   $34,000,000


               (b) Notwithstanding the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above in any fiscal year (before giving effect to any increase in such permitted expenditure amount pursuant to this clause (b)) is greater than the amount of such Capital Expenditures made by the Borrower and its Subsidiaries during such fiscal year, such excess (the "CapEx Rollover Amount") may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year, provided that in no event shall the CapEx Rollover Amount in any fiscal year exceed 25% of the amount of Capital Expenditures set forth opposite such fiscal year in the table above.

               (c) Notwithstanding the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) with the proceeds of Indebtedness received by the Borrower or any of its Subsidiaries pursuant to Section 8.3(b) so long as after giving effect thereto, the total amount of Capital Expenditures (including amounts expended pursuant to clause
(a) of this Section 8.4) does not exceed in any fiscal year set forth below the amount set forth opposite such fiscal year below:

            Fiscal Year Ending                                     Amount
            ------------------                                     ------
             December 31, 1997                                   $43,000,000
             December 31, 1998                                   $37,400,000
             December 31, 1999                                   $34,800,000
             December 31, 2000                                   $38,000,000
             December 31, 2001                                   $39,000,000


               (d) Notwithstanding the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) (i) with the insurance proceeds received by the Borrower or any of its Subsidiaries from any Casualty Loss so long as such Capital Expenditures are to replace or restore any properties or assets in respect of which such proceeds were paid in accordance with Section 7.10 and (ii) to the extent permitted by Section 6.4(iii) of the Senior Credit Agreement.

               8.5 Investments. Borrower will not, and will not permit any of Borrower's Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to (collectively, "Investments") any other Person, except:

               (a) the Borrower or any of Borrower's Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with the customary trade terms of the Borrower or its applicable Subsidiary, as the case may be;

               (b) loans and advances to employees, officers and directors in the ordinary course of business in an aggregate principal amount not to exceed $1,000,000 at any time outstanding shall be permitted;

               (c) any Investment by any Subsidiary of the Borrower in the Borrower (so long as any loan made by a Subsidiary of the Borrower to the Borrower is subordinated to the Obligations on terms satisfactory to the Agent) or in another Wholly-Owned Subsidiary of the Borrower;

               (d) subject to Section 8.19, Investments in Cash Equivalents shall be permitted;

               (e) Investments by the Borrower and Borrower's Subsidiaries permitted under Section 8.1 and Capital Expenditures permitted under
        Section 8.4 shall be permitted;

               (f) Investments existing on the Closing Date and listed on
        Schedule XII hereto, without giving effect to any additions thereto or replacements thereof, shall be permitted;

               (g) Investments which may be deemed to exist as a result of the entering into of Interest Rate Agreements to the extent permitted by
        Section 8.3(g);

               (h) the Borrower or any Subsidiary may enter into Commodity Hedge Agreements in the ordinary course of business in connection with operational needs and not for speculative purposes; and

               (i)  the Borrower may make the Stroh's Payments; and

               (j) any Investments in addition to those contemplated by the foregoing clauses (a) through (g), provided that all Investments made pursuant to this clause

        (h) shall be permitted by the Senior Note Documents and shall not exceed $5,000,000 at any time outstanding.

               8.6 Dividends, etc. The Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in capital stock of the Borrower) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration (other than consideration in the form of capital stock of the Borrower), any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes and the Borrower will not permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Borrower now or hereafter outstanding (or any warrants for or options or stock appreciation rights issued by such Person in respect of any such shares) (all of the foregoing "Dividends"), except that (i) any Subsidiary of the Borrower may pay Dividends to the Borrower; (ii) so long as (w) the Permanent Senior Note Documents, if any, permit the payment of such Dividends, (x) the Bridge Senior Notes are not outstanding, (y) the Interest Coverage Ratio for the most recently completed period of four consecutive fiscal quarters (or, if shorter, the period beginning on the Closing Date and ending on the last day of the most recently completed fiscal quarter of the Borrower) after giving effect to such payment is more than the ratio set forth below opposite such date:

              Fiscal Quarter
                   Ended                                           Ratio
             -----------------                                     ------
            March 31, 1997                                         2.20:1
            June 30, 1997                                          2.20:1
            September 30, 1997                                     2.30:1
            December 31, 1997                                      2.30:1
            March 31, 1998                                         2.40:1
            June 30, 1998                                          2.50:1
            September 30, 1998                                     2.60:1
            December 31, 1998                                      2.75:1
            March 31, 1999                                         2.75:1
            June 30, 1999                                          2.75:1
            September 30, 1999                                     2.85:1
            December 31, 1999                                      3.00:1
            March 31, 2000                                         3.00:1
            June 30, 2000                                          3.25:1
            September 30, 2000                                     3.25:1
            December 31, 2000                                      3.25:1



            March 31, 2001                                         3.25:1
            June 30, 2001                                          3.25:1
            September 30, 2001                                     3.25:1
            December 31, 2001                                      3.25:1;


provided that if the Borrower shall have received proceeds of $150,000,000 or more from the issuance of Permanent Senior Notes, the ratios for the periods prior to December 31, 2000 shall be reduced by an amount equal to 0.10, and (z) no Default or Event of Default then exists or would arise therefrom, the Borrower may pay cash Dividends on the Series A Preferred Stock at the rate set forth therein; (iii) so long as (w) the Permanent Senior Note Documents permit the payment of such Dividends, (x) the Bridge Senior Notes are not outstanding
(y) the Interest Coverage Ratio for the most recently completed period of four consecutive fiscal quarters (or, if shorter, the period beginning on the Closing Date and ending on the last day of the most recently completed fiscal quarter of the Borrower) after giving effect to such payment is more than the ratio set forth below opposite such date:

              Fiscal Quarter
                   Ended                                         Ratio
            ------------------                                   --------
            March 31, 1997                                        2.20:1
            June 30, 1997                                         2.20:1
            September 30, 1997                                    2.30:1
            December 31, 1997                                     2.30:1
            March 31, 1998                                        2.40:1
            June 30, 1998                                         2.50:1
            September 30, 1998                                    2.60:1
            December 31, 1998                                     2.75:1
            March 31, 1999                                        2.75:1
            June 30, 1999                                         2.75:1
            September 30, 1999                                    2.85:1
            December 31, 1999                                     3.00:1
            March 31, 2000                                        3.00:1
            June 30, 2000                                         3.25:1
            September 30, 2000                                    3.25:1
            December 31, 2000                                     3.25:1
            March 31, 2001                                        3.25:1
            June 30, 2001                                         3.25:1
            September 30, 2001                                    3.25:1
            December 31, 2001                                     3.25:1;


provided that if the Borrower shall have received proceeds of $150,000,000 or more from the issuance of Permanent Senior Notes, the ratios for the periods prior to December 31, 2000 shall be reduced by an amount equal to 0.10, and (z) no Default or Event of Default then exists or would arise therefrom, at any time after the earlier of (A) January 1, 2000 and (B) the date on which the Bridge Senior Notes are no longer outstanding, the Borrower may pay cash Dividends on the Series B Preferred Stock, at the rate set forth therein; and (iv) the Borrower may pay Dividends on either series of Preferred Stock through additional pay-in-kind shares of such series of Preferred Stock.

               8.7 Transactions with Affiliates. (a) The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale, conveyance, transfer, disposition, exchange or lease of property or assets, the making of any Investment, the giving of any guarantee or the rendering of services) with, or for the benefit of, any Affiliate of the Borrower or any Subsidiary (each an "Affiliate Transaction"), except in the ordinary course of business and under an agreement set forth in writing which is on terms that are no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could not have been obtained in a comparable transaction on an arms'-length basis from a Person not an Affiliate of the Borrower or such Subsidiary. With respect to all Affiliate Transactions involving aggregate payments equal to or in excess of $100,000 and less than $1,000,000, the Borrower or such Subsidiary, as the case may be, shall have delivered an officers' certificate to the Agent certifying that such transaction or series of transactions complies with clause (y) above. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1,000,000 and less than $2,500,000 shall be approved by a majority vote of the independent members of the Board of Directors of the Borrower or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Borrower or any Subsidiary of the Borrower enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $2,500,000, the Borrower or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Borrower or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Agent. Notwithstanding anything to the contrary contained in this Section 8.7(a), if the Borrower or any Subsidiary of the Borrower enters into an Affiliate Transaction (or a series of related to Affiliate Transactions relating to common plan) that involves the sale or disposition of machinery or equipment in an aggregate fair market value of more than $1,000,000, the Borrower or such Subsidiary as, as the case may be, shall, prior to the consummation thereof, obtained a favorable opinion as to the fairness of such transaction or series of related transactions to the Borrower or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and filed the same with the Agent. Notwithstanding anything to the contrary contained in this Section 8.7(a), no Affiliate Transaction (or series or related Affiliate Transactions relating to a common plan) (A) that involves an aggregate fair market value (with fair market value of sales commissions paid to be calculated on a net basis against sales commissions received) of more than $5,000,0000 shall be permitted or (B) that involves an aggregate fair market value, when added to the aggregate fair market value (with fair market value of sales commissions paid to be calculated on a net basis against sales commissions received) of all other Affiliate Transactions for any fiscal year of the Borrower, of more than $7,500,000 shall be permitted.

               (b) The foregoing restriction shall not apply to the following transactions: (i) any transaction exclusively between the Company and any of its Wholly-Owned Subsidiaries or exclusively between any of the Company's Wholly-Owned Subsidiaries, (ii) reasonable and customary fees paid to members of the board of directors of the Company and of its Subsidiaries, (iii) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and (iv) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any of its Subsidiaries, as determined by the Board of Directors of the Company or any such Subsidiary or the senior management thereof in good faith, including, without limitation, issuances of stock, payment of bonuses and other transactions pursuant to employment or compensation agreements, stock option agreements, indemnification agreements and other arrangements in effect on the Closing Date or substantially similar thereto.

               Notwithstanding the foregoing, the Borrower shall not, and shall not permit its Subsidiaries to, (x) enter into any agreements with any Affiliates thereof (or any officers or management of such Affiliates), or any other person providing for management services (other than the Management Agreements) or (y) make any payment on or with respect to (i) commissions, consulting fees or any similar fees or compensation for management consulting services or similar services provided by Affiliates to the Borrower or its Subsidiaries and (ii) the Management Agreement between the Borrower and G&G Investments, Inc., a Delaware corporation, (other than payments not to exceed $1,500,000 in any fiscal year of the Borrower) provided such payments in excess of $1,500,000 may be made if (u) the Senior Note Documents permit such payments,
(v) the Bridge Senior Notes are no longer outstanding, (w) the Interest Coverage Ratio for the most recently completed period of four consecutive fiscal quarters (or, if shorter, the period beginning on the Closing Date and ending on the last day of the most recently completed fiscal quarter of the Borrower) both before and after giving effect to such payment is more than the ratio set forth below opposite such date:

              Fiscal Quarter
                   Ended                                         Ratio
            -------------------                                  -------
            March 31, 1997                                        2.20:1
            June 30, 1997                                         2.20:1
            September 30, 1997                                    2.30:1
            December 31, 1997                                     2.30:1
            March 31, 1998                                        2.40:1
            June 30, 1998                                         2.50:1
            September 30, 1998                                    2.60:1
            December 31, 1998                                     2.75:1
            March 31, 1999                                        2.75:1
            June 30, 1999                                         2.75:1
            September 30, 1999                                    2.85:1
            December 31, 1999                                     3.00:1
            March 31, 2000                                        3.00:1
            June 30, 2000                                         3.25:1
            September 30, 2000                                    3.25:1
            December 31, 2000                                     3.25:1
            March 31, 2001                                        3.25:1
            June 30, 2001                                         3.25:1
            September 30, 2001                                    3.25:1
            December 31, 2001                                     3.25:1;

provided that if the Borrower shall have received proceeds of $150,000,000 or more from the issuance of Permanent Senior Notes, the ratios for the periods prior to December 31, 2000 shall be reduced by an amount equal to 0.10, (x) the Available Borrowing Amount less the Outstandings at such time (both before and after giving effect to any such payment) is more than $20,000,000, (y) such payments do not exceed $3,000,000 in the aggregate in any fiscal year of the Borrower and (z) no Default or Event of Default exists or would arise therefrom.

               8.8 Changes in Business. The Borrower will not, and will not permit its Subsidiaries to, alter the character of the business of the Borrower and its Subsidiaries from that conducted by the Acquired Business on the Closing Date.

               8.9 Consolidated Net Worth. The Borrower shall at all times maintain a Consolidated Net Worth at any time during any period set forth below of not less than the amount set forth opposite such period set forth below (increased for each such calculation by the net cash proceeds of any issuance of Capital Stock by the Borrower after the Closing Date):

                                                                     Minimum
                                                                  Consolidated
                     Period                                         Net Worth
                   -----------                                   --------------
       Closing Date to March 31, 1997                             $120,000,000
       April 1, 1997 to June 30, 1997                             $120,000,000
       July 1, 1997 to September 30, 1997                         $120,000,000
       October 1, 1997 to December 31, 1997                       $120,000,000
       January 1, 1998 to March 31, 1998                          $120,000,000
       April 1, 1998 to June 30, 1998                             $120,000,000
       July 1, 1998 to September 30, 1998                         $120,000,000
       October 1, 1998 to December 31, 1998                       $120,000,000
       January 1, 1999 to March 31, 1999                          $120,000,000
       April 1, 1999 to June 30, 1999                             $120,000,000
       July 1, 1999 to September 30, 1999                         $122,500,000
       October 1, 1999 to December 31, 1999                       $125,000,000
       January 1, 2000 to March 31, 2000                          $125,000,000
       April 1, 2000 to June 30, 2000                             $125,000,000
       July 1, 2000 to September 30, 2000                         $125,000,000
       October 1, 2000 to December 31, 2000                       $127,500,000
       January 1, 2001 to March 31, 2001                          $130,000,000
       April 1, 2001 to June 30, 2001                             $130,000,000
       July 1, 2001 to September 30, 2001                         $132,500,000
       October 1, 2001 to December 31, 2001                      $135,000,000;


provided that if the Borrower shall have received proceeds of $150,000,000 or more from the issuance of Permanent Senior Notes, the amounts set forth above shall be reduced by that amount equal to the incremental difference in interest expense between an issuance of $130,000,000 in aggregate principal amount of Permanent Senior Notes and the amount of Permanent Senior Notes actually issued for such period.

               8.10 Working Capital Ratio. The Borrower shall not permit its Working Capital Ratio at any time to be less than (x) prior to December 31, 1999, 0.95:1.00 and (y) on December 31, 1999 and thereafter, 1.00:1.00.

               8.11 Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters (or, if shorter, the period beginning on the Closing Date and ending on the last day of each fiscal quarter of the Borrower specified below), in each case taken as one accounting period, ended on a date set forth below to be less than the ratio set forth opposite such date:

            Fiscal Quarter
                 Ended                                            Ratio
            ------------------                                    ------
            June 30, 1997                                         2.00:1
            September 30, 1997                                    2.00:1
            December 31, 1997                                     2.00:1
            March 31, 1998                                        2.10:1
            June 30, 1998                                         2.20:1
            September 30, 1998                                    2.30:1
            December 31, 1998                                     2.40:1
            March 31, 1999                                        2.40:1
            June 30, 1999                                         2.50:1
            September 30, 1999                                    2.60:1
            December 31, 1999                                     2.65:1
            March 31, 2000                                        2.70:1
            June 30, 2000                                         2.75:1
            September 30, 2000                                    2.75:1
            December 31, 2000                                     2.75:1
            March 31, 2001                                        2.75:1
            June 30, 2001                                         2.75:1
            September 30, 2001                                    2.75:1
            December 31, 2001                                     2.75:1;

provided that if the Borrower shall have received proceeds of $150,000,000 or more from the issuance of Permanent Senior Notes, the ratios for the periods prior to December 31, 2000 shall be reduced by an amount equal to 0.10.

               8.12 Pay-in-Kind Interest. The Borrower shall pay interest on the Bridge Senior Notes through the issuance of additional Bridge Senior Notes (and not in cash) to the maximum extent permitted by the Senior Credit Agreement.

               8.13 Creation of Subsidiaries. The Borrower will not create or acquire any Subsidiaries without the consent of the Required Lenders (it being understood that in connection with such consent, additional security agreements, guaranties and related agreements may need to be entered into).

               8.14 Additional Negative Pledges. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, or permit any of its Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) on the creation or existence of any Lien upon the assets of the Borrower or its Subsidiaries, other than the restrictions contained in (i) the Transaction Documents, (ii) any agreement relating to a Lien permitted pursuant to Section
8.2 as relating to the property encumbered thereby or (iii) restrictions described in Section 8.17.

               8.15 Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Governing Documents, Preferred Stock and Certain Other Agreements; etc. Borrower will not, and will not permit any of Borrower's Subsidiaries to:

               (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) exchange (except through the issuance of Bridge Senior Notes which are "Term Notes" as contemplated by the Bridge Senior Note Documents) or purchase, redeem or acquire for value (whether as a result of a Change of Control, the consummation of asset sales or otherwise) any Existing Indebtedness or Senior Notes, except that (i) Bridge Senior Notes may be repaid with the proceeds of the events described in Sections 2.5(f), (g) and (h), (ii) Bridge Senior Notes may be repaid with the proceeds of Permanent Senior Notes in compliance with Sections 2.5(f) and 8.3(d)(y) and (iii) Permanent Senior Notes may be repaid or redeemed in compliance with the final sentence of
        Section 2.5(k);

               (ii) amend or modify, or permit the amendment or modification of, any provision of any Existing Indebtedness Agreement or any Senior Note Document;

             (iii) amend, modify or change in any way adverse to the interests of the Lenders, any Tax Sharing Agreement, the O-I Assurance Agreement, the Technical Assistance and License Agreement, the Equity Financing Documents (other than the Preferred Stock) any Management Agreement (except as prohibited in clause (iv) below), any Acquisition Document, its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or By-Laws, or any agreement entered into by it, with respect to its capital stock (including any Shareholders' Agreement), or enter into any new Tax Sharing Agreement, Management Agreement or agreement with respect to its capital stock which could in any way be adverse to the interests of the Lenders;

              (iv) amend, modify or change in any way any Preferred Stock (or any Certificates of Designation relating thereto) or the Management Agreement between the Borrower and G&G Investments, Inc., including in connection with any extension of the original term thereof; and

               (v) without the consent of the Agent, amend the Affiliate Transaction Agreement.

               8.16 Issuance of Stock. (a) The Borrower shall not issue any shares of capital stock after the Closing Date, other than (i) shares of Common Stock to the extent not creating a Change of Control and (ii) shares of Preferred Stock paid as pay-in-kind Dividends or the Preferred Stock issued on the Closing Date and (b) the Borrower will not permit any of its Subsidiaries directly or indirectly to issue, sell, assign, pledge or otherwise encumber or dispose of any shares of its capital stock or other equity securities (or warrants, rights or options to acquire shares or other equity securities) of such Subsidiary to any Person other than the Borrower or another Wholly-Owned Subsidiary, except, (i) to the extent permitted by Sections 8.1(c) and 8.5 and
(ii) for the issuance of directors' qualifying shares to the extent required by applicable law.

               8.17 Limitation on Restrictions Affecting Subsidiaries. The Borrower will not, and will not permit any Subsidiary of the Borrower to, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of the Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any Subsidiary of the Borrower, (c) transfer any of its properties or assets to the Borrower or any Subsidiary of the Borrower or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Credit Agreement and the other Transaction Documents, (iii) Indebtedness permitted pursuant to Sections 8.3(c) and (d), (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any of its Subsidiaries, (v) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of the Borrower or any of its Subsidiaries, (vi) any agreement relating to permitted Indebtedness incurred by a Subsidiary of the Borrower prior to the date on which such Subsidiary was acquired by the Borrower or any other Subsidiary of the Borrower and outstanding on such acquisition date, (vii) the extension or continuation of contractual obligations in existence on the date hereof, provided that any such encumbrances or restrictions contained in such continuation are no less favorable to the Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations continued hereby, and (viii) restrictions imposed under the agreements relating to Indebtedness permitted under Section 8.3(b), provided that such restrictions apply only to the property giving rise to such Indebtedness.

               8.18 No Additional Bank Accounts. The Borrower will not, and will not permit any of its Subsidiaries within the United States to, directly or indirectly, open, maintain or otherwise have any checking, savings or other deposit accounts at any bank or other financial institution where money is or may be deposited or maintained with any

Person, other than (i) the Concentration Account, the Sub-Collection Accounts, the Collection Accounts, the Disbursement Account, the accounts created pursuant to the Senior Note Documents and the accounts set forth on Schedule XII and (ii) local accounts for petty cash deposit in the ordinary course of business and in compliance with Section 8.19.

               8.19 No Excess Cash. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, maintain in the aggregate in all of the checking, savings or other accounts (other than the Disbursement Accounts, the Sub-Collection Accounts, the Collection Accounts, the Concentration Account, the accounts created pursuant to the Senior Note Documents and the payroll accounts) of the Borrower and its Subsidiaries total cash balances and investments (including Investments in Cash Equivalents) in excess of $500,000 at any time during which any Revolving Loans are outstanding hereunder.

               8.20 Operating Leases. The Borrower will not, and will not permit any of its Subsidiaries to, make aggregate Operating Lease Payments in any fiscal year in excess of $20,000,000.

               8.21 Plant Closing Expenses. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make cash expenditures in connection with the Plant Closures, in excess of the amount set forth opposite such fiscal year below:

               Fiscal Year
                 Ending                             Amount
             -----------------                  -----------
             December 31, 1997                  $26,400,000
             December 31, 1998                  $21,000,000
             December 31, 1999                  $16,000,000
             December 31, 2000                  $11,000,000
             December 31, 2001                   $3,000,000


               (b) Notwithstanding the foregoing, in the event that the amount of cash expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to Plant Closures in any fiscal year (before giving effect to any increase in such permitted expenditure amount pursuant to this clause (b)) is greater than the amount of such cash expenditures made by the Borrower and its Subsidiaries during such fiscal year, such excess (the "Plant Closures Rollover Amount") may be carried forward and utilized to make cash expenditures pursuant to Plant Closures in the immediately succeeding fiscal year, provided that in no event shall the Plant Closures Rollover Amount in any fiscal year exceed 25% of the amount of cash expenditures set forth opposite such fiscal year in the table above.

               8.22 Minimum Availability. The Available Borrowing Amount less the Outstandings shall not be less than $20,000,000.

               8.23 Headquarters Lease. (a) The Borrower shall not, and shall not permit any Subsidiary, to (i) incur any Indebtedness relating to the Headquarters Lease (as defined in the Acquisition Agreement) as in effect on the Closing Date or the real property leased pursuant thereto (the "Headquarters Property"), (ii) make any payments to acquire all or any portion of the Headquarters Property (or any part thereof), or make any Investment in any Person holding an ownership interest in the Headquarters Property (or any part thereof), (iii) make any payments in respect of the obligations of the Borrower with respect to the Headquarters Lease and the Headquarters Property (other than for rental payments) or (iv) except as provided in clause (b) below, lease all or any portion of the Headquarters Property except on terms at least as favorable as those contained in the Headquarters Lease as in effect on the Closing Date.

               (b) (i) The Lease Reserve Amount shall be increased by $2,500,000 on September 15, 1997 unless on or prior to such date, the Borrower shall have delivered to the Agent a written bona fide offer to purchase the Headquarters Property (which offer may, but need not be, subject to a financing contingency) on terms and conditions, and from parties, reasonably satisfactory to the Agent (provided that acceptability of the purchase price shall be determined based on an appraisal delivered to the Agent by the Borrower from appraisers, and in form and substance, satisfactory to the Agent) (an offer meeting the foregoing requirements, a "Qualified Offer"). Additionally, the Lease Reserve Amount shall be increased by $2,500,000 if at any time after September 15, 1997, a Qualified Offer previously delivered fails to remain in full force and effect.

               (ii) The Lease Reserve Amount shall be increased by $2,500,000 on November 15, 1997 unless on or before such date the Agent shall have received a Qualified Offer which either (x) is not subject to a financing contingency, in which case the Agent shall need to be satisfied with the financial ability of the parties to the Qualified Offer to consummate the sale of the Headquarters Property pursuant thereto or (y) is accompanied by a bona fide financing commitment for the Qualified Offer from parties, and on terms and conditions, reasonably satisfactory to the Agent. Additionally, the Lease Reserve Amount shall be increased by $2,500,000 if at any time after November 15, 1997 a financing commitment with respect to a Qualified Offer fails to remain in full force and effect.

               (iii) On or prior to January 2, 1998, the Borrower shall have effected a sale or other disposition of the Headquarters Property, or effect another transaction with respect thereto such that giving effect to such sale, disposition or other transaction, neither U.S. Holdco, the Borrower nor any Subsidiaries thereof shall have any obligations or liabilities (contingent or otherwise, including without limitation, guaranties, indemnities or purchase obligations) with respect to the Headquarters Property other than the payment of rent (if the Borrower is the occupant thereof and related customary obligations not to exceed the lesser of (x), the market rent for the Headquarters Property and (y) $150,000 per month.

               (iv) The Lease Reserve Amount shall be reduced to zero if (x) the Borrower is required to make escrow payments on February 1, 1998 in respect of the Headquarters Lease if no Default or Event of Default then exists or would arise therefrom or (y) the Borrower is released from all obligations in respect of the Headquarters Lease and the Headquarters Properties.

               8.24 Account Terms. The Borrower shall, and shall cause each of its Subsidiaries to, promptly pay when due, or in conformity with customary trade terms consistent with past practices, all of their trade accounts payable, except for late payment in the ordinary course of business, the lateness of which payment, singly or in the aggregate, could not reasonably be expected to
(i) have a Material Adverse Effect or (ii) materially change the Borrower's ability to comply with Section 8.22.


                                   ARTICLE 9.

                         Events of Default and Remedies

               9.1 Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

               (a) Payments. The Borrower shall (i) default in the payment when due of any principal of the Revolving Loans or (ii) default, and such default shall continue for three or more days, in the payment when due of, any interest on the Revolving Loans or any drawings under Letters of Credit which have not been reimbursed by the Borrower (including through the incurrence of Revolving Loans), or (iii) default, and such default shall continue for three or more days after written demand therefor by the Agent, in the payment when due of any Fees, Expense or any other amounts owing hereunder or under any other Credit Document; or

               (b) Representations, etc. Any representation, warranty or statement made by U.S. Holdco, the Borrower or any of its Subsidiaries herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

               (c) Covenants. The Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.12, 7.13, 7.17, 7.18 or 7.19, or Article 8, or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.1(a), 9.1(b) or clause (i) of this Section 9.1(c)) contained in this Credit Agreement or the other Credit Documents and such default shall continue unremedied for a period of at least 15 days after notice to the defaulting party by the Agent or the Required Lenders; or

               (d) Default Under Other Agreements. (I) The Borrower or any of Borrower's Subsidiaries shall (i) default in any payment in respect of any Indebtedness (other than the Obligations) in excess of $5,000,000 beyond the period of grace, if any, provided in the agreement or instrument under which such Indebtedness was issued or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required to so cause), any such Indebtedness to become due prior to its stated maturity or (iii) any such Indebtedness of the Borrower or any such Subsidiary shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof; or (II) at any time prior to the payment in full of the Bridge Senior Notes and the Anchor Bridge Loan (as defined in the TD Loan Agreement), Consumers or any of Consumer's Subsidiaries (other than the Borrower and its Subsidiaries) shall (i) default in any payment in respect of any Indebtedness (other than the Obligations) in excess of $5,000,000 beyond the period of grace, if any, provided in the agreement or instrument under which such Indebtedness was issued or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist and the effect of which default or other event or condition is to (A) permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required to so cause but after giving effect to any grace period with respect thereto), any such Indebtedness to become due prior to its stated maturity and such default, event or condition remains unremedial or unwaived for 15 days or (B) cause such Indebtedness to become due prior to its stated maturity thereof or (iii) any such Indebtedness of Consumers or any such Subsidiary shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity; or

               (e) Bankruptcy, etc. The Borrower or any of its Subsidiaries, Canadian Holdco, U.S. Holdco or Consumers, shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, Canadian Holdco, U.S. Holdco or Consumers, and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, Canadian Holdco, U.S. Holdco or Consumers; or the Borrower or any of its Subsidiaries, Canadian Holdco, U.S. Holdco or Consumers, commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or such Subsidiary; or there is commenced against the Borrower or any of its Subsidiaries, Canadian Holdco, U.S. Holdco or Consumers, any such proceeding which remains undismissed for a period of 60 days; or the Borrower or any of its Subsidiaries, Canadian Holdco, U.S. Holdco or Consumers, is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries, Canadian Holdco, U.S. Holdco or Consumers, suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries, Canadian Holdco, U.S. Holdco or Consumers, makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries, Canadian Holdco, U.S. Holdco or Consumers, for the purpose of effecting any of the foregoing; or

               (f) ERISA. (i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof after the Closing Date under
Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph
(b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan has not been timely made, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204
or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under
Section 4980B of the Code, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans; (ii) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) such lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or

               (g) Collateral Documents. Any Collateral Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent on behalf of the Lenders the Liens, rights, powers and privileges purported to be created thereby in favor of the Collateral Agent, U.S. Holdco or the Borrower, as the case may be, shall default in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Collateral Document and such default shall continue unremedied for a period of at least 15 days after notice to the Borrower by the Agent or the Required Lenders; or

               (h) Judgments. One or more judgments or decrees shall be entered against the Borrower or any of Borrower's Subsidiaries involving a liability of $5,000,000 or more in the case of any one such judgment or decree (to the extent not paid or covered by insurance provided by a carrier that has acknowledged coverage) and all such judgments or decrees shall not have been vacated, discharged or stayed pending appeal within 60 days from the entry thereof; or

               (i)  Change of Control.  A Change of Control shall occur;

               (j) U.S. Holdco Guaranty. The U.S. Holdco Guaranty shall cease to be in full force and effect, or U.S. Holdco shall default in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant thereto or U.S. Holdco shall deny or disaffirm any of its obligations thereunder and such default, denial or disaffirmation shall continue unremedied for a period of at least 15 days after notice to the Borrower by the Agent or the Required Lenders; or

               (k) Technical Assistance and License Agreement. The Technical Assistance and License Agreement shall terminate or O-I shall deliver a notice of termination in respect thereof or the Company or any of its Subsidiaries shall not be, or shall cease to be, a Licensee Group Member (as defined therein) entitled to the benefits thereunder; or

               (l) Canadian Holdco. Any creditors of Canadian Holdco or its Subsidiaries shall take any action in connection with the realization or foreclosure on the capital stock of U.S. Holdco;

               (m) Affiliate Transactions Agreement. The Affiliate Transactions Agreement shall cease to be in full force and effect, or any party thereto shall default in any material respect in due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant thereto or any party thereto shall deny or disaffirm any of its obligations thereunder and such default, denial, or disaffirmation shall continue unremedied for a period of at least fifteen days after notice to the Borrower by the Agent or the Required Lenders; or

               (n) Capital Call Agreement. The Capital Call Agreement shall cease to be in full force and effect, or Consumers shall default in any material respect in due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant thereto or any party thereto shall deny or disaffirm any of its obligations thereunder;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Credit Agreement (provided that, if an Event of Default specified in Section 9.1(e) shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Unused Line Fee accrued and unpaid shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Revolving Loans and all Obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) direct the Collateral Agent to enforce any or all of the Liens and security interests created pursuant to the Collateral Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and/or (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.1(e) in respect of the Borrower, it will pay) to the Payments Administrator at its Payment Office such additional amounts of cash, to be held as security for the Borrower's reimbursement obligations in respect of Letter of Credit then outstanding equal to the aggregate of all Letters of Credit Obligations.

                                   ARTICLE 10.

                                    The Agent

               10.1 Appointment. (a) Each Lender hereby designates BTCC as Agent (for purposes of this Section 10, the term "Agent" shall include BTCC as Payments Administrator and as Collateral Agent under the Collateral Documents, to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Revolving Note or participation in any Letter of Credit by the acceptance of a Revolving Note or participation shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Credit Agreement and the Revolving Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Collateral Agent shall hold all Collateral and the Payments Administrator shall hold all payments of principal, interest, Fees, charges and Expenses received pursuant to this Credit Agreement or any other Credit Document for the benefit of the Lenders to be distributed as provided herein. The Agent may perform any of its duties hereunder by or through its agents or employees.

               (b) The provisions of this Article 10 are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any of the Borrower's Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof (other than Sections 10.9 and 10.10(c)). In performing its functions and duties under this Credit Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any of the Borrower's Subsidiaries.

               10.2 Nature of Duties of Agent. The Agent shall not have duties or responsibilities except those expressly set forth in this Credit Agreement and the other Credit Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Credit Agreement or the other Credit Documents a fiduciary relationship in respect of any Lender; and nothing in this Credit Agreement or the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Credit Agreement or the other Credit Documents except as expressly set forth herein or therein.

               10.3 Lack of Reliance on Agent. (a) Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall con-tinue to make (i) its own independent investigation of the financial or other condition and affairs of the Borrower and its Subsidiaries in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries, and, except as expressly provided in this Credit Agreement, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

               (b) The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Credit Agreement or the other Credit Documents or the financial or other condition of the Borrower or any of its Subsidiaries. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Credit Agreement or the other Credit Documents, or the financial condition of the Borrower or any of Borrower's Subsidiaries, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

               10.4 Certain Rights of the Agent. The Agent shall have the right to request instructions from the Required Lenders at any time. If the Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Credit Agreement or the other Credit Documents, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

               10.5 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. The Agent may consult with legal counsel (including counsel for the Borrower with respect to matters concerning the Borrower and its Subsidiaries), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

               10.6 Indemnification of Agent. To the extent the Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify the Agent, in proportion to its respective Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all Expenses) which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, in any way relating to or arising out of this Credit Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The agreements contained in this Section shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations.

               10.7 The Agent in its Individual Capacity. With respect to its obligation to lend under this Credit Agreement, the Loans made by it and the Revolving Notes issued to it, and its participation in Letters of Credit issued hereunder, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Revolving Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders," "Required Lenders," "holders of Revolving Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any Affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Credit Agreement and otherwise without having to account for the same to the Lenders.

               10.8 Holders of Notes. The Agent may deem and treat the payee of any Revolving Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Revolving Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Revolving Note or of any Revolving Note or Revolving Notes issued in exchange therefor.

               10.9 Successor Agent. (a) The Agent may, upon five (5) Business Days' notice to the Lenders and the Borrower, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 10.9) by giving written notice thereof to the Lenders and the Borrower. Such resignation of the Agent shall also operate as a resignation as an Issuing Bank and as Payments Administrator. Upon any such resignation, and if PNC Bank is a Lender at the time of such resignation, PNC Bank shall be appointed as the successor Agent. If PNC Bank shall not accept such appointment, is not a Lender, or is the resigning Agent, the Required Lenders shall have the right, upon five (5) days' notice and approval by the Borrower (which approval shall not be unreasonably withheld), to appoint a successor Agent which shall also serve as a successor Issuing Bank. If no successor Agent (i) shall have been so appointed by the Required Lenders, and (ii) shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then, upon five (5) days' notice, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall also serve as a successor Issuing Bank. In the event that no successor Agent is appointed pursuant to the foregoing provisions, the Agent's resignation shall become effective on the date which is forty-five (45) days after the retiring Agent's giving of notice of resignation, and the Required Lenders shall perform the duties of the Agent hereunder.

               (b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Credit Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.

               10.10 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Collateral Documents for the benefit of the Lenders. Each Lender hereby agrees, and each holder of any Revolving Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Credit Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

               (b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, upon the direction of the Agent to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Credit Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by the Collateral Agent if the Borrower certifies to the Collateral Agent that the sale or disposition is made in compliance with Section 8.1 hereof (and the Agent may rely conclusively on any such certificate, without further inquiry) or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.10.

               (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days' prior written request by the Borrower, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided, that
(i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse, representation or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any of its Subsidiaries in respect of) all interests retained by the Borrower or any of its Subsidiaries, including, without limitation, the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Collateral Agent shall be authorized to deduct all of the Expenses reasonably incurred by the Collateral Agent from the proceeds of any such sale, transfer or foreclosure.

               (d) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

               10.11 Actions with Respect to Defaults. In addition to the Agent's right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to an Event of Default as shall be directed by the Required

Lenders; provided, that until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of the Lenders.

               10.12 Delivery of Information. The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Borrower, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Credit Agreement or any other Credit Document except (i) as specifically provided in this Credit Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

               10.13 Co-Syndication Agents. Neither Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.


                                   ARTICLE 11.

                                  Miscellaneous

               11.1 Submission to Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

               (a) Submits for itself and its property in any legal action or proceeding relating to this Credit Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in New York City, the Courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

               (b) Consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

               (c) Designates, appoints and empowers CT Corporation as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision satisfactory to the Agent under this Credit Agreement and the other Credit Documents.

               (d) Agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.5 or at such other address of which the Agent shall have been notified pursuant thereto;

               (e) Agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

               (f) To the extent permitted by law, waives the right to assert any setoff, counterclaim or cross-claim in respect of, and all statutes of limitations which may be relevant to, such action or proceeding (other than compulsory counterclaims), provided that nothing in this clause (f) shall preclude a separate action asserting any such claims; and

               (g) Waives due diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment.

               11.2 Waiver of Jury Trial. THE BORROWER, THE AGENT, THE SYNDICATION AGENTS, THE ISSUING BANKS AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS CREDIT AGREEMENT, THE CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

               11.3 Governing Law. The validity, interpretation and enforcement of this Credit Agreement shall be governed by the laws of the State of New York.

               11.4 Delays: Partial Exercise of Remedies. No delay or omission of the Agent, any Issuing Bank or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Agent, any Issuing Bank or the Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

               11.5 Notices. Except as otherwise provided herein, all notices and correspondences hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, if to the Agent, or any of the Lenders, then to BTCC, 14 Wall Street, New York, New York 10005, Attention: Basil Palmeri, and if to the Borrower, One Anchor Plaza, 4343 Anchor Plaza Parkway, Tampa, Florida 33634, Attention John J. Ghaznavi, Chairman and Chief Executive Officer, or by facsimile transmission, promptly confirmed in writing sent by first class mail, if to the Agent, or any of the Lenders, at (212) 618-2640, and if to the Borrower at (813) 882-7820. All such notices and correspondence shall be deemed given when received by the party to whom sent.

               11.6 Benefit of Agreement. (a) This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its interests hereunder, without the prior written consent of the Lenders and provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 11.6, provided that nothing in this Section 11.6 shall prevent or prohibit any Lender from pledging its rights under this Credit Agreement and/or its Revolving Loans and/or Revolving Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

               (b) Each Lender shall have the right to transfer, assign or grant participations in all or any part of its remaining rights and obligations hereunder on the basis set forth below in this clause (b).

               (A) Assignments. Each Lender may assign pursuant to an Assignment and Assumption Agreement all or a portion of its rights and obligations hereunder pursuant to this clause (b)(A) to (x) one or more Lenders or
        (y) one or more other Eligible Transferees, provided that (i) any such assignment pursuant to clause (y) above shall be in the aggregate amount of at least $5,000,000, and (ii) any assignment pursuant to clause (y) shall require the consents of the Agent and PNC, so long as PNC is an Issuing Bank, and the Borrower, which consents shall not be unreasonably withheld. Any assignment to another Lender pursuant to this clause
        (b)(A) will become effective upon the payment to the Payments Administrator by either the assigning or the assignee Lender of a nonrefundable assignment fee of $5,000 and the recording by the Payments Administrator of such assignment, and the resultant effects thereof on the Revolving Loans and Commitments of the assigning Lender and the assignee Lender, in a register maintained by the Payments Administrator (the "Register"), the Payments Administrator hereby agreeing to effect such recordation no later than five Business Days after its receipt of a written notification by the assigning Lender and the assignee Lender of the proposed assignment. Assignments pursuant to clause (b)(A) (y) will only be effective if the Payments Administrator shall have received a written notice in the form of Exhibit M-2 hereto from the assigning Lender and the assignee and payment of a nonrefundable assignment fee of $5,000 to the Payments Administrator by either the assigning Lender or the assignee. No later than five Business Days after its receipt of such written notice, the Payments Administrator will record such assignment, and the resultant effects thereof on the Revolving Loans and Commitment of the assigning Lender, in the Register, at which time such assignment shall become effective. Notwithstanding the foregoing, the Payments Administrator shall not be required to, and shall not, record any assignment in the Register on or after the date on which any proposed amendment, modification or supplement in respect of this Credit Agreement has been circulated to the Banks for approval until the earlier of (x) the effectiveness of such amendment, modification or supplement in accordance with Section 11.10 or (y) 30 days following the date on which such proposed amendment, modification or supplement was circulated to the Lenders. Upon the effectiveness of any assignment pursuant to clause (b)(A)(y), (x) the assignee will become a "Lender" for all purposes of this Credit Agreement and the other Credit Documents with Revolving Loans and a Commitment as so recorded by the Payments Administrator in the Register, and to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder with respect to the portion of its Commitment being assigned and (y) if such assignment occurs after the Closing Date, the Borrower shall issue new Revolving Notes (in exchange for the Revolving Note or Revolving Notes of the assigning Lender) to the assigning Lender (to the extent such Lender's Commitment is not reduced to zero as a result of such assignment) and to the assignee Lender, in each case to the extent requested by the assigning Lender or assignee Lender, as the case may be, to the extent needed to reflect the revised Commitments of such Lenders. The Payments Administrator will (x) notify each Issuing Bank with respect to outstanding Letters of Credit within 5 Business Days of the effectiveness of any assignment hereunder and (y) prepare on the last Business Day of each calendar quarter during which an assignment has become effective pursuant to this clause (b)(A) a new Schedule I giving effect to all such assignments effected during such quarter and will promptly provide same to the Borrower and each of the Lenders.

               (B) Participations. Each Lender may transfer, grant or assign participations in all or any part of such Lender's interests and obligations hereunder pursuant to this clause (b)(B) to any Eligible Transferee, provided that (i) such Lender shall remain a "Lender" for all purposes of this Credit Agreement and the transferee of such participation shall not constitute a Lender hereunder and (ii) no participant under any such participation shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any of the Revolving Loans or the Commitment in which such participant is participating (it being understood that a waiver of a mandatory reduction in the Total Commitments or the waiver of the application of any prepayment to the Revolving Loans shall not constitute the extension of the final scheduled maturity of any Revolving Loan or Commitment),
        (y) reduce the interest rate (other than as a result of waiving the applicability of any post-default increases in interest rates) or Fees applicable to any of the Revolving Loans, Commitments or Letters of Credit or postpone the payment or reduce the amount thereof or (z) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents). In the case of any such participation, the participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the participant's rights against the granting Lender in respect of such participation to be those set forth in the agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided that such participant shall be entitled to receive additional amounts under Sections 2.9, 2.10, 4.5 and 4.10 on the same basis as if it were a Lender. In addition, each agreement creating any participation must include an agreement by the participant to be bound by the provisions of Section 11.7 of this Credit Agreement and such participant shall have executed a confidentiality agreement in the form of Exhibit N hereto.

               (c) Notwithstanding any other provisions of this Section 11.6, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

               (d) If any Lender becomes a Defaulting Lender, or upon the occurrence of any event giving rise to the operation of Section 2.9, 4.3(c)(ii) or 4.10 with respect to such Lender (and not other Lenders generally), the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Lender (the "Replaced Lender") with one or more Eligible Transferees (collectively, the "Replacement Lender"), provided that (i) at the time of any replacement pursuant to this Section 11.6(d), the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to
Section 11.6(b)(A) (and with all fees payable pursuant to said Section 11.6(b)(A) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Revolving Loans of, and participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the Replaced Lender, (B) an amount equal to all drawings under Letters of Credit that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, (C) an amount equal to the increased costs incurred by the Borrower and owing to the Replaced Lender pursuant to Sections
2.9 and 4.10 and (D) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Article 4 and (y) any Issuing Bank the amount of all unreimbursed drawings under Letters of Credit attributable to such Replaced Lender and (ii) all obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full by the Borrower to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreements the payment of amounts referred to in clauses (i) and (ii) above the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Credit Agreement, which shall survive as to such Replaced Lender.

               (e) Each Lender initially party to this Credit Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by the preceding clause (b)(A) will upon its becoming party to this Credit Agreement represent, that it is an Eligible Transferee which makes loans in the ordinary course of its business and that it will make or acquire Revolving Loans for its own account in the ordinary course of such business, provided that subject to the preceding clauses (a) through (d), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

               11.7 Confidentiality. Each Lender agrees that it will use its reasonable best efforts not to disclose without the prior consent of the Borrower (other than to its affiliates, employees, auditors, or counsel, or to another Lender if the disclosing Lender or such disclosing Lender's holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to the Borrower or any of the Borrower's Subsidiaries, which is furnished pursuant to the Credit Documents and which is designated by the Borrower to the Lenders in writing as confidential; provided, that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any Requirement of Law, and (e) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Revolving Notes or Commitments or any interest therein by such Lender which prospective transferee or participant shall have agreed in writing to be subject to the confidentiality provisions of this Section 11.7; provided, however, that in the case of any disclosure pursuant to the foregoing clauses (c) or (d), such Lender will use its reasonable efforts to notify the Borrower, to the extent permitted as advised by counsel, in advance (or, in the case of clause (d), promptly thereafter) of such disclosure so as to afford the Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed.

               11.8 Indemnification. (a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, each Syndication Agent, each Issuing Bank and each of the Lenders and their respective directors, officers, agents and employees (the "Indemnitee") from and against (x) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of any litigations, investigations, claims or proceedings which arise out of or are in any way related to (i) this Credit Agreement, the other Credit Documents or the transactions contemplated thereby, (ii) the issuance of the Letters of Credit, (iii) the failure of an Issuing Bank to honor a drawing under any Letter of Credit, as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, (iv) any actual or proposed use by the Borrower of the proceeds of the Revolving Loans or (v) the Agent's, each Syndication Agent's or the Lenders' entering into this Credit Agreement, the other Credit Documents or any other agreements and documents relating hereto, including, without limitation, amounts paid in any settlement agreed to by the Borrower, court costs and the reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing (whether or not such lender is a party thereto) and (y) any such losses, claims (including Environmental Claims), damages, liabilities, deficiencies, judgments, fees and disbursements (including attorneys' and consultants' fees and disbursements) or expenses incurred in connection with any removal, remedial or other action taken by Borrower or any of the Lenders in connection with compliance by Borrower or any of Borrower's Subsidiaries, or any of their respective properties, with any Environmental Laws or the actual or alleged presence of Hazardous Materials on any property of the Borrower.

               (b) If and to the extent that the Obligations of the Borrower under this Section 11.8 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such Obligations which is permissible under applicable law. The Borrower's Obligations hereunder shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their Obligations set forth in this Credit Agreement.

               (c) In addition, the Borrower shall, upon demand, pay to the Agent and any Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Agent or such Lender in (i) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit

Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (ii) in collecting the Revolving Loans, (iii) in foreclosing or otherwise collecting upon the Collateral or any part thereof and (iv) obtaining any legal, accounting or other advice in connection with any of the foregoing.

               11.9 Entire Agreement; Successors and Assigns. This Credit Agreement and the other Credit Documents constitute the entire agreement among the Borrower, the Agent and the Lenders, supersedes any prior agreements among them, and shall bind and benefit the Borrower, the Agent and the Lenders and their respective successors and permitted assigns.

               11.10 Amendment or Waiver Neither this Credit Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) affected thereby, (i) extend the final scheduled maturity of any Revolving Loan or Revolving Note (it being understood that any waiver of the application of any prepayment or the method of application of any prepayment to the Revolving Loans or any mandatory reduction to the Total Commitments shall not constitute an extension of the final maturity date of such Revolving Loans), or reduce the rate (other than as a result of waiving the applicability of any post-default increases in interest rates) or extend the time of payment of interest or Fees thereon, or reduce the amount thereof, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitments, or mandatory prepayment, shall not constitute a change in the terms of any Commitment of any Lender),
(ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 11.10, (iv) reduce the percentage specified in the definition of Required Lenders or change the percentage of holders of Commitments or the aggregate unpaid principal amount of the Revolving Loans which shall be required for the Lenders for any of them to take action under this Agreement or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Credit Document. No provision of Article 3 or 10 may be amended without the consent of each Issuing Bank or the Agent, respectively.

               11.11 Nonliability of Agent and Lenders. The relationship between the Borrower and the Borrower's Subsidiaries, on the one hand, and the Lenders and the Agent and each Syndication Agent, on the other hand, shall be solely that of debtors and creditors. None of the Agent, the Syndication Agents or any Lender shall have any fiduciary responsibilities to the Borrower, or any of the Borrower's Subsidiaries. None of the Agent, the Syndication Agents or any Lender undertakes any responsibility to the Borrower, or any of the Borrower's Subsidiaries to review or inform the Borrower, or any of the Borrower's Subsidiaries of any matter in connection with any phase of the business or operations of the Borrower, or any of the Borrower's Subsidiaries.

               11.12 Independent Nature of Lenders' Rights. The amounts payable at any time hereunder to each Lender under such Lender's Revolving Note or Notes shall be a separate and independent debt.

               11.13 Counterparts. This Credit Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

               11.14 Effectiveness. This Credit Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent pursuant to Section 11.5 or, in the case of the Lenders, shall have given to the Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

               11.15 Headings Descriptive. The headings of the several sections and subsections of this Credit Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

               11.16 Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrower, the Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance and Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrower to the Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness until payment in full so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section 11.16 shall control every other provision of this Credit Agreement and all agreements among the Borrower, the Agent and the Lenders.

               11.17 Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or any Issuing Bank may have under applicable law, each Lender and each Issuing Bank shall, upon the occurrence of any Event of Default and whether or not such Lender or such Issuing Bank has made any demand or the Obligations of the Borrower are matured, have the right, upon prior notice to the Borrower, to appropriate and apply to the payment of the Obligations of Borrower or any of its Subsidiaries all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other Indebtedness or property then or thereafter owing by such Lender or such Issuing Bank, including, without limitation, any and all amounts in any Depositary Account, the Concentration Account or the Disbursement Account. Each Lender or each Issuing Bank exercising such rights shall notify the Agent thereof and any amount received as a result of the exercise of such rights shall be reallocated among the Lenders and the Issuing Banks as set forth in Section
2.10 hereof provided, however, that failure of the Borrower to receive such notice shall not impair any Lender's or Issuing Bank's rights hereunder.

                                      * * *

               IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

One Anchor Plaza                    ANCHOR GLASS ACQUISITION
4343 Anchor Plaza Parkway           CORPORATION
Tampa, Florida  33634
Tel:    (813) 884-0000
Fax:    (813) 882-7820              By /s/ M. William Lightner, Jr.
Attention:  John J. Ghaznavi          -----------------------------
                                      Name: William Lightner
                                      Title: Vice President and
                                             Chief Financial Officer


14 Wall Street                    BT COMMERCIAL CORPORATION,
3rd Floor                           Individually, as Agent and as
New York, New York  10005           Co-Syndication Agent
Tel:    (212) 618-2628
Fax:    (212) 618-2640
Attention:  Basil Palmeri
                                    By /s/ Rita Dagdelen-Keskinyan
                                      -----------------------------
                                      Name: Rita Dagdelen-Keskinyan
                                      Title: Managing Director


620 Liberty Avenue                  PNC BANK, NATIONAL ASSOCIATION,
Pittsburgh, PA  15265                   as Co-Syndication Agent and
Tel:    (412) 762-6036                  Issuing Bank
Fax:    (412) 762-7353
Attention:  Enrico Della Corna
                                     By /s/ Enrico A. Della Corna
                                       ------------------------------
                                        Name: Enrico A. Della Corna
                                        Title: Vice President


130 Liberty Street                   BANKERS TRUST COMPANY,
New York, New York  10006              as Issuing Bank
Tel:    (212) 250-2500
Fax:    (212) 250-7200
Attention:  Tim Morris               By /s/ Timothy Morris
                                       ------------------------------
                                     Name: Timothy Morris

                                     Title: Vice President



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